   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1997
                                                REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                    INTERAMERICAS COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                TEXAS                                  4813                                87-0464860
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)           Classification Code Number)                Identification No.)

                             ---------------------
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                           TELEPHONE: (305) 377-6790
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DOUGLAS G. GEIB II
                            CHIEF FINANCIAL OFFICER
                    INTERAMERICAS COMMUNICATIONS CORPORATION
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                           TELEPHONE: (305) 377-6790
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                          Copies of Communications to:
                               ANDREW HULSH, ESQ.
                                BAKER & MCKENZIE
                              701 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                           TELEPHONE: (305) 789-8900

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and read the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
  TITLE OF EACH CLASS OF          AMOUNT TO            OFFERING PRICE           AGGREGATE             REGISTRATION
SECURITIES TO BE REGISTERED     BE REGISTERED             PER NOTE          OFFERING PRICE(1)          FEE(1)(2)
------------------------------------------------------------------------------------------------------------------
14% Senior Notes due
  2007.....................      $150,000,000               100%               $150,000,000             $44,250
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2) Registration fee calculated as .0295 of one percent of the book value of the aggregate offering price of the Senior Notes as set forth in Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(b)(2) promulgated thereunder.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED DECEMBER 10, 1997

PROSPECTUS

                      [INTERAMERICAS COMMUNICATIONS LOGO]

                               OFFER TO EXCHANGE

                     14% SENIOR NOTES DUE OCTOBER 27, 2007,

           FOR ALL OUTSTANDING 14% SENIOR NOTES DUE OCTOBER 27, 2007

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
             , 1998 UNLESS EXTENDED.

     InterAmericas Communications Corporation, a Texas corporation ("ICCA" and, together with its subsidiaries, the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 14% Senior Notes due October 27, 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its issued and outstanding 14% Senior Notes due October 27, 2007 (the "Existing Notes"), of which $150.0 million in aggregate principal amount are outstanding as of the date hereof. The Existing Notes were originally issued and sold by ICCA in a transaction that was exempt from the registration requirements of the Securities Act, as part of an offering by ICCA (the "Initial Offering") of 150,000 Units (the "Units"). The Initial Offering was consummated on October 27, 1997 (the "Closing Date"). Each Unit issued in the Initial Offering consisted of (i) $1,000 principal amount of Existing Notes and (ii) 35 warrants (collectively, the "Warrants"), each Warrant representing the right to purchase one share of Common Stock, .001 par value, of ICCA (the "Common Stock), at an exercise price of $4.40 per share. The Existing Notes and Warrants will be separately tradable upon the effectiveness of this Registration Statement. The Existing Notes and Warrants are sometimes referred to herein as the "Private Securities".

     The form and terms of the New Notes are the same as the form and terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will have been registered under the Securities Act, and hence the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same indebtedness as the Existing Notes (which they replace) and will be entitled to the benefits of an indenture dated as of October 27, 1997 governing the Existing Notes and the New Notes (the "Indenture"). Interest on the New Notes will be payable semi-annually on April 27 and October 27 of each year commencing on April 27, 1998. The New Notes will bear interest from and including October 27, 1997. Holders (as defined herein) whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes. The Existing Notes and the New Notes are sometimes referred to herein collectively as the "Senior Notes." See "The Exchange Offer" and "Description of New Notes."

                                                        (continued on next page)
                             ---------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 19 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

              The date of this Prospectus is                , 1997

(continued from previous page)

     The Senior Notes will be redeemable at the option of ICCA, in whole or in part, at any time on or after October 27, 2002, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, at the option of ICCA, up to 33 1/3% of the aggregate principal amount of Senior Notes may be redeemed at any time on or prior to October 27, 2000 at a redemption price of 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds received by ICCA after the date of the Indenture from the issuance and sale of its Qualified Capital Stock (as defined herein) to the public in a registered public offering or one or more Strategic Equity Investors (as defined herein) to the extent that such cash proceeds have been, and continue to be, designated as Designated Equity Proceeds (as defined herein) to be used for such purpose as provided in the definition thereof; provided that at least 66 2/3% of the original aggregate principal amount of the Senior Notes remain outstanding immediately after the occurrence of each such redemption; and provided, further, that such redemption occurs within 45 days of the date of the closing of any such public offering or sale to such Strategic Equity Investors. In the event of a Change of Control, Holders of the Senior Notes will have the right to require ICCA to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. There can be no assurance that ICCA will have the financial resources necessary to repurchase the Senior Notes upon a Change of Control. See "Risk Factors -- Risks Related to Change of Control Provision."

     The New Notes will rank senior in right of payment to all subordinated indebtedness of ICCA incurred in the future, if any. The New Notes will rank pari passu in right of payment of all senior indebtedness of ICCA incurred in the future, if any. The New Notes will be secured by a first priority pledge pursuant to the Proceeds Pledge and Escrow Agreement (as defined herein). See "Description of New Notes -- Proceeds Pledge and Escrow Agreement." All of the operations of ICCA are conducted through its subsidiaries and, therefore, ICCA is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the New Notes. The obligations under the New Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ICCA's subsidiaries. Any right of ICCA to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ICCA is itself recognized as a creditor of such subsidiary and any indebtedness of such subsidiary senior to that held by ICCA. On a pro forma basis after giving effect to the Initial Offering, the application of the proceeds therefrom and the consummation of the Iusatel Acquisition (as defined herein), as of September 30, 1997, ICCA's subsidiaries would have had approximately $1.5 million of indebtedness and $5.3 million of trade payables and other liabilities outstanding. In addition, under the Indenture, ICCA's subsidiaries are permitted to incur certain additional indebtedness (as defined herein), the terms of which may restrict the ability of its subsidiaries to pay dividends to ICCA. See "Description of New Notes -- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Risk Factors -- Holding Company Structure; Inability to Access Cash Flow."

     The Company will accept for exchange any and all validly tendered Existing
Notes not withdrawn prior to 5:00 p.m., New York City time, on                 ,
1998 unless extended by the Company, in its sole discretion (the "Expiration Date"). Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions." Existing Notes may be tendered only in integral multiples of $1,000.

     Holders of Existing Notes whose Existing Notes are not tendered and accepted in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange

                                       (i)

Offer, the holders of Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Existing Notes held by them; provided, however, that, if any Holder of the Existing Notes notifies ICCA within 20 days of the consummation of the Exchange Offer: (A) that such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) that such Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement (as defined herein) is not appropriate or available for such resales by such Holder, or (C) that such Holder is a broker-dealer and holds Existing Notes acquired directly from the Company or one of its affiliates, then the Company shall: cause to be filed a Shelf Registration Statement (as defined herein) pursuant to Rule 415 under the Securities Act, which may be an amendment to the Exchange Offer Registration Statement on or prior to the Shelf Filing Deadline (as defined herein), which Shelf Registration Statement shall provide for resales of all Existing Notes. In the event of a Registration Default (as defined in the Registration Rights Agreement), the Company is required to pay Liquidated Damages. See "The Exchange
Offer -- Liquidated Damages" and "Description of New Notes -- Registration Rights; Liquidated Damages."

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the A/B Exchange Registration Rights Agreement dated as of October 27, 1997 (the "Registration Rights Agreement") between the Company and the Initial Purchaser (as defined herein). ICCA makes the Exchange Offer in reliance on the position of the Staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters issued to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations of the Staff of the Commission, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer who acquired such Existing Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Existing Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives the New Notes for its own account in exchange for the Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 120 days after the Expiration Date. See "Plan of Distribution." The Company believes that none of the registered holders of the Existing Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     The Private Securities have been designated eligible for trading in the Private Initial Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities

                                      (ii)

Dealers, Inc. (the "NASD"). The Company does not intend to list the New Notes on any national securities exchange or to seek the trading thereof through any automated quotation system. The Company has been advised by UBS Securities LLC, the Initial Purchaser (the "Initial Purchaser") of the Units in the Initial Offering, that it currently intends to make a market in the New Notes. However, the Initial Purchaser is not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to certain limitations imposed by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, no assurance can be given regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. See "Risk Factors -- Lack of Public Market."

     The Company will not receive any proceeds from, and has agreed to bear all registration expenses of, the Exchange Offer. See "Use of Proceeds." No dealer-manager is being used in connection with this Exchange Offer. See "Plan of Distribution" and "The Exchange Offer -- Resale of New Notes."

     The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "ICCA." On December 8, 1997, the last sale price for the Common Stock as reported by Nasdaq was $2 1/16 per share.

                                      (iii)

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY RESALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING ICCA'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     UNTIL                 , 1998 (90 DAYS AFTER THE DATE OF THIS EXCHANGE
OFFER), ALL DEALERS OFFERING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, the Depositary (as defined herein) and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, New Notes in certificated form will be issued in exchange for the global note only as set forth in the Indenture. See "Description of Senior Notes -- Book Entry."

                             ---------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

     THE INFORMATION CONTAINED IN THIS PROSPECTUS HAS BEEN FURNISHED BY THE COMPANY AND OBTAINED FROM INTERNAL COMPANY SURVEYS, INDUSTRY PUBLICATIONS AND CURRENTLY AVAILABLE INFORMATION BELIEVED BY THE COMPANY TO BE RELIABLE. THERE CAN BE NO ASSURANCE AS TO THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION. THIS PROSPECTUS CONTAINS SUMMARIES, BELIEVED TO BE ACCURATE, OF CERTAIN TERMS OF CERTAIN DOCUMENTS BUT REFERENCE IS MADE TO THE ACTUAL DOCUMENTS, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST, FOR THE COMPLETE INFORMATION CONTAINED THEREIN. ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THIS REFERENCE.

                               EXCHANGE RATE DATA

     This Prospectus contains translations of certain Peruvian Nuevo Sol and Chilean Peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Peruvian Nuevo Sol and Chilean Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

PERU

     The following table sets forth, for the periods ending on the date indicated, the high, low, average and period-end free-market exchange rate. The Federal Reserve Bank of New York does not report a noon buying rate for Peruvian Nuevo Sol.

                                                                                         PERIOD-
PERIOD-                                                       HIGH   LOW    AVERAGE(1)     END
-------                                                       ----   ----   ----------   -------
Year ended December 31, 1994................................  2.27   2.04      2.19       2.18
Year ended December 31, 1995................................  2.35   2.17      2.25       2.30
Year ended December 31, 1996................................  2.60   2.30      2.45       2.60
Nine months ended September 30, 1997........................  2.68   2.61      2.66       2.65

---------------

Source: Extel Pricing Database.

(1) Average daily exchange rate.

CHILE

     The following table sets forth, for the periods ending on the date indicated, the high, low, average and period-end free-market exchange rate. The Federal Reserve Bank of New York does not report a noon buying rate of Chilean Pesos.

                                                                                            PERIOD-
PERIOD                                                        HIGH     LOW     AVERAGE(1)     END
------                                                       ------   ------   ----------   -------
Year ended December 31, 1994...............................  433.67   398.25     419.83     400.21
Year ended December 31, 1995...............................  418.76   367.94     396.60     406.91
Year ended December 31, 1996...............................  424.87   402.68     412.16     424.87
Nine months ended September 30, 1997.......................  427.94   412.38     417.19     414.90

---------------

Source: Extel Pricing Database and Chilean Central Bank.

(1) Average daily exchange rate.

     Unless otherwise indicated, industry and demographic data used throughout this Prospectus have been obtained from the following industry publications and have not been independently verified by the Company: Bank of America World Information Services (March 1997); Telecom Markets in South America, Pyramid Research, Inc. (October 1996) (the "Pyramid Research Report"); Subsecretaria de Telecomunicaciones of the Republic of Chile (1997); National Bureau of Statistics of the Republic of Peru (1997); Telefonica del Peru, S.A. 1996 Annual Report and Press Release in connection with the presentation of 2nd Quarter 1997 financial results dated July 31, 1997.

                             AVAILABLE INFORMATION

     ICCA has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to ICCA and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. In addition, ICCA is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules thereto, reports and other information filed with or furnished to the Commission by ICCA may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and such material may be accessed through the web site maintained by the Commission at http://www.sec.gov.

     Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Senior Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not ICCA is then required to file reports with the Commission. In the event that ICCA ceases to be subject to the informational requirements of the Exchange Act, ICCA has agreed that, so long as any Senior Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Senior Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that would have been required to be filed with the Commission pursuant to the Exchange Act. ICCA will also furnish such other reports as it may determine or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information, including risk factors and financial statements and notes thereto, located elsewhere in this Prospectus. Certain of the information contained in this summary and elsewhere in this Prospectus including information with respect to the Company's plans and strategy for its business, acquisitions and related financings, are forward-looking statements. Such forward-looking statements are subject to material risks, uncertainties and contingencies, many of which are beyond the control of the Company. For a discussion of important factors that could cause actual results to differ materially from these forward-looking statements, see "Risk Factors." As used herein, the term "Latin America" means Central America, South America and Mexico. Except as otherwise indicated, all dollar amounts are expressed in United States dollars and references to "dollars" and "$" are to United States dollars. See "Glossary of Defined Terms," for definitions of certain technical and industry terms used herein.

                                  THE COMPANY

     The Company is a new provider of high bandwidth integrated telecommunications services to high volume users in Santiago, Chile and Lima, Peru, including business customers and other telecommunications carriers. The Company believes that the size, expected growth and increasing deregulation of the telecommunications industry in Latin America offers the Company considerable opportunities to broaden its existing service offerings and to expand its recently commenced operations into additional key Latin American business centers.

     Prior to November 1996, the Company operated as a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of-way in certain key Latin American markets. Beginning in November 1996, with the hiring of Patricio Northland as the Company's President and Chief Executive Officer, the Company has focused on the development and operation of high capacity fiber optic networks in Lima, Peru and Santiago, Chile. Mr. Northland has over 16 years of experience as an international telecommunications executive and entrepreneur. Mr. Northland was previously President and founder of AmericaTel Corporation, a Miami-based international telecommunications carrier focused on traffic originating and terminating in Latin America, which he successfully grew and in which he subsequently sold his interest in 1996 to Entel, Chile's major long distance carrier.

     In May 1996, the Company acquired an operating company in Peru which holds one of only two local concessions that compete with Telefonica del Peru S.A. ("Telefonica") to provide local private line voice and data services. The Company intends to expand its existing service offerings to provide local public switched telephony upon the planned 1999 liberalization of Peru's telecommunications markets. The Company also intends to apply for a concession to provide public switched long distance services as regulation permits. The Company currently offers high speed data transmission services on a private line basis, including area network interconnection, remote terminal access, dedicated channels for access to the Internet and voice services on a private line basis. The Company's services are provided through its 60 kilometer digital fiber optic network in Lima, Peru, which the Company intends to expand to 90 kilometers by the end of 1997 and to approximately 230 kilometers by the end of 1998. When completed, the Company's fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of 7.5 million). The Company believes that its planned fiber optic network expansion and early implementation of private line and value-added services prior to the scheduled expiration of Telefonica's exclusive concession for public switched local and long distance services in July 1999 will enable the Company to develop a strong customer base and network presence.

     In Chile, the Company currently holds a concession to provide voice and data transmission services and value-added services on a private line basis and, upon consummation of the Iusatel Acquisition, will acquire an operating company that provides public switched national and international long distance services. The

Company also maintains a concession to own and operate satellite earth stations throughout Chile and plans to apply for a concession to provide local public switched telephony services in Santiago. The Company currently provides similar services to those offered in Peru, as well as (i) private line remote analog digital telephone access and digital links for PBX to PBX connections, (ii) local and wide area network design and engineering and (iii) systems installation, integration and support services. The Company's services are provided through its 120 kilometer digital fiber optic network which currently extends through most of Santiago's downtown business district and the outlying industrial park and airport corridors. With the consummation of the Iusatel Acquisition, completion of last mile connections to its existing network and approval of a local telephony concession, the Company believes that it will be able to substantially broaden its product and service offerings and significantly increase its revenues in Chile.

     Local and long distance telecommunications revenues in Peru were approximately $885.5 million in 1996 and are estimated by Pyramid Research, Inc. ("Pyramid") to increase to approximately $1.9 billion in the year 2000, representing a compound annual growth rate of 21%. Local and long distance telecommunications revenues in Chile were approximately $1.1 billion in 1996 and are estimated by Pyramid to increase to approximately $2.2 billion in the year 2000, representing a compound annual growth rate of 16%.

     Upon completion of its anticipated upgrades, all of the Company's existing and planned fiber optic networks will employ SDH transmission technology with centralized network monitoring control and maintenance. The Company believes its networks allow it to provide its customers with uniform, reliable, high quality services which are competitive with or exceed those services provided by former PTTs and other carriers in the markets in which it operates.

     While the Company only recently is commenced its current operations, the Company's customers already include, among others, Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda. and Nike de Chile S.A. in Chile and Sony Music Entertainment Peru S.A., Banco Interbank del Peru S.A. ("Interbank") and one ISP in Peru. Upon completion of its networks the Company will be able to market aggressively its service offerings to additional business customers and other telecommunications carriers. The Company also believes that dedicated access to ISPs will represent a significant source of new customer relationships in both Chile and Peru because of the anticipated rapid increase in the number of high speed Internet users throughout Latin America.

                               BUSINESS STRATEGY

     The Company's goal is to become a leading provider of high bandwidth telecommunications services to businesses and other high volume users and carriers operating in key Latin American business centers. The Company follows a regional business strategy in Latin America as set forth below. The Company has modified this strategy to adapt to the specific economic and regulatory environments of each market in which the Company operates and intends to operate in the future. See "Business -- Business and Services -- Chile -- Country Strategy," and " -- Peru -- Country Strategy."

           Focus on Key Markets in Latin America

          The Company believes that the size and growth potential of key Latin American business centers coupled with the ongoing liberalization of the telecommunications markets throughout the region offer the Company considerable growth opportunities. The Company intends to build upon its existing operations and expertise and to leverage its existing customer base by expanding the geographic reach and density of its existing networks as well as by entering additional key Latin American business centers that have (i) a significant level of unsatisfied demand for high quality, state-of-the art telecommunications services, (ii) a favorable regulatory environment and (iii) significant projected economic growth.

           Enter Markets Early

          The Company seeks to enter markets in Latin America where it can construct or acquire fiber optic networks and offer telecommunications services in advance of full market liberalization. The Company has already implemented this strategy in Lima, where it is one of the first companies to have established a telecommunications system prior to the scheduled liberalization of Peru's telecommunications markets in July 1999, at which time the exclusivity provisions of Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company believes that this early entry into the Lima market will enable the Company to establish strong business relationships with its targeted customers prior to onset of widespread competition.

           Provide a Broad Range of High Quality Telecommunications Services

          The Company intends to follow the strategy implemented by CLECs in the United States of installing advanced equipment into their existing fiber optic networks that enable interconnections with existing public networks and the provision of switched telephone services. As regulation permits, the Company will seek to secure a growing portion of its existing and targeted customers' telecommunications business by adding local, long distance, enhanced voice and data services to the private line services it currently offers. The Company believes its customers require maximum reliability, high quality service, broad geographic coverage, strong customer service and the opportune introduction of innovative services delivered in a timely and cost-effective manner. The Company believes that these needs are often left unmet by the former PTT in markets where the Company currently operates.

           Target Business Customers and Telecommunications Carriers

          The Company's strategy is to target business customers and telecommunications carriers in key Latin American business centers. These customers are typically located in major metropolitan areas, require high reliability, high volume data transmission and voice capabilities and, in the case of telecommunications carriers, very large capacity to interconnect POPs. In addition, many of the Company's existing and targeted customers have operations in more than one key Latin American business center in which the Company currently operates or may operate in the future. The Company believes that by leveraging its customer base it will achieve operating synergies through the reduction of advertising and other related costs.

           Growth Through Acquisitions and New Licenses

          The Company expects to opportunistically enter additional key Latin American business centers in part by acquiring controlling interests in existing companies that have licenses, concessions and rights-of-way to install and operate fiber optic networks or by applying for such licenses and concessions and negotiating such rights-of-way directly. The Company may also acquire other telecommunications service providers in existing and targeted markets that enable the Company to expand or enhance its current operations. The Company believes that many emerging local and long distance carriers, cellular providers and recently privatized PTTs are likely to seek alliances with local access providers with fiber optic systems, such as the Company, to compete more effectively in the growing telecommunications markets.

           Growth Through Strategic Alliances

          The Company intends to establish strategic alliances with the following entities for the following purposes: (i) to engage major international carriers to facilitate the termination or completion of dedicated international calls to or from the countries where carriers' customers operate and (ii) to enter into joint bids with local turnkey integrators and equipment vendors for the sale of value-added services, such as video-conferencing, Internet, frame relay, ATM networks, PBX and private telephone networks.

           Unify Marketing Efforts

          The Company intends to conduct its business under a single brand name in the markets in which it operates to develop name recognition for its services. The Company believes that the use of a recognized brand name will facilitate customer referrals and achieve economies of scale through a unified marketing campaign.

                            THE IUSATEL ACQUISITION

     To further the Company's objective of expanding its presence and service offerings in key Latin American business centers, the Company has entered into an agreement (the "Iusatel Agreement") to acquire (the "Iusatel Acquisition") Iusatel Chile, S.A. ("Iusatel"), located in Santiago, Chile.

     Iusatel currently provides domestic and international long distance services in Chile through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers. The Company believes that the acquisition of Iusatel will enable the Company to: (i) provide long distance services to its existing corporate customers; (ii) bundle a variety of service offerings, including long distance and data services, to attract additional customers; and (iii) access the approximately $178.2 million Chilean international long distance market. By implementing such bundling strategy and by expanding Iusatel's marketing and advertising activities, the Company believes that it will be able to increase Iusatel's market share from its current level.

     The Iusatel Agreement provides for the purchase by the Company of 99.9% of the issued and outstanding capital stock of Iusatel for $5.9 million in cash (the "Iusatel Purchase Price"). The Iusatel Purchase Price may be reduced, dollar-for-dollar, to the extent that the net worth of Iusatel as of December 31, 1997 is less than $500,000, and may be increased by up to a maximum of $850,000 based upon Iusatel's operating results for the 12 months ending December 31, 1998. The Iusatel Agreement is subject to a number of conditions, many of which, including governmental consent, are beyond the Company's control. There can be no assurance that the Iusatel Acquisition will be consummated on the terms described herein or at all. See "Risk Factors -- Risks Related to the Iusatel Acquisition."
                             ---------------------

     The Company was incorporated in Nevada in April 1989 and reincorporated in Texas in July 1994. The Company's principal executive offices are located at 1221 Brickell Avenue, Miami, Florida 33131, and its telephone number at such offices is (305) 377-6790.

                               THE EXCHANGE OFFER

                               The Exchange Offer

The Exchange Offer:........  The Company is hereby offering to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Existing Notes that are properly tendered and accepted. The Company will issue New Notes on or promptly after the Expiration Date. There is $150.0 million aggregate principal amount of Existing Notes outstanding. See "The Exchange Offer."

                             ICCA makes this Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain no-action letters issued to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations of the Staff of the Commission, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer who acquired the Existing Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Each broker-dealer that receives the New Notes for its own account in exchange for the Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Registration Rights
  Agreement:...............  The Existing Notes and Warrants were sold by the
                             Company on October 27, 1997 to the Initial
                             Purchaser pursuant to a Purchase Agreement dated October 21, 1997 by and between the Company and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, ICCA and the Initial Purchaser entered into the Registration Rights Agreement, which grants the holders of the Existing Notes certain exchange and registration rights. See "The Exchange Offer -- Termination of Certain Rights." This Exchange Offer is intended to satisfy such rights, which terminate upon the consummation of the Exchange Offer. The holders of the New Notes are not entitled to any exchange or registration rights with respect to the New Notes.

Expiration Date:...........  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on,                , 1998 unless
                             the Exchange Offer is extended by the

                             Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

Accrued interest on the New
  Notes and Existing
  Notes:...................  The New Notes will bear interest from and including
                             October 27, 1997. Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes.

Conditions to the Exchange
  Offer:...................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. See "The Exchange Offer -- Conditions." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange.

Procedures for Tendering
  Existing Notes:..........  Each holder of Existing Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation to State Street Bank & Trust Company, N.A. as Exchange Agent, at the address set forth therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the New Notes to be acquired by the holder of the Existing Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder; (ii) the holder has no arrangement or understanding with any person to participate in the distribution of New Notes; (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters (See "The Exchange Offer -- Resale of New Notes");
                             (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Existing Notes acquired by such holder directly from ICCA should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission; and (v) the holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange
                             Offer -- Procedure for Tendering."

Special Procedures for
  Beneficial Owners:.......  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Existing Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer -- Procedures for Tendering." If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
  Procedures:..............  Holders of Existing Notes who wish to tender their
                             Existing Notes and whose Existing Notes are not immediately available or who cannot deliver their Existing Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to State Street Bank & Trust Company, as Exchange Agent, prior to the Expiration Date, must tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of the Existing
  Notes and Delivery of the
  New Notes:...............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Existing Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights:.........  Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. See "The
                             Exchange Offer -- Withdrawal of Tenders."

Certain Federal Income Tax
  Considerations:..........  For a discussion of certain federal income tax considerations relating to the exchange of the New Notes for the Existing Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent:............  State Street Bank & Trust Company, N.A. is serving as the exchange agent (the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

Information Agent:.........  Kissell Blake, Inc. is serving as the information agent (the "Information Agent") in connection with the Exchange Offer. See "The Exchange
                             Offer -- Information Agent."

Remaining Existing
  Notes:...................  Holders of Existing Notes who do not tender their
                             Existing Notes in the Exchange Offer or whose Existing Notes are not accepted for exchange will continue to hold such Existing Notes and will be entitled to all the rights and preferences, and will be subject to the limitations applicable thereto under the Indenture. All untendered and tendered but unaccepted Existing Notes (collectively, the "Remaining Existing Notes") will continue to bear legends restricting their transfer. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that the Exchange Offer is effected, the trading market, if any for Remaining Existing Notes could be adversely affected. See "Risk Factors -- Failure to Exchange Existing Notes" and "The Exchange Offer."

                                 The New Notes

     The Exchange Offer applies to $150.0 million aggregate principal amount of the Existing Notes. The form and terms of the New Notes are the same as the form and terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer except that the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting transfer thereof. The New Notes will evidence the same debt as the Existing Notes (which they replace) and will be entitled to the benefits of the Indenture. See "Description of New Notes" for further information and for definitions of certain capitalized terms used below.

Maturity...................  October 27, 2007

Interest...................  Interest on the New Notes will be payable semi-annually in cash at a rate of 14% per annum, on April 27 and October 27 of each year, commencing on April 27, 1998.

Proceeds Pledge and Escrow
  Agreement................  ICCA has used approximately $57.3 million of the net proceeds of the Initial Offering to purchase a portfolio of securities that are pledged and escrowed in an account under the Trustee's exclusive dominion and control for the payment of interest on the Senior Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Senior Notes.

                             $69.3 million of the net proceeds of the Initial Offering has been pledged and escrowed as security for all obligations of ICCA under the Senior Notes and the Indenture and has been deposited in an account under the Trustee's exclusive dominion and control pending application of such funds by ICCA for the payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special

                             Mandatory Redemption, the purchase or redemption price in connection therewith.

                             In the event that on or after October 27, 2000 Collateral Funds remain in the Collateral Account, each Holder of New Notes will have the right to require ICCA to repurchase all or any part of such Holder's New Notes (the "Special Offer to Purchase") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase; provided that, if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of Senior Notes does not remain outstanding, ICCA will be required by the terms of the Indenture to redeem all of the Senior Notes (the "Special Mandatory Redemption") at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of New Notes -- Proceeds Pledge and Escrow Agreement."

Optional Redemption........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 27, 2002, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, at the option of ICCA, up to 33 1/3% of the aggregate principal amount of New Notes may be redeemed at any time on or prior to October 27, 2000 at a redemption price of 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds received by ICCA after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the public in a registered public offering or to one or more. Strategic Equity Investors to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for such purpose as provided in the definition thereof; provided that at least 66 2/3% of the original aggregate principal amount of the Senior Notes remain outstanding immediately after the occurrence of each such redemption and provided, further, that such redemption occurs within 45 days of the date of the closing of any such public offering or sale to such Strategic Equity investors.

Change of Control..........  In the event of a Change of Control, Holders of the
                             New Notes will have the right to require ICCA to purchase their New Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase. See "Risk Factors -- Risks Related to Change of Control Provision."

Ranking....................  The New Notes will rank senior in right of payment to all subordinated indebtedness of ICCA incurred in the future, if any. The New Notes will rank pari passu in right of payment to all senior indebtedness of ICCA incurred in the future, if any. The New Notes will be secured by a first priority pledge pursuant to the Proceeds Pledge and Escrow Agreement. All of the operations of ICCA are conducted through its subsidiaries and, therefore, ICCA is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the New Notes. The obligations under the New Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ICCA's subsidiaries. Any right of ICCA to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ICCA is itself recognized as a creditor of such subsidiary, in which case the claims of ICCA would still be subordinate to any security in the assets of such subsidiary and to any indebtedness of such subsidiary senior to that held by ICCA. On a pro forma basis after giving effect to the Initial Offering, the application of the proceeds therefrom and the consummation of the Iusatel Acquisition, as of September 30, 1997, ICCA's subsidiaries would have had approximately $1.5 million of indebtedness and $5.3 million of trade payable and other liabilities outstanding. In addition, under the Indenture, ICCA's subsidiaries are permitted to incur certain additional Indebtedness, the terms of which may restrict the ability of its subsidiaries to pay dividends to ICCA. See "Description of New Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Risk Factors -- Holding Company Structure; Inability to Access Cash Flow."

Covenants..................  The Indenture pursuant to which the New Notes will be issued will contain certain covenants that, among other things, limit the ability of ICCA and its subsidiaries to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined herein) or subordinated Indebtedness, engage in sale or leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of ICCA or its subsidiaries, issue or sell Equity Interests of ICCA or its subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, Holders of the New Notes will have the right to require ICCA to offer to purchase New Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales. See "Description of New Notes."

                        NO CASH PROCEEDS TO THE COMPANY

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, the Existing Notes representing an equal aggregate principal amount at maturity. The form and terms of the New Notes are identical in all material respects to the form and terms of the Existing Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Existing Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding indebtedness of the Company. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the New Notes involves a high degree of risk. Prospective investors of the New Notes should consider all of the information contained in this Prospectus before exchanging their Existing Notes pursuant to the Exchange Offer. In particular, prospective investors should consider the factors set forth herein under "Risk Factors."

                     PRESENTATION OF FINANCIAL INFORMATION

INTERAMERICAS COMMUNICATIONS CORPORATION

     The consolidated financial statements of ICCA and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). As a result, the operations of ICCA and its consolidated subsidiaries are stated in U.S. dollars.

     The financial statements of subsidiaries outside the United States are prepared using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. The resultant translation adjustments are included in equity as cumulative translation adjustments, a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in the statement of operations.

IUSATEL

     The financial statements of Iusatel (such statements, together with the notes thereto, being referred to herein as the "Iusatel Financial Statements") have been prepared in accordance with generally accepted accounting principles in Chile ("Chilean GAAP"). Chilean GAAP varies in certain significant respects from U.S. GAAP. Note 28 to the Iusatel Financial Statements contained elsewhere in this Prospectus provides a description of the principal differences between Chilean GAAP and U.S. GAAP as they relate to Iusatel.

     Chilean GAAP requires that the financial statements be restated to reflect the full effects of loss in the purchasing power of the Chilean Peso on the operations of Iusatel. See Notes 2 and 4 to the Iusatel Financial Statements contained elsewhere in this Prospectus. For comparative purposes, the Iusatel Financial Statements and the amounts disclosed in the related notes for the year ended December 31, 1995 have been restated in terms of Chilean Pesos based on December 31, 1996 purchasing power. In accordance with Chilean regulations and accounting practices, the restatement was calculated based on the official Consumer Price Index of the National Institute of Statistics of Chile, which was 6.6% for the year ended November 30, 1996. The interim September 30, 1996 and 1997 financial statements have also been restated for general price-level changes, but are expressed in constant Chilean Pesos of September 30, 1997. The effect of not updating the December 31, 1995 and 1996 financial statements to September 30, 1997 constant Pesos is not significant because the change in the inflation index applicable for the restatement of financial statements for the nine month period ended September 30, 1997 was only 3.9%. Additionally, if the updating by the 3.9% increase had been made, it would have been applied to all amounts and disclosures shown in the December 31, 1995 and 1996 financial statements and accordingly, there would be no changes in the relationships among the amounts and disclosures in those financial statements. Balances in U.S. dollars included in the Iusatel balance sheet for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997 have been translated at the "Observed Exchange Rate" as determined by the Central Bank of Chile using the exchange rates of Ch$406.91, Ch$424.87, and Ch$414.47, per US $1, respectively.

     References herein to "U.S. dollars" or "U.S. $" are to the lawful currency of the United States. References herein to Chilean "Pesos" or "Ch$" are to the lawful currency of Chile. Amounts may be expressed in thousands of constant Chilean Pesos ("ThCh$") or thousands of US dollars ("ThUS$"). With respect to Iusatel, this Prospectus contains translations of certain Chilean Pesos amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollar amounts at the rate indicated. Unless otherwise indicated, such U.S. dollar amounts have been translated from Chilean Pesos at the exchange rate at September 30, 1997 of Ch$414.47 per US $1, as reported by Banco de Chile (the "Chilean Central Bank"). See "Exchange Rate Data."

SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth summary condensed consolidated historical and pro forma combined financial data of the Company. The summary condensed consolidated historical statement of operations data for the years ended December 31, 1994, 1995 and 1996 were derived from the consolidated financial statements of the Company which were audited by Price Waterhouse LLP, independent certified accountants, and which are included elsewhere in this Prospectus. The summary condensed consolidated historical statement of operations data for the nine months ended September 30, 1996 and 1997 and balance sheet data as of September 30, 1997 were derived from the unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus and which, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such unaudited interim periods. The statement of operations data for the nine months ended September 30, 1997 are not necessarily indicative of results of operations that may be expected for future periods or for the year ended December 31, 1997.

     The summary condensed unaudited pro forma combined balance sheet of ICCA as of September 30, 1997 gives effect to the Iusatel Acquisition and the Initial Offering as if they had each occurred at that date and the related summary condensed unaudited pro forma combined statements of operations for the year ended December 31, 1996 and the nine-month period ended September 30, 1997 give effect to the Iusatel Acquisition and the Initial Offering as if they had each occurred at the beginning of the relevant period. The Iusatel Acquisition is accounted for under the purchase method of accounting.

     The information contained in this table should be read in conjunction with "Prospectus Summary -- The Iusatel Acquisition," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements including the notes thereto appearing elsewhere in this Prospectus.

                                             YEAR ENDED DECEMBER 31,                NINE MONTHS ENDED SEPTEMBER 30,
                                    -----------------------------------------   ---------------------------------------
                                                                   PRO FORMA                                 PRO FORMA
                                     1994      1995     1996(1)      1996         1996(1)        1997          1997
                                    -------   -------   -------   -----------   -----------   -----------   -----------
                                                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                         (AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT NET LOSS PER COMMON SHARE)
STATEMENT OF OPERATIONS DATA:
  Sales...........................  $    34   $   224   $   652    $  8,474      $    477       $   853      $  7,206
  Operating expenses..............   (2,207)   (2,722)   (5,009)    (16,644)       (3,290)       (9,251)      (17,658)
                                    -------   -------   -------    --------      --------       -------      --------
  Loss from operations............   (2,173)   (2,498)   (4,357)     (8,170)       (2,813)       (8,398)      (10,452)
  Other income (expense)..........      (45)      (56)      (23)       (467)           25            48          (102)
  Interest expense................     (313)     (319)     (246)    (22,993)          (96)       (1,543)      (18,023)
                                    -------   -------   -------    --------      --------       -------      --------
         Net loss.................  $(2,531)  $(2,873)  $(4,626)   $(31,630)     $ (2,884)      $(9,893)     $(28,577)
                                    =======   =======   =======    ========      ========       =======      ========
Net loss per common share.........  $ (1.30)  $ (0.31)  $ (0.31)   $  (2.14)     $   (.20)      $  (.61)     $  (1.77)
  Weighted average shares
    outstanding...................    1,952     9,407    14,796      14,796        14,346        16,170        16,170
OTHER FINANCIAL DATA:
  EBITDA(2).......................  $(2,097)  $(2,102)  $(3,651)     (6,495)     $ (2,295)      $(7,740)       (9,114)
  Depreciation and amortization...       76       396       706       1,675           518           658         1,338
  Capital expenditures............    1,849       720     1,453       1,835           334         1,855         1,956
  Ratio of earnings to fixed
    charges(3)....................       --        --        --          --            --            --            --

                                                               AT SEPTEMBER 30, 1997
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------   -----------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents, excluding restricted cash(4)...   $   299      $ 12,695
  Restricted bank deposits and escrows(4)...................       164       120,150
  Total assets..............................................    13,721       172,343
  Current portion of long-term debt and lease obligations,
    net of original issue discounts.........................     2,845           300
  Long-term debt and lease obligations, net of original
    issue discounts.........................................       463       132,560
  Total stockholders equity.................................     7,147        31,896

---------------

(1) Historical financial data includes the operations of Resetel and HSA (each as defined herein) from their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) "EBITDA" represents income (loss) from operations before interest, depreciation and amortization. EBITDA is presented because it is commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. However, EBITDA should not be considered as an alternative to net income as a measure of operating results, cash flows or as a measure of liquidity in accordance with generally accepted accounting principles. Also, EBITDA as defined herein may not be comparable to similarly entitled measures reported by other companies.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of net loss prior to income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.

(4) Restricted bank deposits represent cash held by banks that require such deposits to be maintained in support of loans made to certain of ICCA's subsidiaries. Restricted escrows represent proceeds from the Offering that will be disbursed in accordance with the terms of the Indenture. See "Use of Proceeds" and "Description of New Notes -- Proceeds Pledge and Escrow Agreement."

                                  RISK FACTORS

     Prospective purchasers of the New Notes offered hereby should consider carefully the following risk factors, as well as the other information contained in this Prospectus, before purchasing the New Notes offered hereby.

RISKS RELATING TO FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "projects," and words of similar import constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general national and international economic and business conditions, as well as conditions in the regions in which the Company operates; demographic change; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant customers; changes in business strategy or development plans; technological developments; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus including, without limitation, under the captions "Prospectus Summary;" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     The Company is highly leveraged and has substantial debt service requirements. As of September 30, 1997, on a pro forma basis after giving effect to the Initial Offering, the application of the proceeds therefrom and the consummation of the Iusatel Acquisition, the Company would have had approximately $150.0 million of total long-term Indebtedness and the Company would have had stockholders' equity of $33.5 million. In addition, in each year since its inception, the Company's earnings have been inadequate to cover its fixed charges by a substantial amount. The Company's earnings were inadequate to cover its fixed charges by $4.6 million and $9.9 million, respectively, for the year ended December 31, 1996 and the nine months ended September 30, 1997. On a pro forma basis after giving effect to the Initial Offering, the application of the proceeds therefrom and the consummation of the Iusatel Acquisition, for the year ended December 31, 1996 and the nine months ended September 30, 1997 the Company's earnings would have been inadequate to cover its fixed charges by $31.6 million and $28.6 million, respectively. The Company's annual interest obligations under the Senior Notes substantially exceeds the Company's sales for the year ended December 31, 1996.

     The ability of ICCA to make scheduled payments with respect to its indebtedness, including the Senior Notes, will depend upon, among other things,
(i) its ability to implement its business plan, to expand its operations and to successfully develop its customer base in its target markets, (ii) the ability of ICCA's subsidiaries to remit cash to ICCA in a timely manner and (iii) the future operating performance of ICCA and its subsidiaries. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company expects that it will continue to generate cash losses for the foreseeable future. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and interest on, its indebtedness, including the Senior Notes. If the Company is unable to generate sufficient cash flow from operations to service its indebtedness, including the Senior Notes, it may have to modify its growth plans, restructure or refinance its indebtedness or seek additional capital. There can be no assurance that (i) any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage or (ii) any such strategy would yield sufficient proceeds to service the Company's indebtedness, including the Senior Notes. See "-- Historical and Anticipated Operating Losses," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company's high level of indebtedness imposes substantial risks to Holders of the New Notes, including the following: (i) the ability of the Company to pay interest and Liquidated Damages, if any, on, and the redemption price of or the principal amount at maturity of, the Senior Notes when due may be impaired; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (iii) a substantial portion of the Company's cash flow from operations must be dedicated to service its indebtedness and will not be available for capital expenditures and other purposes in furtherance of the Company's strategic growth objectives, and the failure of the Company to generate sufficient cash flow to service such indebtedness could result in a default under such indebtedness; (iv) the Indenture contains restrictions on the Company's ability to pay dividends or to repurchase securities and imposes numerous other operating and financing restrictions, the failure to comply with which may result in a default under the Indenture; (v) the Company is more highly leveraged than many of its competitors which may place it at a competitive disadvantage; (vi) the Company's high degree of leverage could make it more vulnerable to adverse changes in its business and in general economic conditions; and (vii) the ability of the Company to satisfy its obligations under its indebtedness will be dependent upon risks, uncertainties, contingencies and other factors affecting the business and operations of the Company, many of which are beyond the control of the Company. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by ICCA and its subsidiaries. See "Description of New Notes -- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and
"-- Dividend and Other Payment Restrictions Affecting Subsidiaries."

HOLDING COMPANY STRUCTURE; INABILITY TO ACCESS CASH FLOW

     Substantially all of ICCA's assets are held by its subsidiaries and all of ICCA's operating revenues are derived from the operations of such subsidiaries. Future acquisitions may be made through present or future subsidiaries of ICCA. Accordingly, ICCA's ability to pay the principal of, and interest and Liquidated Damages, if any, when due, on the Senior Notes is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its subsidiaries. ICCA's subsidiaries will have no obligation, contingent or otherwise, to make any funds available to ICCA for payment of the principal of, and interest and Liquidated Damages, if any, on the Senior Notes. In addition, the ability of ICCA's subsidiaries to make such funds available to ICCA may be restricted by the terms of such subsidiaries' current and future indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such subsidiaries are organized. Furthermore, ICCA's subsidiaries will be permitted under the terms of the Indenture to incur certain additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to ICCA. The failure of ICCA's subsidiaries to pay dividends or otherwise make funds available to ICCA could have a material adverse effect upon ICCA's ability to satisfy its debt service requirements including its ability to make payments on the New Notes.

RANKING

     The obligations under the New Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ICCA's subsidiaries. Any right of ICCA to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ICCA is itself recognized as a creditor of such subsidiary, in which case the claims of ICCA would still be subordinate to any security in the assets of such subsidiary held by any creditor and any indebtedness of such subsidiary senior to that held by ICCA. As of September 30, 1997, ICCA's subsidiaries would have had approximately $1.5 million of indebtedness and $5.3 million of trade payables and other liabilities outstanding after giving pro forma effect to the Offering, the use of proceeds therefrom and the consummation of the Iusatel Acquisition. In addition, under the Indenture, ICCA's subsidiaries will be permitted to incur certain additional indebtedness, the terms of which may restrict the ability of such subsidiaries to pay dividends to ICCA. See "Description of New Notes -- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Dividend and Other Payment Restrictions Affecting Subsidiaries."

HISTORICAL AND ANTICIPATED OPERATING LOSSES

     The Company has never generated positive cash flow from consolidated operations and, since its inception, has incurred significant net operating losses and negative cash flow. As of September 30, 1997, the Company had an accumulated deficit of $20.0 million. Since inception through September 30, 1997, the Company's operations have resulted in losses before interest, other income (loss), taxes, depreciation and amortization ("EBITDA") of $15.6 million. On a pro forma basis, after giving effect to the Initial Offering, the application of the proceeds therefrom and the consummation of the Iusatel Acquisition, the Company would have had EBITDA of ($6.5) million and ($9.1) million for the year ended December 31, 1996 and for the nine-month period ended September 30, 1997, respectively. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company incurred a net loss of $4.6 million and $9.9 million, respectively, and generated negative cash flow from operations of $3.9 million and $3.4 million, respectively. The Company expects to continue to incur significant operating losses and negative cash flow from operations for at least the next several years in connection with establishing its local networks and implementing its business plan. There can be no assurance that the Company's networks or any of its other services will ever provide a revenue base adequate to achieve or sustain profitability or to generate positive cash flow.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS

     Expansion of the Company's existing networks and services and the development of new networks and services will require significant capital expenditures. The Company expects to use the net proceeds of the Initial Offering to meet its capital expenditure requirements and to consummate the Iusatel Acquisition. See "Use of Proceeds." Although the Company believes that the proceeds of the Initial Offering are sufficient to fund its current plans, actual capital expenditures may vary significantly from the Company's estimates depending on a number of factors, many of which are beyond the Company's control, including the ability of the Company to complete the Iusatel Acquisition, the pace and extent of network upgrade and expansion, the magnitude of potential acquisitions, investments or the impact of strategic alliances, and levels of incremental sales and regulatory actions, which, individually or collectively, could cause material changes in the Company's capital expenditure requirements.

     The Company may need additional capital to (i) finance its anticipated growth, (ii) fund working capital needs and future debt service obligations,
(iii) take advantage of unanticipated opportunities, including more rapid international expansion, acquisitions of customer bases or businesses or investments in, or strategic alliances with, companies that are complementary to the Company's current operations, (iv) develop or expand into new services or
(v) otherwise respond to unanticipated competitive pressures. The Company currently expects to obtain such additional capital, if necessary, through internally generated cash flow and from offerings of additional debt or equity securities. There can be no assurance, however, that the Company will be successful in producing sufficient internally generated cash flow or raising sufficient capital on terms acceptable to the Company, if at all. Moreover, the amount of, and the terms and conditions of the instruments relating to, the Company's current outstanding indebtedness may adversely affect the

Company's ability to raise additional capital. Failure to internally generate or raise sufficient funds may require the Company to delay, abandon or reduce the scope of any potential future expansion, which could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED OPERATING HISTORY; ENTRANCE INTO NEWLY OPENING MARKETS

     The Company acquired its principal operations in Santiago, Chile in July 1994 and in Lima, Peru in May 1996, and has limited experience in operating its business. The Company has not commenced operations in any other country. Prospective investors therefore have limited historical financial and operating information about the Company upon which to base an evaluation of the Company's performance and an investment in the New Notes.

     The Company's viability, profitability and growth depend upon the successful implementation of its business plan. A significant portion of the Company's business plan includes the acquisition or formation of new local operators in markets where it currently does not have operations and, in many of its existing and future markets, offering services that have historically been provided only by PTTs. Accordingly, the Company may face delays and problems inherent in establishing a new business in an evolving industry, including, among other things, hiring experienced and qualified personnel. Other risks associated with the Company's business plan include: (i) securing necessary licenses and adhering to regulatory requirements relating thereto; (ii) obtaining any required zoning variances or other governmental or local regulatory approvals; and (iii) other risks typically associated with any business venture, such as unanticipated cost increases and the ability to effectively implement its business strategy. There can be no assurance that the implementation of the Company's business plan will be successful. The failure to successfully implement its business plan would have a material adverse effect on the Company.

RISK ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

     The Company has a limited operating history and rapid growth by the Company could place a strain on its management, operating and financial resources. In addition, while the Company is currently a provider of telecommunications services in Peru and Chile, the Company will, on an ongoing basis, explore opportunities to provide additional telecommunications services in Latin America. The Company's ability to manage growth and expansion effectively will require continued implementation of, and improvements to, its operating and financial systems and will require the Company to expand, train and manage its employee base. Furthermore, the ability of the Company to expand its operations will, among other things, depend upon its ability to identify acquisitions in the future, or, if identified, to arrive at price and terms which are attractive to the Company and may also depend on consents from third parties, including regulatory authorities. Although the Company believes that it has made adequate allowances for the costs and risks associated with future growth and expansion, there can be no assurance that the Company's systems, procedures or controls or financial resources will be adequate to support the Company's operations, that management will be able to keep pace with such growth and/or expansion, and that the Company will be able to successfully consummate future acquisitions on terms acceptable to the Company, or at all. If the Company is unable to manage growth and/or expansion effectively, the Company's business, operating results and financial condition and its ability to generate sufficient cash flow to service its indebtedness, including the New Notes, will be materially and adversely affected.

RISKS RELATED TO THE IUSATEL ACQUISITION

     Consummation of the Iusatel Acquisition is subject to a number of regulatory and closing conditions, certain of which are beyond the Company's control. The consummation of the transactions contemplated under the Iusatel Agreement are subject to a number of conditions including, without limitation:
(i) obtaining waivers of preferential rights from certain current stockholders of Iusatel; (ii) acquiring shares from certain stockholders of Iusatel; and (iii) registering Iusatel's shares held by its stockholders with the Superintendencia de Valores y Seguros of the Republic of Chile. Accordingly, there can be no assurance as to when the Iusatel Acquisition will be consummated or that it will be consummated on the terms described herein or at all.

RISKS RELATED TO POTENTIAL FUTURE ACQUISITIONS

     The Company intends in the future to pursue acquisitions of complementary services, technologies or businesses, although the Company has no present understandings, commitments or agreements with respect to any such acquisitions except as described in this Prospectus. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns.

UNCERTAINTY OF MARKET ACCEPTANCE; POTENTIAL LACK OF SUBSCRIBER DEMAND

     The Company's success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond the Company's control, including the extent to which prospective subscribers will use the Company's services. The Company's ability to service its indebtedness, including the Senior Notes, is subject to the successful implementation of its growth strategy which, in turn, is premised, among other things, on the Company's expectation that demand for its current services will increase significantly in its existing markets and that there will be strong demand for services introduced by the Company in the future. The Company has only recently begun providing telecommunications services in Peru. Subscriber demand for the Company's services in the markets in which it currently operates and in those in which it expects to operate is uncertain. See "-- Competition" and "-- Rapid Industry and Technological Change." Failure to gain market acceptance for, or subscriber demand of, current or planned services would have a material adverse effect on the Company. In addition, the Company has incurred and will continue to incur significant operating expenses and has made, and will continue to make, significant capital investments. Accordingly, any material miscalculation by the Company with respect to its strategy or business plan is likely to have a material adverse effect on the Company. See "-- Significant Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONSTRUCTION RISKS

     The operating companies in which the Company invests may require substantial construction of new, or additions to existing, network systems. Construction activity may require the Company to obtain qualified subcontractors, the availability of which varies significantly from country to country. Construction projects are subject to overruns and delays not within the control of the Company or its subcontractors, such as those caused by government entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings can be delayed if the operating companies or their subcontractors have difficulty in obtaining easements from private parties. Failure to complete construction on a timely basis could jeopardize a system's subscriber contracts, franchises and licenses or the Company's ability to preempt its competition.

FAILURE TO EXCHANGE EXISTING NOTES

     The New Notes will be issued in exchange for Existing Notes only after timely receipt by the Exchange Agent of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer."

DISCRETIONARY USE OF FUNDS

     The Company expects to use the proceeds from the Initial Offering as follows: (i) $62.0 million to expand and operate the Company's fiber optic network in Peru and Chile; (ii) up to $7.2 million to consummate the Iusatel Acquisition; (iii) $2.9 million to redeem the Convertible Debentures; (iv) $1.5 million to pay existing short-term liabilities of the Company, including outstanding bank debt and trade payables; (v) $975,000 to pay indebtedness under the Bridge Notes; and (vi) the remaining amounts for general corporate purposes. The Indenture requires the Company to allocate at least 60% of the aggregate amount of Collateral Funds released from the Collateral Account for Permitted Expenditures in connection with Acquisition Costs or Systems Costs directly related to Telecommunication Businesses in Peru. The Company cannot predict in which, if any, of its existing or future development opportunities it will ultimately invest. While the Company currently expects to use the proceeds of the Initial Offering as set forth above, if the Company does not invest in these projects or invests a different amount than currently anticipated, subject to the terms of the Indenture and the Proceeds Pledge and Escrow Agreement, the Company would use any remaining cash to fund other development projects and/or acquisitions and for general corporate purposes. See "Use of Proceeds."

     Pursuant to the Proceeds Pledge and Escrow Agreement, the Company deposited $69.3 million of the net proceeds in an account under the Trustee's exclusive dominion and control pending application of such funds by the Company for the payment of (i) Permitted Expenditures; (ii) in the event of a Change of Control, the Change of Control Payment and (iii) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith. In the event that on or after October 27, 2000, Collateral Funds remain in the Collateral Account, each Holder of Senior Notes will have the right to require the ICCA to repurchase all or any part of such Holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase; provided that, if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of the Senior Notes does not remain outstanding, ICCA will be required by the terms of the Indenture to redeem all of the Senior Notes at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of New Notes -- Proceeds Pledge and Escrow Agreement."

     After the consummation of the Special Offer to Purchase, the Company shall apply all funds held in the Collateral Account not previously released pursuant to the terms of the Indenture and the Proceeds Pledge and Escrow Agreement, at its option, to the acquisition of a controlling interest in a Permitted Business, making of a capital expenditure or acquisition of other assets, in each case, in a Permitted Business or to the reduction of senior Indebtedness of ICCA or Indebtedness of any of its Restricted Subsidiaries (as defined herein).

COMPETITION

     The international telecommunications industry is highly competitive. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in each of its markets, including global alliances among some of the world's largest telecommunications carriers, PTTs, wireless telephone companies and microwave carriers. Other existing and potential competitors include cable television companies, railway companies, electric companies and other utilities with rights-of-way and large end-users which have private networks. The intensity of such competition has recently increased and the Company believes that such competition will continue to intensify as the number of new market entrants increases. Many of the Company's existing and potential competitors have substantially greater financial, marketing and other resources than the Company. If the Company's competitors devote significant additional resources to the provision of telecommunications services to the Company's target customer base, such action would have a material adverse effect on the Company's business, financial condition and/or results of operations. There can be no assurance that the Company will be able to compete successfully against such existing and potential competitors.

     Competition for customers in the telecommunications industry is primarily based on price and, to a lesser extent, on the type and quality of services offered. The Company has no control over the prices set by its competitors, and some of the Company's competitors may be able to use their financial resources to cause severe price competition. Any such price competition would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, intensified competition in certain of the Company's markets may cause the Company to reduce its prices, which may reduce the Company's revenue and margins. See "Business -- Business and Services -- Chile -- Competition" and "-- Peru -- Competition."

RAPID INDUSTRY AND TECHNOLOGICAL CHANGE

     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. In addition, the telecommunications industry is in a period of rapid technological evolution. The Company is unable to predict which of the many possible future product and service offerings will be important to establish and maintain a competitive position in or what expenditures will be required to develop and provide such products and services. The Company's future financial performance will depend, in part, upon its ability to anticipate and adapt to rapid regulatory and technological changes occurring in the telecommunications industry and upon its ability to offer, on a timely basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. In addition, there can be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market.

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide adequate reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATORY RESTRICTIONS; DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

     National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention would not have a material adverse effect on the Company. In addition, the Company's strategy is based in large part upon the expected deregulation of the telecommunications markets in various countries throughout Latin America. There can be no assurance that any such countries will proceed with the expected deregulation on schedule, or at all, or that the trend towards deregulation will not be stopped or reversed. There may be significant resistance to the implementation of such legislation from PTTs, regulators, trade unions and other sources. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations and growth. See "Business -- Regulation."

     The Company also must obtain easements, rights-of-way, franchises and licenses (collectively, "local approvals") from various private parties, actual and potential competitors and local governments in order to construct and maintain its fiber optic networks. The Company does not yet have all of the approvals required to implement its network business plan in prospective new markets, and there can be no assurance that the Company will be able to obtain and maintain approvals on acceptable terms or that other service providers will not obtain similar approvals that will allow them to compete against the Company or enter a market before the Company. Some of the agreements for approvals obtained by the Company may be short-term or revocable at will, and there can be no assurance that the Company will have continued access to approvals after their expiration. If any of these agreements were terminated or could not be renewed and the Company was forced to remove its fiber optic cable or abandon its network in place, such termination or non-renewal would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon incumbent local exchange companies to provide telecommunications services to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards and interoperate with products and components from other vendors and function as intended when installed as part of the network infrastructure. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with Internet standards, interoperate with other products or components used by the Company in its network infrastructure or by its customers or fulfill their intended function as a part of the network infrastructure would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company is managed by a small number of key executive officers and operating personnel, including Patricio E. Northland, the Company's Chief Executive Officer, and Douglas G. Geib II, the Company's Chief Financial Officer, the loss of certain of whom could have a material adverse effect on the Company and the ability of the Company to fulfill its financial obligations, including, without limitation, those under the Senior Notes. The Company believes that its future success will depend in large part on its continued ability to attract and retain skilled and qualified personnel with experience in the telecommunications industry. Such employees are in great demand and are often subject to competing offers of employment. The Company has not obtained disability or life insurance policies covering its key executive officers.

COUNTRY RISKS

     General. The Company has invested significant resources in Latin America and intends to continue to make such investments in Latin America in the future. Accordingly, the Company may be subject to economic, political or social instability or other developments not typical of investments made in the United States. Such events could adversely affect the financial condition and results of operations of the Company, the ability of the Company to repay the Senior Notes and the market value and liquidity of the Units, Senior Notes, Warrants and/or Warrant Shares. During the past several years, countries in Latin America in which the Company operates or plans to operate have been characterized by varying degrees of inflation, uneven growth rates and political uncertainty. The Company currently does not have political risk insurance in the countries in which it conducts business. While the Company carefully considers these risks when evaluating investment opportunities and seeks to mitigate these and other risks by diversifying its operations in a number of Latin American countries, there is no assurance that the Company will not be materially adversely affected as a result of such risks.

     Currency Risks and Exchange Controls. Although ICCA's subsidiaries have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in currencies, including US dollars, other than local currencies. In addition, the value of ICCA's investment in a subsidiary is partially a function of the currency exchange rate between the US dollar and the applicable local currency. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The countries in which ICCA's subsidiaries now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance that this situation will continue. See Management's Discussion and Analysis of Financial Condition and Results of Operations -- Inflation and Exchange Rates" and "Business -- Regulation -- Peru -- Foreign Investment and Exchange Controls" and "-- Chile -- Foreign Investment and Exchange Controls."

     Dependence on Local Economies; Inflation. The Company's operations depend upon the economies of the markets in which it operates. These markets include countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates. The Company may be subject to such fluctuations in the local economies in which it operates. To the extent such fluctuations have an effect on the ability of subscribers to pay for the Company's service, the growth of the Company's services in such markets could be impacted negatively. Many of the countries in which the Company operates, or expects to operate, do not have established credit bureaus, thereby making it more difficult for the Company to ascertain the creditworthiness of potential subscribers. Accordingly, the Company may experience a higher level of bad debt expense than otherwise would be the case.

     Certain of the Company's targeted markets are in countries in which the rate of inflation is significantly higher than that of the United States. The Company intends to price its products and services in US dollars to mitigate any effects of inflation; however, there can be no assurance that any significant increase in the rate of inflation in such countries could be offset, in whole or in part, by corresponding price increases by the Company, even over the long-term. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Inflation and Exchange Rates."

     Import Duties on Equipment. The Company's operations are highly dependent upon the successful and cost-efficient importation of infrastructure equipment from the United States. In the Latin American markets where the Company operates or plans to operate infrastructure equipment is subject to significant import duties and other taxes. Any significant increase in import duties in the future could have a material adverse effect on the Company's results of operations.

     Tax Risks Associated with Foreign Operations. Distributions of earnings and other payments, including interest, received from ICCA's subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash ICCA can receive from such entities. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which it owns 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and the Company may incur incremental tax costs as a result of these limitations or because the Company is not in a tax-paying position in the United States.

     ICCA may also be required to include in its income for United States federal income tax purposes its proportionate share of certain earnings of those foreign corporate subsidiaries that are classified as "controlled foreign corporations" without regard to whether distributions have been actually received from such subsidiaries. See "Business -- Taxation -- Peru" and
"-- Chile."

     Enforcement of Agreements. A number of the agreements ICCA enters into with its non-United States subsidiaries, dealers, subscribers and agents are governed by the laws of, and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which the operation is located. The Company cannot accurately predict whether such forum will provide it with an effective and efficient means of resolving disputes that may arise in the future. Even if the Company is able to obtain a satisfactory decision through arbitration or a court proceeding, it could have difficulty enforcing any award or judgment on a timely basis. The Company's ability to obtain or enforce relief in the United States is uncertain.

     Foreign Corrupt Practices Act. As a United States corporation, ICCA is subject to the regulations imposed by the Foreign Corrupt Practices Act (the "FCPA"), which generally prohibits United States companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that the Company has violated the FCPA would have a material adverse effect on the Company.

     Changes in Country Policy; Change in Regulatory Agencies and Political Structures. The Company has obtained and is seeking to acquire licenses in countries throughout Latin America and, accordingly, is subject to government regulation in each market. Much of the Company's planned growth is predicated upon the liberalization of telecommunications markets. The Company has confronted, and is likely to continue to confront, changes in government policy or circumstances that can affect the Company's business and results of operations. There can be no assurance that such events in the future will not have a material adverse effect on the Company's results of operations.

     The governments of the countries in Latin America vary widely with respect to structure, constitution and stability. While Latin American governments have historically exercised extensive influence over their economies, the role of government has declined as countries have liberalized their political structures and economies. However, there can be no assurance that future developments in the government administration of local economies would not materially and adversely impair the Company's business and financial condition, the value of the Units, the Senior Notes, the Warrants and/or the Warrant Shares or the Company's ability to pay principal of or interest and Liquidated Damages, if any, on the Senior Notes.

     Labor Issues. In most Latin American countries labor unions are considered to be strong and influential. Accordingly, while none of the Company's operations are currently unionized, no assurance can be given that the Company will not encounter strikes or other types of conflicts with labor unions or the Company's personnel in the Company's markets or that such labor disputes will not have an adverse effect on the Company. In addition, in response to pressure by labor unions, many Latin American governments in which the Company targets operations have, at times, actively regulated cross-border transactions, including placing limitations on imported goods. Such regulations may result in delays and increased costs for the Company.

TRANSACTIONS AND RELATIONSHIPS WITH RELATED PARTIES

     The Company has engaged in a large number of transactions with its shareholders, directors, officers and other related parties. There can be no assurance that the terms of these transactions were the same as those that would have resulted from transactions among unrelated parties. The Indenture will restrict the Company's ability to engage in transactions with related parties after consummation of the Offering. See "Certain Relationships and Related Party Transactions," "Description of New Notes -- Certain Covenants -- Affiliate Transactions" and the Report of Independent Certified Public Accountants contained in the consolidated financial statements of the Company contained elsewhere in this Prospectus.

ORIGINAL ISSUE DISCOUNT

     Because a portion of the purchase price for each Unit issued and sold in the Initial Offering was allocable to the Warrants included therein for federal income tax purposes, the Senior Notes may be treated as issued with original issue discount unless such original issue discount is considered de minimus. The New Notes should be treated as a continuation of the Existing Notes. If original issue discount exists, purchasers of the New Notes therefore generally will be required to include amounts in gross income for Federal income tax purposes in advance of receipt of the cash interest payments on the New Notes to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the purchasers of the New Notes resulting from the purchase, ownership or disposition thereof.

     If a bankruptcy case is commenced by or against the Company under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), after the Initial Offering, the claims of a Holder of the Senior Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Senior Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not accrued as of such bankruptcy filing may be deemed to constitute "unmatured interest." A Holder of a Senior Note may not have any claim with respect to that portion of the issue price of a Unit allocated to the Warrant issued as part of such Unit.

LACK OF DIVIDENDS

     ICCA does not anticipate paying dividends on the Common Stock for the foreseeable future, and the ability of ICCA to make dividend payments on the Common Stock is restricted by certain covenants in the Indenture. See "Price Range of Common Stock and Dividend Policy" and "Description of New Notes -- Certain Covenants -- Restricted Payments."

SHARES ELIGIBLE FOR FUTURE SALE

     As of November 14, 1997, ICCA had outstanding 18,984,300 shares of Common Stock, of which 9,177,708 shares are "restricted securities" subject to restrictions set forth in Rule 144 ("Rule 144") promulgated under the Securities Act. Of the restricted securities, upon expiration of a lock-up agreement described below, 9,177,708 shares may be sold under Rule 144 upon the expiration of the applicable one-year holding period. These periods will expire between May 1998 and October 30, 1998. In addition, as of November 14, 1997, ICCA had reserved for issuance 7,162,921 shares of Common Stock issuable upon the exercise of outstanding stock options as compared with 3,662,921 shares at December 31, 1996, and warrants to purchase an aggregate of 8,378,900 shares of Common Stock as compared with 680,171 shares at December 31, 1996.

     During October 1997, the Company issued 851,162 shares of Common Stock in connection with the conversion of $1.45 million aggregate principal amount of its 8% Convertible Debentures, plus related accrued interest and issued 250,620 shares of Common Stock in connection with the conversion of $500,000 aggregate principal amount of its 7% Convertible Debentures, plus, related accrued interest.

     All of the executive officers and directors and certain shareholders of ICCA were deemed to beneficially own 8,822,083 shares of Common Stock (including options to purchase 3,543,333 shares) as of the Closing Date of the Initial Offering, have agreed not to sell, otherwise dispose of or pledge any shares of Common Stock or securities convertible into or exercisable or exchangeable for such Common Stock for a period of 180 days from the commencement of the Initial Offering without the prior written consent of the Initial Purchaser.

     Certain individuals and entities have certain rights with respect to the registration under the Securities Act of the public offer and sale of shares of Common Stock acquired in connection with various unrelated financing transactions. As of November 14, 1997, holders of approximately 16,469,588 shares of Common Stock, including 14,512,921 shares of Common Stock issuable upon the exercise of outstanding options and warrants had registration rights with respect to such shares.

     Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to the exercise of registration rights or otherwise, and even the potential for such sales, may have a material adverse effect on the prevailing market price of the Common Stock and the Warrants included in the Units and could impair the Company's ability to raise capital through the sale of its equity securities.

POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK

     ICCA's Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), on terms which may be fixed by the Board of Directors of ICCA without further shareholder approval. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the New Notes. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, financing and other corporate transactions, could have the effect of preventing or making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, capital stock of ICCA, which may adversely affect the market price of the New Notes. The Indenture limits the ability of the Company to issue Preferred Stock. See "Description of New
Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

RISKS RELATING TO CHANGE OF CONTROL PROVISION

     In the event of a Change of Control, the holders of the Senior Notes will have the right to require ICCA to repurchase all or any portion of their Senior Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase. There can be no assurance that ICCA will have the financial resources to effect any such repurchase. If ICCA has the resources to repurchase the Senior Notes upon a Change in Control, such payment may have a material adverse effect on ICCA's liquidity, results of operations and financial condition. Moreover, ICCA's repurchase obligation could have the effect of delaying, deferring or preventing a Change of Control of ICCA and could limit the price that certain investors might be willing to pay in the future for ICCA's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the New Notes -- Repurchase at the Option of Holders -- Change of Control." In addition, ICCA is a holding company and substantially all of its assets are held by its subsidiaries and all of ICCA's revenues are derived from the operations of such subsidiaries. Accordingly, ICCA's ability to pay the principal of, and interest and Liquidated Damages, if any, on the Senior Notes upon a Change of Control is dependent upon earnings of its subsidiaries and the distribution of funds from its subsidiaries. See
"-- Holding Company Structure; Inability to Access Cash Flow."

     Indebtedness of ICCA's subsidiaries and the applicable laws of the jurisdictions under which ICCA's subsidiaries are organized may restrict ICCA's current and future subsidiaries from paying any dividends or making any other distributions to ICCA. Thus, in the event a Change of Control occurs, ICCA could seek the consent of its subsidiaries' lenders under such Indebtedness to the purchase of the Senior Notes or could attempt to refinance the borrowings that contain such restrictions. If ICCA did not obtain such a consent or repay such borrowings or if the applicable laws of the jurisdictions under which ICCA's subsidiaries are organized restrict such subsidiaries' ability to pay dividends or make other distributions to ICCA, ICCA would likely not have the financial resources to purchase Senior Notes and its subsidiaries would be restricted in paying dividends to ICCA for the purpose of such purchase. In addition, any such Indebtedness may prohibit ICCA from purchasing any Senior Notes prior to their maturity, and may also provide that certain change of control events with respect to ICCA would constitute a default thereunder. In the event a Change of Control occurs at a time when ICCA is prohibited from purchasing Senior Notes, ICCA could seek the consent of its lenders to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such prohibition. If ICCA did not obtain such consent or repay such borrowings, ICCA would remain prohibited from purchasing Senior Notes. In such event, ICCA would be required to seek to refinance the Senior Notes or such other borrowings, and there can be no assurance that ICCA would be able to consummate any such refinancing. See "Description of New Notes -- Repurchase at the Option of Holders -- Change of Control" and "--Substantial Leverage; Ability to Service Indebtedness."

ABSENCE OF A PUBLIC MARKET FOR THE NEW NOTES

     The New Notes are new securities for which there is currently no market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Senior Notes are expected to be eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through NASDAQ. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities.

POSSIBLE SUBORDINATION OR RECOVERY OF PAYMENTS UNDER FRAUDULENT CONVEYANCE LAWS

     Under applicable provisions of the Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Senior Notes, (a) incurred such obligation with an intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration in respect thereof and (ii)(A) was insolvent at the time of incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Senior Notes or, in the alternative, subordinate the Senior Notes to existing or future indebtedness of the Company. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

     Management believes that, for purposes of the Bankruptcy Code and state fraudulent transfer or conveyance laws, the Senior Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, that the Company will receive reasonably equivalent value or fair consideration in respect thereof and that the Company, after the issuance of the Senior Notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

EFFECT OF BANKRUPTCY ON ABILITY TO REALIZE UPON SECURITY

     In order to secure its obligations under the Senior Notes, the Company executed and delivered the Proceeds Pledge and Escrow Agreement. The Company granted a first priority security interest to the Trustee, for the benefit of the Holders of the Senior Notes, in the Pledged Securities, the Pledge Account, the Collateral Funds and the Collateral Account. See "Description of New Notes."

     The proceeds of the Initial Offering constitute "cash collateral" within the meaning of Section 363(a) of the Bankruptcy Code. If the Company becomes the debtor in a proceeding under the Bankruptcy Code, the Company could petition the Bankruptcy Court for permission to use this cash collateral to finance its operations during the pendency of its bankruptcy case. Bankruptcy courts are authorized by Section 363 of the Bankruptcy Code to permit such use of cash collateral if the secured party consents or if the interests of the secured party are "adequately protected," which may be accomplished by giving the secured party a perfected lien on substitute collateral of equal value. There can be no assurance that the bankruptcy court would not approve such a petition and permit a substitution of collateral. See "Description of New Notes."

                             CONVERTIBLE DEBENTURES

     On February 3, 1997, ICCA issued $1.5 million aggregate principal amount of 7% Convertible Debentures (the "7% Convertible Debentures") due February 3, 2000 and warrants to purchase an aggregate of 100,000 shares of Common Stock. On May 6, 1997, ICCA issued $2.0 million aggregate principal amount of 8% Convertible Debentures (the "8% Convertible Debentures") due April 30, 1998 and warrants to purchase an aggregate of 20,000 shares of Common Stock. Original issue discounts of $167,000 and $31,000 related to the 7% Convertible Debentures and the 8% Convertible Debentures, respectively, resulted from proceeds allocated to the related warrants. The 7% Convertible Debentures and the 8% Convertible Debentures are collectively referred to as the "Convertible Debentures." The net proceeds of the Convertible Debentures were used to pay for (i) capital expenditures related to the Company's fiber optic networks, (ii) operating expenses of ICCA's wholly owned subsidiaries and (iii) corporate expenses primarily related to salaries, professional fees, travel, rent, and similar items.

     At the option of the Company, the Convertible Debentures may be redeemed at predetermined premiums, at any time or from time to time, upon not less than ten nor more than twenty days prior written notice. The prepayment price for the 7% Convertible Debentures and 8% Convertible Debentures shall equal 117% and 130%, respectively, of the principal amount to be prepaid plus accrued interest. In addition, the Convertible Debentures are convertible based on predetermined formulas, at the option of the holders, into Common Stock at any time prior to maturity at a conversion price that will be less than the closing bid price as reported by the Nasdaq SmallCap Market at time of conversion. The Company may be required to pay certain penalties if it fails to convert the Convertible Debentures, in a timely manner, pursuant to written notices received from the holders.

     In connection with the Convertible Debentures, the Company is required to file with the Commission a registration statement covering a sufficient number of shares of Common Stock into which the Convertible Debentures may be converted
(the "Registered Shares"). As of November   , 1997, the Company had not filed
such registration statements with the Commission. Pursuant to the terms of the Convertible Debentures, the Company will be required to pay the holders certain penalties until such time as the Company either files the registration statement or redeems the Convertible Debentures. On July 3, 1997 the holders of the 7% Convertible Debentures filed suit against the Company and certain of its officers for failure to file a registration statement to register the shares of Common Stock issuable upon the conversion of the 7% Convertible Debentures and warrants to purchase 100,000 shares of Common Stock. See "Business -- Legal Proceedings."

     During October 1997, the Company issued 851,162 shares of Common Stock in connection with the conversion of $1.45 million aggregate principal amount of its 8% Convertible Debentures, plus related accrued interest and issued 250,620 shares of Common Stock in connection with the conversion of $500,000 aggregate principal amount of its 7% Convertible Debentures, plus, related accrued interest.

     The Company intends to redeem all outstanding Convertible Debentures prior to December 31, 1997. Approximately $1.0 million and $550,000 in aggregate principal amount of the 7% Convertible Debentures and 8% Convertible Debentures, respectively, were outstanding at such time and that the Company will be required to pay an aggregate $2.9 million to extinguish its liabilities related to the Convertible Debentures, including outstanding principal, related accrued interest, redemption premiums, and penalties related to non-registration and non-conversion. The payment of this amount would result in an extraordinary loss on debt extinguishment of approximately $1.2 million. The actual payment, and therefore the magnitude of the Company's loss on debt extinguishment, could be lower or higher than the aforementioned amounts. See "Use of Proceeds," "Unaudited Pro Forma Condensed Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby and has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Existing Notes representing an equal aggregate principal amount at maturity. The form and terms of the New Notes are identical in all material respects as the form and terms of the Existing Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Existing Notes surrendered in the exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1997 on (i) an actual basis and (ii) on a pro forma basis giving effect to the Offering, the application of the proceeds therefrom and the consummation of the Iusatel Acquisition, as if they occurred at that date.

     The information contained in this table should be read in conjunction with "Prospectus Summary -- The Iusatel Acquisition," "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements including the notes thereto appearing elsewhere in this Prospectus.

                                                              AT SEPTEMBER 30, 1997
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (DOLLARS IN THOUSANDS,
                                                                  EXCEPT NOTES)
Cash, restricted bank deposits and escrows:
  Cash and cash equivalents.................................   $    299    $ 12,695
  Restricted bank deposits and escrows......................        164     120,150(1)
                                                               --------    --------
          Total cash, restricted bank deposits and
           escrows..........................................   $    463    $132,845
                                                               ========    ========
Short-term debt:
  Bank lines of credit and Bridge Notes.....................   $  1,407    $     --
  8% Convertible Debentures, net of unamortized original
     issue discount.........................................        532          --
  7% Convertible Debentures, net of unamortized original
     issue discount.........................................        861          --
  Iusatel notes payable.....................................         --         687
  Lease obligations.........................................         45         300
                                                               --------    --------
          Total short-term debt.............................   $  2,845    $    987
                                                               ========    ========
Long-term debt:
  Senior Notes, net of original issue discount..............   $     --    $131,625(2)
  Capital lease obligations.................................        463         513
                                                               --------    --------
          Total long-term debt..............................   $    463    $132,138
                                                               ========    ========
Stockholders' equity:
  Preferred Stock, $.001 par value, authorized 10,000,000
     shares, none issued....................................         --          --
  Common Stock, $.001 par value, authorized 50,000,000
     shares, 16,152,518 shares issued and outstanding
     (actual); and 19,084,300 shares issued and outstanding
     (pro forma)............................................   $     19    $     19
  Additional paid in capital................................     27,026      26,945
  Outstanding warrants......................................        298      26,548(2)
  Accumulated deficit.......................................    (20,044)    (21,464)
  Cumulative translation adjustments........................       (152)       (152)
                                                               --------    --------
          Total stockholders' equity........................   $  7,147    $ 31,896
                                                               ========    ========
          Total Capitalization..............................   $ 10,455    $164,034
                                                               ========    ========

(1) Represents a portion of the net proceeds from the issuance of the Senior Notes (i) $57.3 million which were used to purchase a portfolio of Pledged Securities that was pledged and escrowed for payment of interest on the Senior Notes through 2000 and (ii) $62.0 million which was pledged and escrowed as security for all obligations of ICCA under the Senior Notes and the application of such funds by ICCA for payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith. See "Description of New Notes -- Proceeds Pledge and Escrow Agreement."

(2) Includes $18,375,000 of the proceeds of the Initial Offering which were attributed to the Warrants based on their estimated fair value. Such amount will be recorded as additional original issue discount ("OID") with respect to the Senior Notes and will be amortized over the life of the Senior Notes, using the effective interest method. Outstanding warrants include such OID and $7,875,000 attributable to the value of warrants issued to UBS Securities.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Existing Notes were sold by the Company on October 27, 1997 (the "Closing Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Existing Notes with qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. As a condition to the sale of the Existing Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on October 27, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the New Notes within 45 days after the Closing Date; (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act at the earliest possible time, but in no event later than 120 days after the Closing Date; (iii) in connection with the foregoing, file (A) all pre-effective amendments to the Registration Statement as may be necessary in order to cause the Registration Statement to become effective, (B) if applicable, a post-effective amendment to the Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualification of the New Notes to be made under the Blue Sky laws as are necessary to meet the consummation of the Exchange Offer; and
(iv) upon effectiveness of the Registration Statement, to commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 20 business days (or a longer period if required by law) and deliver to the Exchange Agent New Notes in the same aggregate principal amount as the Existing Notes that were tendered by holders thereof pursuant to the Exchange Offer. Further, the Company is expected to use its reasonable best efforts to cause the Exchange Offer to be consummated on the earliest practicable date after the Registration Statement becomes effective, but in no event later than 30 business days thereafter. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE NEW NOTES

     ICCA makes the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain no-action letters issued to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations of the Staff of the Commission, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, sold or otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer who acquired such Existing Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the New Notes. However, if any holder acquires the New Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Notes or is a broker-dealer, such holder cannot rely on the position of the Staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 120 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Existing Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Existing Notes surrendered pursuant to the Exchange Offer. Existing Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will be registered under the Securities Act and hence the New Notes will not bear legends restricting their transfer thereof. The New Notes will evidence the same indebtedness as the Existing Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Existing Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $150.0 million aggregate principal amount of the Existing Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company (the "Depositary"), in the case of Existing Notes sold pursuant to Rule 144A, and CEDEL, S.A., in the case of Existing Notes sold pursuant to Regulation S. Only a registered holder of the Existing Notes (or such holder's legal representative or attorney-in-fact), as reflected on the records of the Trustee under the Indenture, may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Existing Notes entitled to participate in the Exchange Offer.

     Holders of the Existing Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the New Notes from the Company.

     Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
             , 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which cash the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) will mail to the registered holders an announcement thereof, (iii) will issue a press release or other public announcement which shall include disclosure of the approximate number of Existing Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Existing Notes, (ii) to extend the Exchange Offer, or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to 10 business days depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

INTEREST ON THE NEW NOTES

     The New Notes bear interest at a rate equal to 14% per annum. Interest on the New Notes is payable semi-annually on each April 27 and October 27, commencing on the first such date following their date of issuance. Holders of New Notes will receive interest on April 27, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Existing Notes from the date of initial delivery to the date of exchange thereof for New Notes. Holders of Existing Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Existing Notes may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Existing Notes whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "The Exchange Offer -- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution, as defined below. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Existing Notes.

     If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Existing Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Existing Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Existing Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes to be acquired by the holder of the Existing Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of New Notes,
(iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in certain no-action letters, (iv) the holder understands that secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Existing Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF EXISTING NOTES

     If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Existing Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Existing Notes by causing the Depositary to transfer such Existing Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange -- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available or (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Exchange Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Existing Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Existing Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the New Notes for, any Existing Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Existing Notes, if the Exchange Offer violates applicable law, rule or regulation or an applicable interpretation of the Staff of the Commission.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Existing Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Existing Notes (see "The Exchange Offer -- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Existing Notes, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Existing Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Existing Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Existing Notes pursuant to Rule 144A,
(iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Existing Notes by broker-dealers for a period of 120 days from the date on which the Registration Statement is declared effective and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 120 days from the date on which the Registration Statement is declared effective; provided, however, that, if any Holder of the Existing Notes notifies ICCA within 20 days of the consummation of the Exchange
Offer: (A) that such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) that such Holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement (as defined herein) is not appropriate or available for such resales by such Holder, or (C) that such Holder is a broker-dealer and holds Existing Notes acquired directly from the Company or one of its affiliates, then the Company shall: cause to be filed a Shelf Registration Statement (as defined herein) pursuant to Rule 415 under the Act, which may be an amendment to the Exchange Offer Registration Statement on or prior to the Shelf Filing Deadline (as defined herein), which Shelf Registration Statement shall provide for resales of all Existing Notes. In the event of a Registration Default (as defined herein), the Company is required to pay Liquidated Damages. See "-- Liquidated Damages" and "Description of New Notes -- Registration Rights; Liquidated Damages."

LIQUIDATED DAMAGES

     In the event of a Registration Default under and as defined in the Registration Rights Agreement, the Company is required to pay liquidated damages to each holder of Transfer Restricted Securities (as defined below), during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Senior Notes constituting Transfer

================================================================================

Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. Transfer Restricted Securities shall mean each Senior Note until the earlier to occur of: (i) the date on which such Senior Note has been exchanged for a New Note in the Exchange Offer and to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) and (iii) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Registration Statement. The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Senior Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 principal amount of Senior Notes constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to Record Holders by wire transfer of immediately available funds or by federal funds check or on each Damages Payment Date as set forth under the Indenture. Following the cure of all Registration Defaults, the payment of liquidated damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Existing Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

     State Street Bank & Trust has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                By Mail:                               By Hand Delivery:
                                               State Street Bank & Trust Company
   State Street Bank & Trust Company               Corporate Trust Department
              P.O. Box 778                                 4th Floor
    Boston, Massachusetts 02102-0078                Two International Place
      Attention: Sandra Szczsponik              Boston, Massachusetts 02102-0078
                                                  Attention: Sandra Szczsponik

         By Overnight Delivery:                          By Facsimile:

       Corporate Trust Department              State Street Bank & Trust Company
   State Street Bank & Trust Company                     (617) 664-5232
               4th Floor
        Two International Place                      Confirm by Telephone:
      Attention: Sandra Szczsponik
                                                         (617) 664-5314

     State Street Bank & Trust Company is an affiliate of the Trustee under the Indenture.

INFORMATION AGENT

     Kissel Blake, Inc. has been appointed as Information Agent in connection with the Exchange Offer. The Information Agent may contact the Holders of Existing Notes by mail, telephone, telegraph, facsimile and personal interview and may request brokers, dealers and other nominees for Existing Noteholders to forward material relating to the Exchange Offer to beneficial owners of Existing Notes. ICCA will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information

Agent for reasonable out-of-pocket expenses in connection therewith. ICCA has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Exchange Offer, including, without limitation, certain liabilities under the federal securities laws. Questions and requests for assistance may be requested from the Information Agent at the following address: Kissel-Blake, Inc., 110 Wall Street, New York, New York 10005, Toll Free Number (800) 554-7733.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, Exchange Information Agent, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Existing Notes which are not exchanged for the New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in rule 144A under the Securities
Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information consists of the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 (collectively the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997 gives effect to the Initial Offering, the use of the proceeds therefrom and the consummation of the Iusatel Acquisition, as if they each had occurred at that date and the related Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 gives effect to the Initial Offering, the application of proceeds therefrom and the consummation of the Iusatel Acquisition as if they each had occurred at the beginning of the relevant period. The Iusatel Acquisition is accounted for under the purchase method of accounting.

     The September 30, 1997 historical balance sheet information for ICCA and Iusatel has been derived from the unaudited September 30, 1997 balance sheets of ICCA and Iusatel, respectively, included in this Prospectus. The information for the nine months ended September 30, 1997 have been derived from ICCA's and Iusatel's unaudited statement of operations for the nine months ended September 30, 1997 included elsewhere herein. The pro forma adjustments relating to the purchase by ICCA of Iusatel represent the Company's preliminary determinations of these adjustments and are based upon available information and certain assumptions the Company considers reasonable under the circumstances. Final amounts could differ from those set forth herein. The unaudited historical financial information of ICCA referred to above, in the opinion of management of ICCA, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of ICCA for the unaudited interim periods.

     The Pro Forma Statements and accompanying notes should be read in conjunction with the Company's consolidated financial statements and Iusatel's Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The Pro Forma Statements do not purport to represent what the Company's results of operations or financial position would actually have been if the aforementioned transactions or events had occurred on the dates specified or to project the Company's results of operations or financial position for any future periods or at any future date. The pro forma adjustments are based upon available information and certain adjustments that the Company believes are reasonable. In the opinion of the Company, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                               HISTORICAL
                                                          --------------------     PRO FORMA      PRO FORMA
                                                           ICCA     IUSATEL(1)   ADJUSTMENTS(2)     ICCA
                                                          -------   ----------   --------------   ---------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................  $   299        211        $ 12,185(a)   $ 12,695
  Restricted bank deposits and escrows..................      164         --          83,686(b)     83,850
  Accounts receivable, net..............................       76      1,518              --         1,594
  Notes and other receivables...........................       80        145              --           225
  Due from related parties..............................       27         --              --            27
  Prepaid expenses and other............................      496        437              --           933
                                                          -------     ------        --------      --------
         Total current assets...........................    1,142      2,311          95,871        99,324
Restricted escrows......................................       --         --          36,300(c)     36,300
Property and equipment, net.............................    5,956      3,000              --         8,956
Intangibles, net........................................    4,826         17           5,977(d)     10,820
Deferred financing costs and other......................    1,797         --          15,146(e)     16,943
                                                          -------     ------        --------      --------
         Total assets...................................  $13,721     $5,328        $153,294      $172,343
                                                          =======     ======        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank lines of credit and Bridge Notes.................  $ 1,407         --        $ (1,407)(f)  $     --
  8% Convertible Debentures, net of original issue
    discount............................................      532         --            (532)(g)        --
  7% Convertible Debentures, net of original issue
    discount............................................      861         --            (861)(i)        --
  Accounts payable and accrued expenses.................    2,982      1,454              --         4,436
  Notes payable.........................................       --        687              --           687
  Due to related parties................................       47      1,389              --         1,436
  Lease obligations, current............................       45        255              --           300
  Other current liabilities.............................       85      1,016             (73)(h)     1,028
                                                          -------     ------        --------      --------
    Total current liabilities...........................    5,959      4,801          (2,873)        7,887
Senior Notes, net of original issue discount............       --         --         131,625(j)    131,625
Lease obligations, long-term............................      463         50              --           513
Other...................................................      152        270              --           422
                                                          -------     ------        --------      --------
    Total liabilities...................................    6,574      5,121         128,752       140,447
                                                          -------     ------        --------      --------
Stockholders' equity....................................    7,147        207          24,542(k)     31,896
                                                          -------     ------        --------      --------
         Total liabilities and stockholders' equity.....  $13,721      5,328        $153,294      $172,343
                                                          =======     ======        ========      ========

                    INTERAMERICAS COMMUNICATIONS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
             (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

                                      YEAR ENDED DECEMBER 31, 1996                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                            -------------------------------------------------   -------------------------------------------------
                                 HISTORICAL                                          HISTORICAL
                            --------------------     PRO FORMA      PRO FORMA   --------------------     PRO FORMA      PRO FORMA
                             ICCA     IUSATEL(2)   ADJUSTMENTS(3)     ICCA       ICCA     IUSATEL(2)   ADJUSTMENTS(3)     ICCA
                            -------   ----------   --------------   ---------   -------   ----------   --------------   ---------
Sales.....................  $   652    $ 7,822        $     --      $  8,474        853    $ 6,353        $     --      $  7,206
Operating expenses:
  Cost of sales...........      958      5,598              --         6,556        942      3,995              --         4,937
  Selling, general and
    administrative........    3,345      5,068              --         8,413      7,651      3,732              --        11,383
  Depreciation and
    amortization..........      706        519             450(a)      1,675        658        342             338(a)      1,338
                            -------    -------        --------      --------    -------    -------        --------      --------
        Total operating
          expenses........    5,009     11,185             450        16,644      9,251      8,069             338        17,658
                            -------    -------        --------      --------    -------    -------        --------      --------
Loss from operations......   (4,357)    (3,363)           (450)       (8,170)    (8,398)    (1,716)           (338)      (10,452)
Other income (expense)....      (23)      (444)             --          (467)        48       (150)             --          (102)
Interest expense..........     (246)    (1,361)        (21,386)(b)   (22,993)    (1,543)      (200)        (16,280)(b)   (18,023)
                            -------    -------        --------      --------    -------    -------        --------      --------
Net loss..................  $(4,626)   $(5,168)       $(21,836)     $(31,630)    (9,893)    (2,066)       $(16,618)     $(28,577)
                            =======    =======        ========      ========    =======    =======        ========      ========
Net loss per common
  share...................  $ (0.31)                                $  (2.14)      (.61)                                $  (1.77)
                            =======                                 ========    =======                                 ========
Weighted average common
  shares outstanding
  (000's).................   14,796                                   14,796     16,170                                   16,170
                            =======                                 ========    =======                                 ========

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                         (IN THOUSANDS OF U.S. DOLLARS)

(1) Represents condensed financial information derived from the Iusatel Financial Statements included elsewhere in this Prospectus. The Iusatel Financial Statements have been prepared in accordance with Chilean GAAP. For comparative purposes, the amounts disclosed for the year ended December 31, 1995 have been restated in terms of Chilean Pesos of December 31, 1996 purchasing power while the unaudited interim September 30, 1997 amounts are expressed in constant Chilean Pesos of September 30, 1997. Such financial statements also include, for the convenience of the reader, translation of amounts from Chilean Pesos into U.S. dollars at the exchange rate on September 30, 1997 of Ch$414.47 = US$1.

The information below for Iusatel reconciles the Chilean GAAP convenience translation balances to US GAAP. The adjustment column reflects (a) the principal differences between Chilean GAAP and US GAAP included in Note 28 to the Iusatel Financial Statements; and (b) the impact of remeasuring (translating) amounts in accordance with the criteria set forth in Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," using the current rate method of translation, as the Chilean Peso is considered to be the functional currency and the books and records are maintained in that currency as follows:

     - Assets and liabilities are translated using the current exchange rate at the balance sheet date.

     - Paid-in capital is translated at historical exchange rates.

     - Accumulated losses are translated at the weighted average of the historical rates in effect when the income was earned.

     - All revenues and expenses are translated using the exchange rate of the transaction date.

     - Adjustments from translation of the financial statements are reported in a separate component of equity.

     - Exchange gains and losses from translations and balances that are receivable or payable in a currency other than the functional currency are included in income.

                                                  IUSATEL'S BALANCE SHEET AT SEPTEMBER 30, 1997
                                                 -----------------------------------------------
                                                  CHILEAN GAAP         US GAAP         US GAAP
                                                      THUS$          ADJUSTMENTS        THUS$
                                                 ---------------    --------------    ----------
  Current assets.............................          $2,312             $  --          $2,311
  Fixed assets...............................           3,607              (607)          3,000
  Other assets...............................              18                (1)             17
                                                       ------             -----          ------
                                                       $5,936             $(608)         $5,328
                                                       ======             =====          ======
  Current liabilities........................          $4,801             $  --          $4,801
  Long-term liabilities......................             320                --             320
  Shareholders' equity.......................             815              (608)            207
                                                       ------             -----          ------
                                                       $5,936             $(608)         $5,328
                                                       ======             =====          ======

                                            IUSATEL'S STATEMENT OF OPERATIONS FOR THE
                           ---------------------------------------------------------------------------
                               YEAR ENDED DECEMBER 31, 1996       NINE MONTHS ENDED SEPTEMBER 30, 1997
                           ------------------------------------   ------------------------------------
                           CHILEAN GAAP     US GAAP     US GAAP   CHILEAN GAAP     US GAAP     US GAAP
                              THUS$       ADJUSTMENTS    THUS$       THUS$       ADJUSTMENTS    THUS$
                           ------------   -----------   -------   ------------   -----------   -------
Sales....................    $ 8,150        $  (328)    $7,822      $ 6,420         $(67)      $ 6,353
Operating expenses:
  Cost of sales..........      4,846            752      5,598        4,644         (649)        3,995
  Selling, general and
    administrative.......      5,256           (188)     5,068        3,774          (42)        3,732
  Depreciation and
    amortization.........        539            (20)       519          346           (4)          342
                             -------        -------     -------     -------         ----       -------
                              10,641            544     11,185        8,764         (695)        8,069
                             -------        -------     -------     -------         ----       -------
Loss from operations.....     (2,491)          (872)    (3,363)      (2,344)         628        (1,716)
Other income (expense)...        276           (720)      (444)        (415)         265          (150)
Interest expense.........     (1,417)            56     (1,361)        (204)           4          (200)
                             -------        -------     -------     -------         ----       -------
  Net loss...............    $(3,632)       $(1,536)    $(5,168)    $(2,963)        $897       $(2,066)
                             =======        =======     =======     =======         ====       =======

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                         (IN THOUSANDS OF U.S. DOLLARS)

(2) Represents pro forma adjustments to reflect the Offering, the application of proceeds therefrom and the consummation of the Iusatel Acquisition as follows:

    (a) Cash and cash equivalents:

  Proceeds from Senior Notes................................             $ 150,000
  Cash used to pay estimated transaction fees and expenses
    of the Senior Note Offering.............................                (7,500)
  Cash used to pay short-term bank lines of credit and
    Bridge Notes, net of
    restricted bank deposits................................                (1,365)
  Cash used to pay Convertible Debentures*..................                (2,900)
  Cash used for Iusatel Acquisition**.......................                (5,900)
  Cash transferred to short-term restricted escrows:**
    Collateral Account......................................  $(62,850)
    Pledge Account..........................................   (21,000)    (83,850)
                                                              --------
  Cash transferred to long-term restricted escrows:**
    Pledge Account (interest due after one year on Senior
      Notes)................................................               (36,300)
                                                                         ---------
                                                                         $  12,185
                                                                         =========

    (b) Restricted bank deposits and escrows:

  Proceeds from the Senior Note Offering....................             $  83,850
  Restricted bank deposits used to pay bank lines of
    credit..................................................                  (164)
                                                                         ---------
                                                                            83,686
                                                                         =========

    (c) Restricted escrows (long-term):

  Pledge Account (for interest payments due beyond one year
    on Senior Notes)........................................             $  36,300
                                                                         =========

    (d) Intangible assets, net:

  Intangible assets acquired in the Iusatel Acquisition.....             $   5,977
                                                                         =========

    (e) Deferred financing costs and other:

  Estimated transaction fees and expenses related to Senior
    Notes...................................................             $   7,500
  Value of warrants issued to UBS Securities................                 7,875
  Write-off unamortized deferred financing costs related to
    Convertible Debentures and Bridge Notes.................                  (229)
                                                                         ---------
                                                                         $  15,146
                                                                         =========

    (f) Bank lines of credit and Bridge Notes:

  Payment of short-term bank lines of credit................             $    (557)
  Payment of Bridge Notes...................................                  (950)
  Unamortized value of the Bridge Notes warrants............                   100
                                                                         ---------
                                                                         $  (1,407)
                                                                         =========

    (g) 8% Convertible Debentures:

  Payment of original principal amount......................             $    (550)
  Unamortized value of warrants.............................                    18
                                                                         ---------
                                                                         $    (532)
                                                                         =========

    (h) Other current liabilities:

  Payment of accrued interest on Convertible Debentures.....             $     (73)
                                                                         =========

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                         (IN THOUSANDS OF U.S. DOLLARS)

    (i) 7% Convertible Debentures:

    Payment of original principal amount....................             $  (1,000)
    Unamortized value of warrants...........................                   139
                                                                         ---------
                                                                         $    (861)
                                                                         =========

    (j) Senior Notes:

  Issuance of Senior Notes..................................             $ 150,000
  Proceeds of the Senior Note Offering attributable to the
    Warrants based on their estimated fair value***.........               (18,375)
                                                                         ---------
                                                                         $ 131,625
                                                                         =========

    (k) Stockholders equity:

  Value attributable to 5,250,000 Warrants..................             $  18,375
  Value attributable to 2,250,000 warrants issued to UBS
    Securities..............................................                 7,875
  Eliminate historical equity of Iusatel....................                  (207)
  Extraordinary loss on early extinguishment of debt........                (1,420)
  Reduction in additional paid in capital to eliminate value of beneficial conversion feature on Convertible
    Debentures..............................................                  (365)
  Value of 100,000 vested shares of Common Stock expected to be issued to a director upon consummation of the Iusatel
    Acquisition.............................................                   284
                                                                         ---------
                                                                         $  24,542
                                                                         =========

  * Cash used to pay Convertible Debentures reflects the Company's current estimate of the amount required to redeem the 7% Convertible Debentures and the 8% Convertible Debentures. This amount includes the original principal, accrued interest, redemption premiums, penalties for not filing a registration statement to register the shares of Common Stock issuable upon conversion of the Convertible Debentures and penalties for not converting the 8% Convertible Debentures pursuant to certain conversion notices. See "Business -- Legal Proceedings" and the "Convertible Debentures."

 ** Deposits to the Collateral Account includes an additional $850,000 that may be used to pay for contingent payments, if any, related to the Iusatel Acquisition. See "The Iusatel Acquisition" and "Description of Senior
    Notes -- Proceeds Pledge and Escrow Agreement."

*** Represents the proceeds of the Senior Note Offering attributable to the Warrants based on their estimated fair value. Such amount will be recorded as additional original issue discount ("OID") with respect to the Senior Notes and will be amortized over the life of the Senior Notes, using the effective interest method.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS, CONTINUED
                         (IN THOUSANDS OF U.S. DOLLARS)

(3) Represents pro forma adjustments to reflect the Senior Note Offering, the application of proceeds therefrom and the consummation of the Iusatel Acquisition on the condensed consolidated statements of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997. The 1996 historical operating results for Resetel and HSA prior to the acquisition by the Company in 1996 have not been included in the pro forma tables for the year ended December 31, 1996 since such amounts are not significant.

                                                                                FOR THE
                                                                FOR THE       NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
  (a) Depreciation and amortization:
         Represents the amortization of intangible assets
           acquired in the Iusatel Acquisition over a 10
           year period......................................    $    450        $    338
                                                                ========        ========
  (b) Interest Expense
         Interest expense on $150.0 million of Senior Notes
           at an interest rate of 14.0% per annum...........    $(21,000)       $(15,750)
         Represents current amortization expense related to
           deferred financing costs and the original issue
           discount attributable to warrants using the
           effective interest method over a 10 year
           period...........................................      (1,386)         (1,040)
         Elimination of historical interest expense of
           Iusatel for debt that will not be assumed by the
           Company pursuant to the Iusatel Acquisition*.....       1,000              --
         Elimination of previously recorded interest costs
           associated with the issuance of the Convertible
           Debentures during 1997 including actual interest
           expense, beneficial conversion option, and
           amortization of original issue discount
           attributable to warrants and deferred financing
           costs, net of capitalized interest...............          --             510
                                                                --------        --------
                                                                $(21,386)       $(16,280)
                                                                ========        ========

                       SELECTED HISTORICAL FINANCIAL DATA

ICCA

     The selected historical financial data presented below as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been derived from the consolidated financial statements of the Company which were audited by Price Waterhouse LLP, independent certified public accountants, and which are included elsewhere in this Prospectus. The selected historical financial data presented below as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company which are included elsewhere in this Prospectus and which, in the opinion of the management of the Company, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and the results of operations for such unaudited interim periods. The statement of operations data for the nine months ended September 30, 1997 are not necessarily indicative of results that are expected for subsequent periods or for a full year. The selected historical financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, and other financial information included elsewhere in this Prospectus.

     The Consolidated Financial Statements of the Company have been prepared in accordance with U.S. GAAP. The financial statements of subsidiaries outside the United States are prepared using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. The resultant translation adjustments are included as a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in the statement of operations.

IUSATEL

     The selected historical financial data presented below as of December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996 have been derived from the financial statements of Iusatel which were audited by Langton Clarke Y Cia. Ltda.\ Coopers & Lybrand, independent accountants, and which are included elsewhere in this Prospectus. The selected historical financial data presented below as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited financial statements of Iusatel, which are included elsewhere in this Prospectus. The statement of operations data for the nine months ended September 30, 1997 are not necessarily indicative of results that are expected for subsequent periods or for a full year. The selected historical financial data set forth below are qualified in their entirety by, and should be read in conjunction with, the Iusatel Financial Statements, including the notes thereto and other financial information included elsewhere in this Prospectus.

     The Iusatel Financial Statements have been prepared in accordance with Chilean GAAP. Chilean GAAP varies in certain significant respects from U.S. GAAP. Note 28 to the 1996 Iusatel Financial Statements provide a description of the principal differences between Chilean GAAP and U.S. GAAP.

     Chilean GAAP requires that the financial statements be restated to reflect the full effects of loss in the purchasing power of the Chilean Peso on the operations of Iusatel. See Notes 2 and 4 to the Iusatel Financial Statements contained elsewhere in this Prospectus. For comparative purposes, the Iusatel Financial Statements and the amounts disclosed in the related notes for the year ended December 31, 1995 have been restated in terms of Chilean Pesos based on December 31, 1996 purchasing power. In accordance with Chilean regulations and accounting practices, the restatement was calculated based on the Official Consumer Price Index of the National Institute of Statistics, which was 6.6% for the year ended November 30, 1996. The interim September 30, 1996 and 1997 financial statements have also been restated for general price-level changes, but are expressed in constant Chilean Pesos of September 30, 1997. The effect of not updating the December 31, 1995 and 1996 financial statements to September 30, 1997 constant pesos is not significant because the change in the inflation index applicable for the restatement of financial statements for the nine month period ended September 30, 1997 was only 3.9%. Additionally, if the updating by the 3.9% increase had been made, it would have been applied to all amounts and disclosures shown in the December 31, 1995 and 1996 financial statements and accordingly, there would be no changes in the relationships among the amounts and disclosures in those financial statements.

     Balances in U.S. dollars included in the Iusatel balance sheets have been translated into Chilean Pesos at the "Observed Exchange Rate" determined by the Central Bank of Chile in effect at each period end using an average exchange rate of Ch$ per US$ as of December 31, 1995 and 1996, and as of September 30, 1997 of Ch$406.91, Ch$424.87, and Ch$414.47, respectively.

     Reference herein to "U.S. dollars" or "U.S. $" are to the lawful currency of the United States. References herein to "pesos" or "P" are to the lawful currency of Chile. Amounts may be expressed in thousands of constant Chilean Pesos ("ThCh$") or thousands of US dollars ("ThUS$"). With respect to Iusatel, the United States dollar amounts disclosed in the accompanying financial statements as of December 31, 1996 and September 30, 1997 are presented solely for the convenience of the reader at the September 30, 1997 exchange rate of Ch$414.47 per U.S.$1. These translations should not be construed as representations that the Chilean Peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollar amounts at the rate indicated.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                                                                                 NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                   ---------------------------   -----------------
                                                    1994      1995      1996      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
                                                       (AMOUNTS IN THOUSANDS OF U.S. DOLLARS,
                                                          EXCEPT NET LOSS PER COMMON SHARE)
Historical Operating Data(1):
  Sales..........................................  $    34   $   224   $   652   $   477   $   853
  Operating expenses.............................   (2,207)   (2,722)   (5,009)   (3,290)   (9,251)
                                                   -------   -------   -------   -------   -------
  Loss from operations...........................   (2,173)   (2,498)   (4,357)   (2,813)   (8,398)
  Other income (expense).........................      (45)      (56)      (23)       25        48
  Interest expense...............................     (313)     (319)     (246)      (96)   (1,543)
                                                   -------   -------   -------   -------   -------
          Net loss...............................  $(2,531)  $(2,873)  $(4,626)  $(2,884)  $(9,893)
                                                   =======   =======   =======   =======   =======
  Ratio of earnings to fixed charges(2)..........       --        --        --        --        --
  Net loss per common share......................  $ (1.30)  $ (0.31)  $ (0.31)  $ (0.20)  $  (.61)
  Weighted average shares outstanding............    1,952     9,407    14,796    14,346    16,170
Cash Flows:
  Cash used in operating activities..............  $  (489)  $(2,150)  $(3,934)  $(3,471)  $(3,435)
  Cash used in investing activities..............   (2,049)   (1,170)   (2,968)   (1,834)   (1,855)
  Cash provided by financing activities..........    2,649     3,263     7,570     7,697     4,940
Other Financial Data:
  EBITDA(3)......................................  $(2,097)  $(2,102)  $(3,651)  $(2,295)  $(7,740)
  Depreciation and amortization..................       76       396       706       518       658
  Capital expenditures...........................    1,849       720     1,453       334     1,855

                                                              AT DECEMBER 31,
                                                              ----------------   SEPTEMBER 30,
                                                               1995     1996         1997
                                                              ------   -------   -------------
                                                                                  (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents.................................  $   57   $   723      $   299
  Restricted bank deposits(4)...............................      --        --          164
  Total assets..............................................   4,347    10,354       13,721
  Current debt:
     8% Convertible Debentures, net of original issue
       discount.............................................      --        --          532
     7% Convertible Debentures, net of original issue
       discount.............................................      --        --          861
     Bank line of credit and Bridge Notes...................      --        --        1,407
     Notes payable..........................................   1,647        --           --
     Lease obligations, current.............................      11       114           45
  Long-term liabilities:
     Lease obligations......................................     210       248          463
     Stockholders' equity...................................     670     8,280        7,147

                              IUSATEL CHILE, S.A.

                                           YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED SEPTEMBER 30,
                                     ------------------------------------   -----------------------------------
                                        1995          1996         1996        1996          1997        1997
                                     -----------   -----------   --------   -----------   -----------   -------
                                              (THCH$)            (THUS$)      (THCH$)       (THCH$)     (THUS$)
                                                                                        (UNAUDITED)
Historical Operating Data:
  Revenues.........................  $ 1,134,550   $ 3,377,825   $  8,150   $ 2,588,309   $ 2,661,035   $ 6,420
  Expenses.........................   (3,464,352)   (4,410,341)   (10,641)   (3,202,881)   (3,632,752)   (8,764)
                                     -----------   -----------   --------   -----------   -----------   -------
  Operating loss...................   (2,329,802)   (1,032,516)    (2,491)     (614,572)     (971,717)   (2,344)
  Other income (expense)...........       (7,745)     (103,780)      (250)      (40,959)     (219,662)     (530)
  Interest expense.................     (483,033)     (587,189)    (1,417)     (434,935)      (84,220)     (203)
  Price-level restatement..........      240,350       217,977        526       169,902        45,661       110
                                     -----------   -----------   --------   -----------   -----------   -------
         Net loss..................  $(2,580,230)  $(1,505,508)  $ (3,632)  $  (920,564)  $(1,227,894)  $(2,963)
                                     ===========   ===========   ========   ===========   ===========   =======
  Ratio of earnings to fixed
    charges(3).....................           --            --         --            --            --        --
Historical Cash Flows:
  Cash used in operating
    activities.....................  $(1,565,535)  $(1,665,108)  $ (4,017)   (1,172,831)      (91,972)     (222)
  Cash used in investing
    activities.....................     (380,459)     (159,169)      (384)     (628,780)      (41,777)     (101)
  Cash provided by financing
    activities.....................    1,895,552     1,773,834      4,280     1,786,258       197,222       476
Other Financial Data:
  EBITDA(2)........................  $(2,167,600)  $  (809,237)  $ (1,952)  $  (789,235)   (1,115,446)   (2,691)
  Depreciation and amortization....      162,202       223,279        539       169,229       146,287       346
  Capital expenditures.............      549,955       159,169        384       628,780        41,777       101

                                                            AT DECEMBER 31,                AT SEPTEMBER 30,
                                                  ------------------------------------   --------------------
                                                     1995          1996         1996        1997       1997
                                                  -----------   -----------   --------   ----------   -------
                                                    (THCH$)       (THCH$)     (THUS$)     (THCH$)     (THUS$)
                                                                                             (UNAUDITED)
Balance Sheet Data:
  Cash and cash equivalents.....................  $    72,075   $    23,758   $     57   $   87,945   $  211
  Total assets..................................    2,491,757     3,342,962      8,066    2,460,228    5,936
  Current debt:
    Short-term bank liabilities.................    3,385,197     3,353,913      8,092       12,000       29
    Lease obligations, current..................      108,308       114,386        276      105,860      255
    Notes payable...............................      156,182       280,143        676      284,611      687
  Long-term liabilities:
    Lease obligations...........................      165,972        91,306        220       20,689       50
    Notes payable...............................        1,212       245,961        593       94,301      228
    Payable to related companies................      660,193     2,328,098      5,617           --       --
  Stockholders equity...........................   (2,705,421)   (4,210,929)   (10,160)     337,764      815

---------------

(1) Historical financial data includes the operations of Resetel and HSA from their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) In calculating the ratio of earnings to fixed charges, earnings consist of net loss prior to income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.

(3) "EBITDA" represents income (loss) form operations before interest, depreciation and amortization. EBITDA is presented because it is commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. However, EBITDA should not be considered as an alternative to net income, as a measure of operating results, cash flows or as a measure of liquidity in accordance with generally accepted accounting principles. Also, EBITDA as defined herein may not be comparable to similarly entitled measures reported by other companies.

(4) Restricted bank deposits represent cash held by banks that require such deposits to be maintained in support of loans made to certain of ICCA's subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  General

     The Company is a new provider of high bandwidth integrated telecommunication services to high volume users through state of the art fiber optic networks located in Santiago, Chile and Lima, Peru. The Company began development of its networks in Chile and Peru in 1994 and 1996, respectively. As of June 30, 1997, the Company had (i) constructed a 120 kilometer fiber optic network which extends through most of Santiago's downtown business district and the outlying industrial and airport corridor and (ii) completed construction of 60 kilometers of its fiber optic network in Lima. The Lima network, when completed, is expected to be approximately 230 kilometers in length and will extend throughout the major commercial and industrial districts of Lima, and the port city of Callao.

     The Company has historically operated as a Latin American telecommunications development stage company which has developed its operations in Latin America through the acquisition of holding and operating companies that own licenses, concessions or rights-of-way in what the Company believes to be attractive markets. The following table sets forth the name, principal market and date of acquisition of each entity acquired by the Company.

NAME                                                          MARKET           DATE OF ACQUISITION
----                                                          ------           -------------------
Hewster Servicios Intermedios, S.A. ("HSI").................  Santiago         July 15, 1994
VISAT, S.A. ("VISAT").......................................  Santiago         September 23, 1994
Red de Servicios Empresariales de Telecomunicaciones, S.A.
  ("Resetel")...............................................  Lima             May 7, 1996
Hewster, S.A. ("HSA").......................................  Santiago         July 31, 1996
Iusatel Chile S.A. ("Iusatel")..............................  Santiago         pending

     HSI is a Chilean corporation engaged in the development of a fiber optic network in Santiago, Chile. VISAT is a Chilean corporation that holds a government concession to provide intermediate telecommunications services, including the installation and operation of a network of 12 satellite earth stations and a switch throughout Chile, which allows the Company to transmit either "C" or "KU" bands for satellite communications and broad band distribution. Resetel is a Peruvian corporation that holds a concession to build and operate a fiber-optic telecommunications network in Lima and Callao, Peru. HSA is a Chilean corporation that provides various network installation and systems integration services. HSI and HSA were combined to operate under the name of Hewster Chile, S.A. ("Hewster Chile") Currently, Hewster Chile, Visat, and Resetel are substantially wholly-owned subsidiaries of ICCA. Iusatel is a Chilean corporation which currently provides domestic and international long distance services in Chile through its own gateway switch and satellite earth station, as well as through interconnections with other Chilean long distance carriers.

     Due to lack of capital, the Company has been unable to complete its fiber optic networks and last mile connections in order to provide meaningful revenue generation. Thus, to date, the majority of the Company's revenues have been generated through systems integration and consulting fees provided by the Company's Hewster Chile operations. With the proceeds of the Initial Offering, the Company anticipates that it will have the capital necessary to complete and leverage its networks to provide significant, sustainable network-based telecommunications revenues. Due to the changing scope of its operations, the Company believes that its historical operating results and statistics may not be indicative nor representative of future results and statistics.

  Sales

     Today, the Company derives its sales primarily from services provided by Hewster Chile which provides voice and data communications services on a private line basis, and supplies its customers with local and wide-area network design, engineering, systems integration and support services. The Company expects sales to increase significantly over the next few years due to the continued expansion of its operations.

  Costs of Sales

     Cost of sales include both the cost of services provided and the cost of equipment sold. Today, cost of sales relate principally to the Company's operations in Chile. Such costs of services include payments under lease agreements to install and operate the Company's fiber optic network in the Santiago subway system. The lease agreement requires payments based on monthly invoicing of the Company, subject to minimum amounts. The Company anticipates that the cost of sales will increase with the expansion of its operations. However, as a percentage of sales, the Company anticipates that the cost of sales will decrease over time as a result of economies of scale in its operations.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses consist principally of compensation expense, professional fees, consulting services, travel costs, office rent and other general corporate expenses. As ICCA's subsidiaries expand their operations, complete construction of their fiber optic networks and add new customers, the Company expects a larger portion of selling, general and administrative expenses to be incurred at the subsidiary level. The Company expects selling, general and administrative expenses to increase over time as it continues to expand its operations. However, selling, general, and administrative expenses as a percentage of sales is expected to decrease over time with the expansion of the Company's operations, although during the next several years such costs could represent a higher percentage of sales compared to historical amounts, as the Company funds the infrastructure necessary to enhance sales in the future.

     Selling general and administrative expenses for the nine month period ended September 30, 1997 include non-cash compensation and consulting expense of $4,640,000 related to the value of shares of Common Stock and stock options issued to certain officers and former directors of the Company.

  Depreciation and Amortization

     The Company depreciates its property and equipment over their estimated useful lives, which approximate twenty years for its fiber optic networks. Intangible assets acquired in the acquisition of HSI, HSA and Visat are being amortized over ten years. The concession purchased in the acquisition of Resetel is being amortized over its estimated useful life of twenty years. The Company believes that depreciation and amortization will continue to increase with the expansion of its operations.

  Interest Expense

     The Company currently incurs interest expense on capital leases and also incurs interest and related expenses attributable to the Company's Convertible Debentures that were issued during the nine months ended September 30, 1997. Interest expense has been reduced for amounts capitalized related to the Company's construction of its fiber optic networks.

     Interest costs reported with respect to the Company's Convertible Debentures include interest expense related to the stated coupon rate of interest, the value attributable to the ability of the holders to convert the debentures at a share price less than the closing bid price (as reported by the Nasdaq SmallCap Market) at time of conversion ("beneficial conversion features") and amortization of (i) deferred financing costs and (ii) original issue discounts related to detachable warrants. The value attributable to the beneficial conversion features have been expensed at date of issuance because the agreements could allow holders of the Convertible Debentures to convert at that date. As a result, for the nine months ended September 30, 1997 the Company incurred noncash interest cost of $810,000 related to the fair value of the beneficial conversion features.

     Interest expense for the nine month period ended September 30, 1997 include non-cash costs of $852,000 related to the value of 300,000 shares of Common Stock issued to an individual for certain financial assistance provided to the Company.

     The Company expects interest expense to increase significantly in the future due to the impact attributable to the Initial Offering.

  Income Taxes

     The Company is subject to federal, state and foreign income taxes but has incurred no liability for such taxes due to net operating losses incurred. These net operating losses could be used to offset future taxable income. The Company's net deferred tax assets, which result primarily from the future benefit of these net operating losses, are fully offset by a valuation allowance for the same amount because of the uncertainty surrounding the future realization of these net operating loss carryforwards. However, as the Company expands its fiber optic networks in Chile and Peru, the Company expects to generate taxable income. Certain tax benefits could expire prior to the time the Company generates taxable income.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Sales. The Company's sales were $853,000 for the nine months ended September 30, 1997 as compared to $477,000 for the nine months ended September 30, 1996. This increase of approximately $376,000, was attributable to the acquisition of HSA on July 31, 1996.

     Cost of Sales. The Company's cost of sales, relating principally to the Company's operations in Chile, was $942,000 for the nine months ended September 30, 1997 as compared to $618,000 for the nine months ended September 30, 1996. This increase of approximately $324,000, was attributable to services provided by HSA.

     Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses were $7,651,000 for the nine months ended September 30, 1997 as compared to $2,154,000 for the nine months ended September 30, 1996. This increase of approximately $5,497,000, was primarily attributable to non-cash compensation and consulting expense of $4,640,000 related to the value of shares of Common Stock and stock options issued to certain officers and former directors of the Company, an increase in corporate expenses related to salaries, professional fees and travel attributable to the ongoing support of the Company's subsidiary operations, as well as corporate development opportunities, and expenses attributable to the Company's Resetel and Hewster subsidiaries which were acquired by the Company in May and July 1996, respectively.

     Depreciation and Amortization. The Company's depreciation and amortization expenses were $658,000 for the nine months ended September 30, 1997 as compared to $518,000 for the nine months ended

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

September 30, 1996. This increase of $140,000 was primarily attributable to an increase in amortization expense related to the intangible assets purchased in the acquisitions of Resetel and Hewster.

     Interest Expense. The Company's interest expense was $1,543,000 for the nine months ended September 30, 1997 as compared to $96,000 for the nine months ended September 30, 1996. This increase of approximately $1,447,000 was due to additional financing costs related to the issuance of Convertible Debentures in February and May 1997 and the non-cash charge of $852,000 related to the value of 300,000 shares of Common Stock issued to an individual for certain financial assistance provided to the Company. Of the total interest cost incurred by the Company for the nine month period ended September 30, 1997, $600,000 of such costs were capitalized in connection with the Company's construction of its fiber optic network in Lima, Peru.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Sales. The Company's sales were $652,000 for the year ended December 31, 1996 as compared to $224,000 for the year ended December 31, 1995. This increase of approximately $428,000, was attributable to additional services provided by the Company through its HSA subsidiary, which was acquired in July 1996.

     Cost of Sales. The Company's cost of sales was $958,000 for the year ended December 31, 1996 as compared to $408,000 for the year ended December 31, 1995. This increase of approximately $550,000, was attributable to added costs associated with the increase in sales discussed above.

     Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses were $3,345,000 for the year ended December 31, 1996 as compared to $1,918,000 for the year ended December 31, 1995. This increase of approximately $1,427,000, was primarily attributable to an increase in corporate expenses related to salaries, professional fees, consulting fees and travel attributable to the ongoing support of the Company's subsidiary operations as well as corporate development opportunities, and expenses attributable to the Company's Resetel and HSA subsidiaries which were acquired by the Company in May 1996 and July 1996, respectively.

     Depreciation and Amortization. The Company's depreciation and amortization expenses were $706,000 for the year ended December 31, 1996 as compared to $396,000 for the year ended December 31, 1995. This increase of $310,000 was attributable to an increase in amortization expense related to the intangible assets purchased in the acquisitions of Resetel and Hewster, as well as additional depreciation expense related to commencement of operations of the Company's fiber optic network in Chile.

     Interest Expense. The Company's interest expense was $246,000 for the year ended December 31, 1996 as compared to $319,000 for the year ended December 31, 1995. This decrease of approximately $73,000, was due to a reduction in the Company's outstanding indebtedness during 1996.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     The Company commenced operations in Chile during July 1994. Therefore, sales and costs of sales were minimal during 1994.

     Sales. The Company's sales were $224,000 for the year ended December 31, 1995 as compared to $34,000 for the year ended December 31, 1994. This increase of approximately $190,000, was attributable to a full year of operations during 1995.

     Cost of Sales. The Company's cost of sales was $408,000 for the year ended December 31, 1995 as compared to $163,000 for the year ended December 31, 1994. This increase of approximately $245,000 was primarily attributable to costs related to payments under the lease agreements to install and operate the fiber optic network through Santiago's Metro subway system.

     Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses were $1,918,000 for the year ended December 31, 1995 as compared to $1,968,000 for year ended December 31, 1994. This decrease of approximately $50,000, was primarily attributable to a reduction in legal and other professional fees relating to the 1994 incorporation of the Company that were partially offset by an increase in salaries related to a full year's operation of HSI.

     Depreciation and Amortization. The Company's depreciation and amortization expenses were $396,000 for the year ended December 31, 1995 as compared to $76,000 for the year ended December 31, 1994. This increase of $320,000 was attributable to an increase in depreciation expense related to commencement of operations in 1995 of the Company's fiber optic network in Chile.

     Interest Expense. The Company's interest expense of $319,000 for the year ended December 31, 1995 was comparable to $313,000 for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has been primarily engaged in start-up activities requiring substantial expenditures. Consequently, the Company has reported losses from operations, before interest, of approximately $2.2 million, $2.5 million and $4.4 million for the years ended December 31, 1994, 1995 and 1996, respectively, as well as a loss from operations, before interest, for the six months ended June 30, 1997 of approximately $2.3 million. In addition, the Company has reported cash used in investing activities of approximately $2.0 million, $1.2 million and $3.0 million for the years ended December 31, 1994, 1995 and 1996, respectively, as well as cash used in investing activities for the nine months ended September 30, 1997 of approximately $1.9 million. Cash used in investing activities related primarily to the purchase of property and equipment and the acquisitions of Visat and HSA. Further development of the Company's business and the expansion of its fiber optic networks, service offerings and customer base will require significant additional expenditures, and the Company expects that it will have significant operating losses and net cash outflows from operating and investing activities in the foreseeable future.

     Since inception, the Company has funded its cash needs through a combination of private equity and debt placements.

     On October 27, 1997, the Company completed the Initial Offering pursuant to Rule 144A and Regulation S promulgated under the Securities Act of 150,000 Units, consisting of an aggregate of $150 million aggregate principal amount of 14% Senior Notes due October 27, 2007 and 5,250,000 warrants (the "Unit Warrants") to purchase 5,250,000 shares of Common Stock of the the Company at an exercise price of $4.40 per share. The Unit Warrants entitle the holders thereof to acquire an aggregate of 5,250,000 shares of Common Stock, representing approximately 15.2% of the Common Stock of the Company on a fully diluted basis as of the date of the consummation of the Initial Offering (assuming full vesting and exercise of all options and warrants outstanding at November 14,
1997), at an exercise price of $4.40 per share. In addition, UBS Securities LLC, the Initial Purchaser of the Units in the Initial Offering, was granted 2,250,000 warrants to acquire 2,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share.

     The net proceeds to the Company from the Initial Offering were approximately $142.5 million, after deducting the underwriting discount and estimated offering expenses. In addition, approximately $57.3 million of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Senior Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Senior Notes. The Company expects to use the remaining proceeds as follows

(all amounts represent approximations): (i) $62.0 million to expand and operate the Company's fiber optic networks in Peru and Chile; (ii) up to $7.2 million to consummate the Iusatel Acquisition; (iii) $2.9 million to redeem the Convertible Debentures; (iv) $1.5 million to pay existing short-term liabilities of the Company, including outstanding bank debt and trade payables; (v) $975,000 to pay indebtedness under the Bridge Notes (as defined herein); and (vi) the remaining amounts for general corporate purposes. While the Company currently expects to use the proceeds of the Offering as set forth above, there can be no assurance that the Company's actual expenditures will equal the currently anticipated amounts.

     As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances in companies that own existing networks or companies that provide services that complement the Company's existing businesses. Although the Company continues to consider potential acquisitions from time to time, other than the pending acquisition of Iusatel, no agreement in principle to acquire or effect any acquisition has been reached. Furthermore, there can be no assurance that the acquisition of Iusatel will be consummated upon the terms presently contemplated or at all. New sources of capital such as credit facilities and other borrowings, and additional debt and equity issuances, may be used to fund such acquisitions and similar strategic investments.

     The Company intends to redeem all outstanding Convertible Debentures prior to December 31, 1997. The Company estimates that approximately $1.0 million and $550,000 in aggregate principal amount of the 7% Convertible Debentures and 8% Convertible Debentures, respectively, will be outstanding at such time and that the Company will be required to pay an aggregate of $2.9 million to extinguish its liabilities related to the Convertible Debentures, including outstanding principal, related accrued interest, redemption premiums, and penalties related to non-registration and non-conversion. The payment of this amount would result in an extraordinary loss on debt extinguishment of approximately $1.2 million. The actual payment, and therefore the magnitude of the Company's loss on debt extinguishment, could be lower or higher than the aforementioned amounts. See "Unaudited Pro Forma Condensed Combined Financial Information."

     As of the Closing Date of the Initial Offering, the Company has become highly leveraged and has substantial debt service requirements. As of September 30, 1997, on a pro forma basis after giving effect to the Initial Offering, the application of the proceeds therefrom and the consummation of the Iusatel Acquisition, the Company would have had approximately $150.0 million of total long-term indebtedness. In addition, in each year since its inception the Company had net losses from operations and therefore had insufficient earnings to cover its fixed charges on a pro forma basis after giving effect to the Initial Offering, the application of proceeds therefrom and the consummation of the Iusatel Acquisition. The Company's annual interest obligations under the Senior Notes substantially exceeds the Company's net income. See "Risk
Factors -- Substantial Leverage; Ability to Service Indebtedness."

     The ability of ICCA to make scheduled payments with respect to its indebtedness, including the Senior Notes, will depend upon, among other things,
(i) its ability to implement its business plan, and to expand its operations and to successfully develop its customer base in its target markets, (ii) the ability of ICCA's subsidiaries to remit cash to ICCA in a timely manner and
(iii) the future operating performance of ICCA and its subsidiaries. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company expects that it will continue to generate cash losses for the foreseeable future. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal of, and the interest on, its indebtedness, including the Senior Notes. If the Company is unable to generate sufficient cash flow from operations to service its indebtedness, including the Senior Notes, it may have to modify its growth plans, restructure or refinance its indebtedness or seek additional capital. There can be no assurance that (i) any of these strategies can be effected on satisfactory terms, if at all, in light of the Company's high leverage or (ii) any such strategy would yield sufficient proceeds to service the Company's indebtedness, including the Senior Notes. Any failure by the Company to satisfy its obligations with respect to the Senior Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under other agreements governing current or future indebtedness of the Company.

     Substantially all of ICCA's assets are held by its subsidiaries and substantially all of ICCA's sales are derived from operations of such subsidiaries. Future acquisitions may be made through present or future subsidiaries of ICCA. Accordingly, ICCA's ability to pay the principal of, and interest and Liquidated Damages, if any, when due, on the Senior Notes is dependent upon the earnings of its subsidiaries and the distribution of sufficient funds from its subsidiaries. ICCA's subsidiaries will have no obligation, contingent or otherwise, to make funds available to ICCA for payment of the principal of, and interest and Liquidated Damages on, if any, the Senior Notes. In addition, the ability of ICCA's subsidiaries to make such funds available to ICCA may be restricted by the terms of such subsidiaries' current and future indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such subsidiaries are organized. Furthermore, ICCA's subsidiaries will be permitted under the terms of the Indenture to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to ICCA. The failure of ICCA's subsidiaries to pay dividends or otherwise make funds available to ICCA could have a material adverse effect upon ICCA's ability to satisfy its debt service requirements including its ability to make payments on the Senior Notes. See "Risk Factors -- Holding Company Structure; Inability To Access Cash Flow" and "Description of Senior Notes -- Certain
Covenants -- Dividends and Other Payment Restrictions Affecting Subsidiaries."

     The Company believes the net proceeds from the Initial Offering will be sufficient to satisfy the Company's liquidity needs through the end of 1999; however, there can be no assurance that the Company will have sufficient resources to meet its subsequent liquidity requirements.

     To accelerate its growth rate and to finance the launch or build-out of additional markets, the Company will consider obtaining financing from various sources, including vendor financing provided by equipment suppliers, project financing from commercial banks and international agencies, bank lines of credit and the sale of equity and debt securities. To the extent ICCA or any of its subsidiaries issues debt, its leverage and debt service obligations will increase. There can no assurance that the Company will be able to raise such capital on satisfactory terms, if at all. In addition, the Indenture related to the Senior Notes will limit the ability of ICCA and its subsidiaries to incur additional indebtedness.

INFLATION AND EXCHANGE RATES

     Inflation and exchange rate variations may have substantial effects on the Company's results of operations and financial condition. Generally, the effects of inflation in many Latin American countries, including Chile and Peru, have been offset in part by a devaluation of the local countries' currencies relative to the U.S. dollar. Nevertheless, the devaluation of each country's currency may have an adverse effect on the Company.

     A substantial portion of the Company's purchases of capital equipment and interest on the Senior Notes, is payable in U.S. dollars. To date, the Company has not hedged its currency risks with third parties and generally intends to be paid for its services in U.S. dollars or in local currencies with a pricing adjustment that is structured to protect the Company against the risk of fluctuations in exchange rates. However, sales to customers of the Company will be generally denominated in local currencies, and substantial or continued devaluations in such currencies relative to the U.S. dollar could have a negative effect on the ability of customers of the Company to absorb the costs of devaluation. This could result in the Company's customers seeking to renegotiate their contracts with the Company or, failing satisfactory renegotiation, defaulting on such contracts.

     In addition, from time to time, Latin American countries have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Also, currency devaluations in one country may have adverse effects in another country, as in late 1994 and

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

1995, when several Latin American countries were adversely impacted by the devaluation of the Mexican peso. Any devaluation of local currencies in the country where the Company operates, or restrictions on the expatriation of earnings or capital from such countries, could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Risk Factors -- Country Risks."

NET OPERATING LOSS CARRYFORWARDS

     At December 31, 1997, the Company had net operating loss carry forwards ("NOLs") of approximately $3.8 million for U.S. income tax purposes and approximately $4.5 million for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2011 and do not expire for foreign income tax purposes.

EFFECTS OF NEW ACCOUNTING STANDARDS

     In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. This statement is effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 supersedes APB Opinion No. 15 and replaces primary and fully diluted EPS with basic and diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average common shares outstanding. Diluted EPS includes all dilutive potential common shares. The Company does not expect the new standard to have a material impact on its financial position or results of operations for 1997.

     In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure. This statement is effective for financial statements issued for periods ending after December 15, 1997. SFAS 129 supersedes specific disclosure requirements of APB Opinion No. 10 and No. 15 and FASB Statement No. 47 and consolidates them into this Statement. FAS 129 contains no change in disclosure requirements for the Company as the Company was previously subject to the requirements of the above superseded statements.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     Management does not expect the new standard to have significant changes in the disclosure requirements for the Company in 1998.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, effective for financial statements for periods beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of All Majority-

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

Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. In the initial year of application, comparative information for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management does not expect the new standard to have a material impact on the disclosure requirements for the Company in 1998.

                                    BUSINESS

OVERVIEW

     The Company is a new provider of high bandwidth integrated telecommunications services to high volume users in Santiago, Chile and Lima, Peru, including business customers and other telecommunications carriers. The Company believes that the size, expected growth and increasing deregulation of the telecommunications industry in Latin America offers the Company considerable opportunities to broaden its existing service offerings and to expand its recently commenced operations into additional key Latin American business centers.

     Prior to November 1996, the Company operated as a development stage company whose activities primarily consisted of the acquisition of licenses, concessions and rights-of way in certain key Latin American markets. Beginning in November 1996, with the hiring of Patricio Northland as the Company's President and Chief Executive Officer, the Company has focused on the development and operation of high capacity fiber optic networks in Lima, Peru and Santiago, Chile. Mr. Northland has over 16 years of experience as an international telecommunications executive and entrepreneur. Mr. Northland was previously President and founder of AmericaTel Corporation, a Miami-based international telecommunications carrier focused on traffic originating and terminating in Latin America, which he successfully grew and in which he subsequently sold his interest in 1996 to Entel, Chile's major long distance carrier.

     In May 1996, the Company acquired an operating company in Peru which holds one of only two local concessions that compete with Telefonica to provide local private line voice and data services. The Company intends to expand its existing service offerings to provide local public switched telephony upon the planned 1999 liberalization of Peru's telecommunications markets. The Company also intends to apply for a concession to provide public switched long distance services as regulation permits. The Company currently offers high speed data transmission services on a private line basis, including area network interconnection, remote terminal access, dedicated channels for access to the Internet and voice services on a private line basis. The Company's services are provided through its 60 kilometer digital fiber optic network in Lima, Peru, which the Company intends to expand to 90 kilometers by the end of 1997 and to approximately 230 kilometers by the end of 1998. When completed, the Company's fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of 7.5 million). The Company believes that its planned fiber optic network expansion and early implementation of private line and value-added services prior to the scheduled expiration of Telefonica's exclusive concession for public switched local and long distance services in July 1999 will enable the Company to develop a strong customer base and network presence.

     In Chile, the Company currently holds a concession to provide voice and data transmission services and value-added services on a private line basis and, upon consummation of the Iusatel Acquisition, will acquire an operating company that provides public switched national and international long distance services. The Company also maintains a concession to own and operate satellite earth stations throughout Chile and plans to apply for a concession to provide local public switched telephony services in Santiago. The Company currently provides similar services to those offered in Peru, as well as (i) private line remote analog digital telephone access and digital links for PBX to PBX connections,
(ii) local and wide area network design and engineering and (iii) systems installation, integration and support services. The Company's services are provided through its 120 kilometer digital fiber optic network which currently extends through most of Santiago's downtown business district and the outlying industrial park and airport corridors. With the consummation of the Iusatel Acquisition, completion of last mile connections to its existing network and approval of a local telephony concession, the Company believes that it will be able to substantially broaden its product and service offerings and significantly increase its revenues in Chile.

     Local and long distance telecommunications revenues in Peru were approximately $885.5 million in 1996 and are estimated by the Pyramid Research Report to increase to approximately $1.9 billion in the year 2000, representing a compound annual growth rate of 21%. Local and long distance telecommunications revenues in Chile were approximately $1.1 billion in 1996 and are estimated by the Pyramid to increase to approximately $2.2 billion in the year 2000, representing a compound annual growth rate of 16%.

     Upon completion of its anticipated upgrades, all of the Company's existing and planned fiber optic networks will employ SDH transmission technology with centralized network monitoring control and maintenance. The Company believes its networks allow it to provide its customers with uniform, reliable, high quality services which are competitive with or exceed those services provided by former PTTs and other carriers in the markets in which it operates.

     While the Company only recently commenced its current operations, the Company's customers already include, among others, Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda, and Nike de Chile S.A. in Chile and Sony Music Entertainment Peru S.A., Interbank and one ISP in Peru. Upon completion of its networks, the Company will be able to market aggressively its service offerings to additional business customers and other telecommunications carriers. The Company also believes that dedicated access to ISPs will represent a significant source of new customer relationships in both Chile and Peru because of the anticipated rapid increase in the number of Internet high speed users throughout Latin America.

BUSINESS STRATEGY

     The Company's goal is to become a leading provider of high bandwidth telecommunications services to business and other high volume users and carriers operating in key Latin American business centers. The Company follows a regional business strategy in Latin America as set forth below. The Company has modified this strategy to adapt to the specific economic and regulatory environments of each market in which the Company operates. See "-- Business and Services -- Chile -- Country Strategy" and "-- Peru -- Country Strategy."

  Focus on Key Markets in Latin America

     The Company believes that the size and growth potential of key Latin American business centers coupled with the ongoing liberalization of the telecommunications markets throughout the region offer the Company considerable growth opportunities. The Company intends to build upon its existing operations and expertise and to leverage its existing customer base by expanding the geographic reach and density of its existing networks as well as by entering additional key Latin American business centers that have (i) a significant level of unsatisfied demand for high quality, state-of-the art telecommunications services, (ii) a favorable regulatory environment and (iii) significant projected economic growth.

  Enter Markets Early

     The Company seeks to enter markets where it can construct or acquire fiber optic networks and offer telecommunications services in advance of full market liberalization. The Company has already implemented this strategy in Lima, where it is one of the first companies to have established a telecommunications system prior to the scheduled liberalization of Peru's telecommunications markets in July 1999, at which time the exclusivity provisions of Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company believes that this early entry into the Lima market will enable the Company to establish strong business relationships with its targeted customers prior to onset of widespread competition.

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

  Provide a Broad Range of High Quality Telecommunications Services

     The Company intends to follow the strategy implemented by CLECs in the United States of installing advanced equipment into their existing fiber optic networks that enable interconnections with existing public networks and the provision of switched telephone services. As regulation permits, the Company will seek to secure a growing portion of its customers' existing and targeted telecommunications business by adding local, long distance, enhanced voice and data services to the private line services it currently offers. The Company believes its customers require maximum reliability, high quality service, broad geographic coverage, strong customer service and the opportune introduction of innovative services delivered in a timely and cost-effective manner. The Company believes that these needs are often left unmet by the former PTT in markets where the Company currently operates.

  Target Business Customers and Telecommunications Carriers

     The Company's strategy is to target business customers and telecommunications carriers in key Latin American business centers. These customers are typically located in major metropolitan areas, require high reliability, high volume data transmission and voice capabilities and, in the case of telecommunications carriers, very large capacity to interconnect POPs. In addition, many of the Company's existing and targeted customers have operations in more than one key Latin American business center in which the Company currently operates or may operate in the future. The Company believes that by leveraging its customer base it will achieve operating synergies through the reduction of advertising and other related costs.

  Growth Through Acquisitions and New Licenses

     The Company expects to opportunistically enter additional key Latin American business centers in part by acquiring controlling interests in existing companies that have licenses, concessions and rights-of-way to install and operate fiber optic networks or by applying for such licenses and concessions and negotiating for such rights-of-way directly. The Company may also acquire other telecommunications service providers in existing and targeted markets that enable the Company to expand or enhance its current operations. The Company believes that many emerging local and long distance carriers, cellular providers and recently privatized PTTs are likely to seek alliances with local access providers with fiber optic systems, such as the Company, to compete more effectively in the growing telecommunications markets.

  Growth Through Strategic Alliances

     The Company intends to establish strategic alliances with the following entities for the following purposes: (i) to engage major international carriers to facilitate the termination or completion of dedicated international calls to or from the countries where carriers' customers operate and (ii) to enter into joint bids with local turnkey integrators and equipment vendors for the sale of value-added services, such as video-conferencing, Internet, frame relay, ATM networks, PBX and private telephone networks.

  Unify Marketing Efforts

     The Company intends to conduct its business under a single brand name in the markets in which it operates to develop name recognition for its services. The Company believes that the use of a recognized brand name will facilitate customer referrals and achieve economies of scale through a unified marketing campaign.

INDUSTRY OVERVIEW

  General

     The continuing liberalization of the telecommunications industry and technological change have resulted in an increasingly information-intensive business environment. Regulatory, technological, marketing and competitive trends have significantly expanded the Company's opportunities in the converging voice and data telecommunications markets. Rapid liberalization of the telecommunications industry in Latin America is expected to expand opportunities in the local telecommunications services market. Technological advances, including growth of the Internet, the increased use of packet switching technology for voice communications and the growth of multimedia applications, are expected to result in growth in the high-speed data services market. The Company believes that the current deregulation in many Latin American countries, coupled with technological innovation, will lead to market developments similar to those that occurred upon deregulation of long distance telecommunications services in the United States and the United Kingdom, including an increase in traffic volume and the continued introduction of new providers of telecommunications services of varying sizes.

     Telecommunications traffic of business customers and telecommunications carriers has increased dramatically and these customers now insist upon the quality and high capacity inherent in fiber optic transmission technology such as the technology used by the Company. As customers require increased bandwidth capabilities to handle complex voice, video and data telecommunications, the Company believes that demand for transmission capacity will continue to increase. Digital signals carried over optical fibers are superior in many respects to analog signals carried over copper wires, an older technology which many PTTs continue to use for parts of their networks, although many PTTs are using fiber optic technology to expand their existing networks. In addition to offering faster and more accurate transmission of voice and data communications, digital fiber optic networks generally require less maintenance than comparable copper wire networks, thereby decreasing operating costs. The capacity of fiber optic cable is determined in part by the interface of electronic equipment with the network, thereby allowing network capacity to be increased through a change in electronics, rather than the fiber itself. Fiber optic cable also provides enhanced transmission quality as signals are largely immune to electromagnetic interference.

  Latin American Markets

     Many countries in Latin America, and most of the region's major metropolitan markets, have economies that are growing faster than many other areas of the world. The Company believes that this growth is attributable in part to an increase in foreign investments, new trade agreements, such as the NAFTA, Mercosur and the Andean Pact, and the privatization of many industries, including the telecommunications industry. Many of Latin America's major metropolitan centers are among the largest cities in the world, are centers of trade and commerce for a wide region or for an entire country, and are home to a high concentration of large domestic and multinational corporations that require advanced telecommunications services. Following the economic recovery of many Latin American countries in the early 1990's, multinational corporations headquartered in North America, Europe and Asia began to invest in Latin America by either establishing new operations or expanding existing operations. In conducting their activities in Latin America, these multinational corporations require state-of-the-art telecommunications networks to handle the flow of information between their headquarters and their branches throughout Latin America. The telecommunications infrastructure in many of these markets is very limited or obsolete, resulting in significant unmet demand for advanced telecommunications services including reliable, high capacity data circuits, private line LANs and domestic and international long distance connectivity. The telecommunications industry in Latin America has experienced rapid growth in large part because most Latin American governments are opening their telecommunications markets to competition. By the year 2000, the telecommunications markets in most countries in the region are expected to be deregulated.

     The following table sets forth certain historical and projected economic data and selected information regarding the telecommunications markets in the Latin American countries where the Company operates:

                                      PERU

                                     1993       1994       1995       1996       1997       1998       1999       2000
         ECONOMIC DATA*           -------    -------    -------    -------    -------    -------    -------    -------
  Population (millions).........     22.5       22.9       23.4       23.8       24.3       24.8       25.3       25.8
  Real GDP (in constant 1990 US$
    billions)...................     36.5       41.2       44.1       45.3       47.6       50.2       53.1       56.5
  Inflation (%).................     39.5       15.4       10.2       11.8       10.0        9.1        8.3        7.5
TELECOMMUNICATIONS DATA**
  Main Lines in Service (in
    thousands)..................    673.0      772.4    1,109.2    1,435.1    1,595.5    1,850.8    2,093.6    2,437.7
  Penetration Rate (main lines
    per 100 pop)................      2.9        3.4        4.7        5.9        6.6        7.5        8.3        9.4
  Service Revenues (US$
    millions)...................    655.8      590.7      825.9      880.4    1,216.2    1,410.8    1,595.9    1,858.2
    Local Services (US$
      millions).................    190.7      251.4      459.1      506.9      676.0      784.2      887.1    1,032.9
    Toll Services (US$
      millions).................    235.2      123.2      130.9      143.1      192.8      223.6      253.0      294.5
    International Services (US$
      millions).................    229.9      216.1      235.9      230.5      347.4      403.0      455.8      530.8

                                     CHILE

                                     1993       1994       1995       1996       1997       1998       1999       2000
         ECONOMIC DATA*           -------    -------    -------    -------    -------    -------    -------    -------
  Population (in millions)......     13.8       14.0       14.3       14.5       14.7       15.0       15.2       15.4
  Real GDP (constant 1990 US$
    billions)...................     38.2       39.8       43.1       46.1       48.8       52.3       55.9       59.8
  Inflation (%).................     12.2        8.9        8.2        6.6        5.7        5.0        5.1        4.7
TELECOMMUNICATIONS DATA**
  Main Lines in Service (in
    millions)...................      1.5        1.6        1.8        2.2        2.6        3.0        3.5        3.9
  Penetration Rate (main lines
    per 100 pop)................     11.0       11.6       13.0       14.9       17.8       20.3       22.9       25.4
  Service Revenues (US$
    millions)...................   714.10     765.10    1,016.0    1,186.7    1,443.1    1,668.4    1,911.7    2,157.1
    Local Services (US$
      millions).................    479.0      560.6      627.8      733.3      891.7    1,030.9    1,181.3    1,332.9
    Toll Services (US$
      millions).................    135.2      118.9      235.6      275.2      334.6      386.9      443.3      500.2
    International Services (US$
      millions).................     99.9       85.6      152.6      178.2      216.8      250.6      287.1      324.0

---------------

Sources: Bank of America World Information Services (March 1997) and Pyramid Research Report (October 1996)
 * Economic Data includes historical information for the years 1993-1996 and projections for the years 1997-2000.
** Telecommunications Data includes historical information for the years
   1993-1995 and projections for the years 1996-2000.

  Competitive Local Market Access

     Once the domain of PTTs, the local access market in both developed and emerging countries is increasingly open to competition. Where permitted, local markets may be entered via any combination of (i) construction of proprietary wired network infrastructure, (ii) construction of wireless local loop, PCS or cellular networks and (iii) resale of the existing local carrier's network. Companies gaining local access through the use of a fiber optic rings using SDH technology are uniquely positioned to provide services for large business customers due to the high capacity of such systems.

     In the United States and other developed countries, CAPs have been allowed to enter markets in advance of complete deregulation through their provision of special access services and private line services. Typically, CAPs begin providing such services through their own fiber optic loop networks, which are built over existing facilities and often exceed existing providers in terms of bandwidth, reliability and enhanced service capability. Frequently, fixed wireless technologies are used to cost effectively extend the network from the fiber optic network to customer locations. Special access services provide high capacity voice, data and video circuits to connect long distance carriers with their respective customers. Private line services provide high capacity circuits to transmit voice, data and video between two or more end-user locations locally or internationally.

     Long distance carriers have traditionally been the first customers for CAPs. Local access in the markets in which the Company operates in some cases comprises over forty percent of the cost of a long distance call. For this reason, long distance carriers, as well as high volume corporate customers, have great demand for the lower cost local access provided by CAPs. In addition, as any communications failure can result in significant expenses and/or lost revenue to businesses, corporate and carrier customers often utilize CAPs as a back-up to their primary carrier. CAPs typically market their private line and special access services by offering lower prices, higher network reliability and higher quality transmissions and customer service. Corporate customers utilize such private lines to interconnect their branch offices and computer networks, and even to connect their internal PBX networks with the local PTT. Telecommunications carrier networks utilize CAPs to interconnect their switching centers, to connect major customers to their networks, and to connect their cellular, microwave and satellite transmitters. With direct connection to customers, CAPs may also market higher margin value-added services such as Internet access, database access and Centrex. Depending on local regulation, the CAP may also provide dial tone for any calls made to points outside of the local market. In most markets, corporate customers will begin by transferring a small portion of their telecommunications requirements to the CAP. As these customers experience the CAP's competitive cost and superior service, they often transfer increasing amounts of their business to the new operator.

     As deregulation has permitted, most CAPs have attempted to expand their services from the provision of private line and special access services to the provision of CLEC switched or dial tone services that are provided through a combination of the CAP's own network and through interconnection with the local PTT network. This evolution has enabled CAPs to achieve increased gross margins over time. Typically, private line services are provided on a flat fee, monthly rental basis. Switched services, on the other hand, are billed on a volume or minutes of use basis which generally generates substantially higher revenues and margins. Through interconnection with the local PTT, new carriers are able to offer services immediately to any customer on the PTT's network, thereby significantly increasing the number of customers and markets that they serve without physically expanding their own networks. The PTTs receive a volume-based payment for the use of their network.

     Although the Company has based its strategy in part on the experiences of CAPs and CLECs in the United States and other developed countries, there can be no assurance that the liberalizing Latin American markets will be characterized by the same trends as were found in such other markets.

BUSINESS AND SERVICES

  Peru

     Country Overview. Peru is the fourth largest country in South America with an estimated population of 23.9 million people. Lima, the capital of Peru and the major economic center in Peru, has a population of approximately 6.8 million people. According to the 1996 report issued by the Peruvian National Bureau of Statistics, as of 1993, approximately 70.1% of Peru's population lived in cities. In 1990, Alberto Fujimori, a political outsider, was elected President and embarked on a series of economic and political measures to curtail inflation and restore economic stability. From 1991 through 1996, GDP increased by an average annual growth rate of 5.2%, although GDP increased by only 2.8% in 1996. The lower GDP growth rate in 1996 has been largely attributed to the Peruvian government's effort to reduce expenditures to avoid an overheated economy and to reduce Peru's current account deficit. Inflation has been dramatically curtailed as a result of President Fujimori's economic plan, falling from 7,649.7% in 1990 to 11.8% in 1996. GDP is expected to grow at a compound annual growth rate of 6.2% from 1997 to 2002.

     Market Overview. The Company believes that demand for telephone service in Peru has historically been unmet due to lack of investment, high prices, poor service and long waiting periods for service. One of the goals of the privatization of Peru's former local and long distance PTT, Telefonica, in 1994 (the "Privatization") was to expand significantly the national telecommunications network and improve service quality. The number of lines in service has increased since the Privatization from approximately 772,000 to over
1.4 million at December 31, 1996. Notwithstanding the significant recent growth in lines in service, Peru continues to have a relatively low penetration rate with 5.9 lines in service per 100 inhabitants at

December 31, 1996. The Company believes that continued growth in demand for telecommunication services in Peru will be influenced by the growth of the Peruvian economy, foreign investment and international trade, the continued expansion of the telecommunications network and the rebalancing of tariffs. Based on 1996 operating results for Telefonica, the local and long distance telecommunications markets in Peru are estimated to have accounted for approximately $880.5 million in total revenues, of which approximately $506.9 million are local access and service revenues and approximately $373.6 million are domestic and international long distance revenues. The Company believes that Peru's telecommunications market offers an excellent environment for telecommunications business growth. The Company believes that the Peruvian economy is also a source of growing demand for telecommunication services with growing domestic and multinational businesses attracting significant foreign investment. The following chart presents certain historical and projected information with respect to the telecommunications market in Peru for the periods indicated:

                                                                   TELECOMMUNICATIONS DATA -- PERU*
                                             --------------------------------------------------------------------------------------
                                                 1993      1994       1995        1996      1997         1998       1999       2000
                                             ----------   -------    -------    -------   -------       -----      -----      -----
TELEPHONE
Minutes (in millions)
  Local Services..........................   3,600.0(1) 4,240.0(1) 4,954.0(1) 7,806.2(2) 4,193.4(3)       n/a        n/a        n/a
  Long Distance Domestic..................     388.0(1)   394.0(1)   461.0(1)   577.0(2)   326.4(3)       n/a        n/a        n/a
  Long Distance International.............     179.2(1)   232.4(1)   262.1(1)   294.5(2)   164.6(3)       n/a        n/a        n/a
MAIN LINES IN SERVICE (IN THOUSANDS)......     673.0(2)   772.4(2) 1,109.2(2) 1,435.1(2) 1,595.5(1) 1,850.8(1) 2,093.6(1) 2,437.7(1)
PENETRATION RATE
  (main lines per 100 pop)................       2.9(4)     3.4(4)     4.7(4)     5.9(2)     6.6(1)     7.5(1)     8.3(1)     9.4(1)
SERVICE REVENUES
  Local Services (US$ millions)...........     190.7(1)   251.4(4)   459.1(4)   506.9(3)   676.0(1)   784.2(1)   887.1(1) 1,032.9(1)
  Toll Services (US$ millions)............     235.2(1)   123.2(4)   130.9(4)  143.15(3)   192.8(1)   223.6(1)   253.0(1)   294.5(1)
  International Services (US$ millions)...     229.9(1)   216.1(4)   235.9(4)   230.5(3)   347.4(1)   403.0(1)   455.8(1)   530.8(1)
DATA
X-25/Frame Relay Ports (in thousands).....       0.5(1)     0.7(1)     0.9(1)     1.2(1)     1.5(1)    14.0(1)    29.9(1)    46.6(1)
ISP Host Penetration
  (main lines per 100 pop)................     0.000(5)   0.001(5)   0.003(5)   0.021(5)   0.084(5)   0.208(5)   0.361(5)   0.515(5)

---------------

(1) Source:  Pyramid Research Report.
(2) Source:  Telefonica del Peru, S.A. 1996 Annual Report.
(3) Source: Telefonica del Peru S.A., 2nd Quarter Report: July 31, 1997. Translations from 6/30/97 Peruvian Nuevo Sol into US$ at the 6/30/97 exchange rate of 0.377 US$/Peruvian Nuevo Sol.
(4) Source: Telefonica del Peru 1995 Annual Report. Translations from 12/31/95 Peruvian Nuevo Sol into US$ at the 12/29/95 exchange rate of 0.4341 US$/Peruvian Nuevo Sol.
(5) Source: Calculations based on Pyramid Research Report estimates of ISP hosts and of population for Peru.

(*) Includes historical information for the years 1993-1995 and projections for the years 1996-2000.

     Operating Company Overview. The Company conducts its business in Peru through its wholly-owned subsidiary, Resetel, which was acquired by the Company in May 1996. Resetel offers multinational, national and local businesses a broad array of high quality data, video and voice communications services, including LAN interconnection, remote terminal access and dedicated channels for access to the Internet, on a private line basis through a digital fiber optic network in metropolitan Lima, Peru. The Company has installed and in operation 60 kilometers of its fiber optic network, and plans to expand its network to 90 kilometers by the end of 1997 and to approximately 230 kilometers by the end of 1998. The Company anticipates that its fiber optic network will travel through the major commercial and industrial districts of Lima and the adjacent port city of Callao (combined population of approximately 7.5 million people) upon its scheduled completion in 1998. The Company is one of only two companies which is currently permitted to compete in the provision of its services with Telefonica.

     The Company intends to expand its existing service offerings to provide local public switched telephony service in Lima upon liberalization of Peru's telecommunications markets and the expiration of Telefonica's exclusive concession to provide public switched local and long distance telephony services, which is scheduled to occur in July 1999. Resetel also intends to seek approval to provide long distance services as regulation permits. By implementing its private line and value-added services prior to the expiration of Telefonica's exclusive concession in 1999, the Company believes that it will be able to develop a strong customer base and network presence that will enable it to rapidly enter the local telephony and long distance markets upon deregulation.

     Country Strategy. The Company intends to leverage Resetel's existing customer base, its cost efficient, state-of-the-art infrastructure and its market knowledge to expand its Peruvian operations. The Company is currently directing its marketing efforts in Lima towards a number of Peru's leading financial institutions and multinational companies with a strong presence in Peru.

     The Company also intends to expand the focus of its marketing efforts to include medium- and small-sized businesses which are located in the major commercial and industrial districts in Lima and in the port city of Callao. The Company believes, based upon an independent market survey, that a large number of its targeted business customers are located in commercial buildings which are not connected to a fiber optic network, but rather are connected to networks based on older, copper technology with limited capacity. The Company intends to take advantage of this opportunity by directly offering its services to businesses identified by management as having a need for the Company's services. The Company also intends to (i) use an independent marketing firm to identify commercial multi-tenant buildings in which a critical mass of occupants are located that have or will have an interest in acquiring the Company's services,
(ii) rapidly connect many of these buildings to the Company's existing fiber optic network, (iii) offer an extensive selection of high quality voice and data services on a private line basis and (iv) pursue an aggressive sales and marketing strategy that includes (A) an advertising and marketing campaign designed to increase customer awareness of the Company's services, (B) holding educational seminars which explain the benefits of using the telecommunications services offered by the Company and (C) employing a highly qualified sales force with extensive knowledge of the local market. The Company believes that customers in Peru are seeking to utilize new communications technologies in order to more effectively compete in the global market. By helping to educate its customers on the use of the latest technologies and by providing turn-key corporate networks and telecommunications solutions, the Company expects to develop strong customer relationships that will help it to increase customer revenues. The Company believes that this strategy will enable it to gain early mover advantages, build its customer base and expand the range of services provided to its customers to include local and long distance telephony upon the expiration of Telefonica's exclusive concession in July 1999.

     The Company believes that the quality of its private line services compares favorably to similar services offered by its competitors. Accordingly, as part of its marketing strategy, the Company is offering its services on a trial basis to several major financial institutions in Lima. Upon completion of the trial with Interbank in July 1997, the Company was hired to link ten of Interbank's branches through the Company's network.

     In addition, the Company believes that the rapid growth of Internet use in Peru will provide it with a significant opportunity to further develop its customer base through the strategic referral of customers between ISPs and the Company.

     Concessions. Resetel provides its services pursuant to a renewable local carrier concession expiring in 2016. Resetel's concession can be renewed for an additional 20 years upon prior approval by the Peruvian Ministry of Transport and Communications. After July 1999, when the local telephony services market opens for competition, Resetel and other carriers will be able to provide local telephony services as regulations permit. At such time, Resetel intends to seek approval to also provide long distance services.

     Network Infrastructure. The Company provides its services in Peru through its digital 60 kilometer fiber optic network, which is expected to expand to 90 kilometers by the end of 1997 and to approximately 230 kilometers by the end of 1998. The Company anticipates that its fiber optic network will extend throughout the major commercial and industrial districts of Lima and the port city of Callao (combined population of approximately 7.5 million people) upon its scheduled completion in 1998. The Company's Lima network employs advanced node equipment and has been designed to be fully redundant. Configured in self-healing rings, the network is able to automatically re-route transmissions through alternate circuits in the event of a fiber cut or equipment failure. In most cases where a failure occurs in a portion of the network, the traffic is re-routed before the customer notices a problem. The Company believes that this network capability provides the Company's customers with the highest degree of network reliability currently available in Peru.

     Resetel's network is being expanded around digital nodes which allow remote monitoring and flexible management of the network's last mile connections that link individual customer networks to the Company's network. Resetel has installed four nodes utilizing the SDH protocol and plans to rapidly install 18 additional SDH nodes, as well as a satellite earth station that will enable it to provide international private line data connections. The Company believes that it has a competitive advantage through the cost saving efficiencies of its fiber optic network's "drop and insert" technology. This technology enables the Company to provide network capacity to users without dedicating a single fiber strand to a single customer location. While networks without "drop and insert" technology may have to dedicate entire fiber strands to individual customers, the Company is able to optimize the capacity of its network through its ability to share strands among all of the customers on the network. In addition, customers often want their private networks to provide different amounts of capacity to different branch offices. "Drop and insert" technology allows the Company to meet such customer requirements. The Company's network has the transmission capacity to carry all accepted data requirements for both compressed and decompressed digital signalization.

     The Company has utility pole rights-of-way contracts with two of the Peruvian utility companies which allows the Company to use utility poles to route cable throughout most of its existing and planned network.

     In conjunction with its sales initiatives, the Company expects to invest in the "last mile" network links that connect commercial buildings and customer offices with the Company's fiber optic network by installing fiber optic cable in selected commercial buildings in the Lima business district.

     Customers. Resetel currently services 15 customers in Peru, including Interbank and Sony Music Entertainment Peru S.A. Resetel will seek to enter into contracts with new customers for a term of at least two years. Prices charged to customers vary in accordance with the customer's type of business and the type and anticipated volume of service to be rendered. Customers are charged an initial installation fee and are billed monthly on a flat fee basis in accordance with the terms of each contract.

     Competition. Peru's telecommunications market is dominated by Telefonica, a company formed by the merger in 1994 of the former local telephone service PTT, Compania Peruana de Telefonos and ENTEL, the former long distance telephone service PTT. Telefonica is 35% owned by Telefonica de Espana S.A. Telefonica has announced plans to devote a large amount of its resources over the next few years to install hundreds of thousands of telephone lines to provide basic telephone service. The Company believes that the focus of Telefonica on expanding basic telephone services has created an opportunity for the Company to capture market share by providing value-added, high bandwidth services to business customers on a private line basis. Currently, Peru's only other wireline telecommunications carrier is Tele2000, approximately 58.7% of which is owned by BellSouth Corporation. Tele2000 currently operates cellular, public pay phone and cable television services in Lima and other Peruvian cities. Although Tele2000 has to date focused largely on providing cellular and cable television services, it owns and operates a fiber optic loop which it may utilize to compete directly with the Company.

     Management believes that following the deregulation of local and domestic and international long-distance telephony in July 1999, competition in these services may arise from a variety of new entrants, including telecommunications carriers providing services in other countries as well as companies currently providing services in other industries previously liberalized in Peru. Existing telecommunications service providers may have established customer relationships as well as other capabilities and resources to expand their current service offerings and include local carriers, wireless telephone operators, the providers of data services, cable television network operators and operators of existing private network infrastructure, such as electric power companies. The Company believes that there are currently two other companies which have filed applications for local concessions. To the Company's knowledge, these companies do not intend to employ a fiber-optic network service delivery strategy.

     The identity of new entrants and the scope of increased competition, and any corresponding adverse effect on the Company's results, will depend on a variety of factors. Among such factors are the business strategies and financial and technical capabilities of potential competitors, prevailing market conditions at the time competition is permitted, applicable Peruvian regulations with respect to new entrants and the Company, as well as the effectiveness of the Company's strategy to prepare for increased competition. See "Risk
Factors -- Competition."

  Chile

     Country Overview. Chile is a highly urbanized country, with a population of approximately 14.7 million in 1996, of which 85.0% are estimated to live in cities. Santiago, the capital of Chile and a major international economic center, has a population of approximately 5.1 million people. The Chilean government has implemented a strategy to encourage foreign investment in Chile and it has privatized and deregulated many industries, including transportation, energy and telecommunications. Since 1991, the Chilean economy has experienced high rates of economic growth. From 1991 through 1996, GDP increased by an average annual rate of 7.3%. Inflation has been dramatically curtailed during this period, falling from 18.7% in 1991 to 6.6% in 1996. GDP is expected to grow at a compounded annual growth rate of 7.0% from 1997 through the year 2002.

     Market Overview. As the first telecommunications market to commence deregulation in Latin America, Chile has experienced substantial growth in telecommunications revenue and telephone density. Total international long distance revenues have grown from $99.9 million in 1993 to $178.2 million in 1996, representing a compound annual growth rate of 21.0%. Chile's telecommunications markets continue to be dominated by the former PTTs, although new entrants have begun to reduce the former PTTs' market share. In the long distance market, Entel, the former PTT, faces competition from eight other carriers, and its market share has been reduced to approximately 40.4% for domestic long distance and 37.5% for international long-distance. As a result of its open telecommunications market, Chilean subscribers enjoy some of the lowest prices in the world for long distance telephony services. In the local telephony market, CTC, the former PTT, which continues to control approximately 96% of the local telephony market, faces competition from seven other carriers. The Company believes that the full implementation of its business strategy will enable it to penetrate this market and further develop its customer base.

     The following table provides some general information on the historical size and estimated growth of Chile's telecommunications market.

                                                                   TELECOMMUNICATIONS DATA -- CHILE
                                            ------------------------------------------------------------------------------
                                            1993     1994      1995       1996      1997      1998       1999       2000
                                            -----    -----    -------    -------    -----    -------    -------    -------
TELEPHONE MINUTES
  Local Service...........................     --       --         --         --       --         --         --         --
  Long Distance Domestic (millions).......    n/a      n/a    1,847.2(1) 2,259.0(2)   n/a        n/a        n/a        n/a
  Long Distance International
    (millions)............................    n/a      n/a      136.9(3)   172.9(2)   n/a        n/a        n/a        n/a
MAIN LINES IN SERVICE
  (in thousands)..........................  1,513(4) 1,626(4)   1,846(4)   2,157(4) 2,623(4)   3,032(4)   3,474(4)   3,920(4)
PENETRATION RATE
  (main lines per 100 pop)................   11.0(4)  11.6(4)    13.0(4)    14.9(4)  17.8(4)    20.3(4)    22.9(4)    25.4(4)
SERVICE REVENUES
  (US$ millions)
  Local Services (US$ millions)...........  479.0(4) 560.6(4)   627.8(4)   733.3(4) 891.7(4) 1,030.9(4) 1,181.3(4) 1,332.9(4)
  Toll Services (US$ millions)............  135.2(4) 118.9(4)   235.6(4)   275.2(4) 334.6(4)   386.9(4)   443.3(4)   500.2(4)
  International Services (US$ millions)...   99.9(4)  85.6(4)   152.6(4)   178.2(4) 216.8(4)   250.6(4)   287.1(4)   324.0(4)
DATA
  X-25/Frame Relay Ports (in thousands)...    3.3(4)   3.6(4)     4.7(4)    10.2(4)  17.5(4)    25.8(1)    33.9(4)    39.7(4)
  ISP Host Penetration
    (main lines per 100 pop)..............  0.020(5) 0.022(5)   0.063(5)   0.157(5) 0.279(5)   0.413(5)   0.525(5)   0.601(5)

---------------

n/a  -- Information not publicly available.

(1) Statistical measures were changed in 1994 due to the multicarrier system implementation.
(2) Source: Calculations based on monthly market share data provided by the Subsecretaria de Telecomunicaciones ("SUBTEL") as of August 1997.
(3) Source: Calculations based on Pyramid Research Report estimates of lines in services -- includes historical information for the years 1993-1995 and projections for the years 1996-2000.
(4) Source: Pyramid Research Report -- includes historical information for the years 1993-1995 and projections for the years 1996-2000.
(5) Source: Calculations based on Pyramid Research Report estimates of ISP hosts and population for Chile.

     Operating Company Overview. The Company conducts its business in Santiago through its wholly-owned subsidiary, Hewster Chile. Hewster Chile currently provides businesses in Santiago with high quality voice and data communications services on a private line basis, including local area network interconnections, remote terminal access, PBX to PBX connections, remote printing capabilities and high speed access to the Internet through arrangements with a Chilean based ISP and private line based services. In addition, Hewster Chile provides its customers with local and wide area network design, engineering, installation, systems integration and support services. The Company's Chilean customer base currently includes approximately 40 large- and medium-sized businesses such as Xerox de Chile S.A., Autorentas del Pacifico (Hertz) Ltda., Iberia Airlines, The Aetna Life Insurance Company, Nike de Chile S.A. and one ISP. The Company believes that its high quality transmission capabilities and responsive customer service have become important elements in many of its customers' telecommunications network and operational strategies. The Company provides network services through its 120 kilometer digital fiber optic network which covers the downtown business district and outlying industrial park and airport corridor. This network utilizes advantageous rights-of-way through Santiago's underground subway system (the "Metro") as well as through certain facilities of ENERSIS, a Chilean power company.

     In addition to private line voice and data transmission services, high speed access to service providers and several support services currently offered by the Company, the Company also plans, upon the receipt of necessary governmental approvals, to offer additional services including local exchange services and, upon consummation of the Iusatel Acquisition, long distance services. In September 1997, the Company entered into an agreement to acquire Iusatel, a Chilean long distance carrier based in Santiago. Iusatel currently provides national and international long distance services in Santiago through its own gateway switch and satellite earth station as well as through interconnection with other Chilean long distance carriers. For the year ended December 31, 1996, Iusatel reported gross revenues of $8.2 million. The Company believes that the acquisition of Iusatel will enable the Company to: (i) provide long distance services to its existing corporate customers; (ii) bundle a variety of service offerings, including long distance and data services, to attract additional customers; and (iii) access the approximately $178.2 million Chilean international long distance market. By implementing such bundling strategy and by expanding Iusatel's marketing and advertising activities, the Company believes that it will be able to increase Iusatel's market share from its current level. There can be no assurance that (a) the Company will secure such concessions, be able to make the necessary network enhancements to provide such services or successfully market such services to potential customers or (b) the Iusatel Acquisition will be consummated. See "Risk Factors -- Risk Related to the Iusatel Acquisition."

     The Iusatel Agreement provides for the purchase by the Company of 99.9% of the issued and outstanding capital stock of Iusatel for $5.9 million in cash (the "Iusatel Purchase Price"). The Iusatel Purchase Price may be reduced, dollar-for-dollar, to the extent that the net worth of Iusatel as of December 31, 1997 is less than $500,000, as determined pursuant to an audited balance sheet. The Iusatel Purchase Price may be increased up to a maximum of $850,000 based upon Iusatel's operating results for the 12 months ending December 31, 1998. The Iusatel Agreement also provides that Hernan Streeter, the principal shareholder of Iusatel and the former Chairman of the Board of Directors and Chief Executive Officer and a current shareholder of ICCA, shall remain as General Manager of Iusatel until December 31, 1997, and shall thereafter be retained as a consultant for a period of one year. The Iusatel Agreement is subject to a number of conditions, many of which, including governmental consent, are beyond the Company's control. See "Risk Factors -- Risks Related to the Iusatel Acquisition."

     Country Strategy. The Company's new management team intends to leverage Hewster Chile's existing customer base, its cost efficient state-of-the-art infrastructure and its extensive market knowledge to expand its Chilean operations. The Company is currently directing its marketing efforts in Santiago towards medium-and small-sized businesses. Large businesses in Santiago are typically located in single-tenant buildings and are currently the focus of Chile's major carriers. Therefore, the Company believes that a substantial opportunity exists to provide services to medium- and small-sized businesses which are currently underserved. These businesses are typically located in multi-tenant buildings throughout downtown Santiago and the outlying industrial district. The Company believes that, based upon an independent market survey, a large number of its targeted business customers are located in commercial buildings which are not connected to a fiber optic network, but rather are connected to networks through older, copper technology with limited capacity. The Company intends to take advantage of this opportunity by (i) using an independent marketing firm to identify commercial, multi-tenant buildings in which a critical mass of occupants are located that have or will have an interest in acquiring the Company's services, (ii) rapidly connecting many of these buildings to the Company's existing fiber optic network, (iii) offering an extensive selection of high quality voice and data services on a private line basis as well as local and long distance telephony upon consummation of the Offering, the Iusatel Acquisition and receipt of the necessary government approvals and (iv) pursuing an aggressive sales and marketing strategy that includes a combination of direct sales calls, telemarketing and direct mail campaigns and an increased advertising budget. The Company believes that this strategy will enable it to gain early mover advantages, build its customer base and expand the range of services provided to its existing customers.

     Concessions. In 1991, HSI, Hewster Chile's predecessor, was granted a concession with an unlimited duration to provide intermediate telecommunications services (the "Hewster Concession"). The Hewster Concession authorized the installation and operation of the Company's fiber optic cable local network in metropolitan Santiago. Pursuant to the Hewster Concession, Hewster is authorized to provide voice and data transmission services and certain value-added services on a private line basis. The Hewster Concession may not be transferred, assigned or leased, nor may control of Hewster Chile be transferred or assigned, without the prior approval of SUBTEL. ICCA, through a wholly-owned subsidiary, Visat, also holds a concession with an unlimited duration to construct and operate a network of satellite earth stations throughout Chile that can provide national and international long distance telecommunications services (the "Visat Concession"). In addition, the Company is authorized to provide services based on 38 GHz wireless technology in Santiago. Iusatel holds a concession with an unlimited duration to provide public, switched national and international long distance services in Chile. Iusatel's concession was issued by the Chilean Ministry of Transport and Communications in 1993.

     Network Infrastructure. The Company provides network services in Chile through its 120 kilometer fiber optic network which currently covers the majority of Santiago's downtown business district and the outlying industrial park and airport corridors. The Company's 120 kilometer digital fiber optic network travels through the traditional commercial center of Santiago, where many established businesses are headquartered, and the rapidly growing expansion areas, including outlying industrial parks, and the airport corridor where many branch offices and new companies have located.

     The Company is in the process of upgrading its fiber optic network in Chile by replacing the existing PDH nodes with SDH node equipment (the "SDH Upgrade"). The planned SDH Upgrade is expected to be completed by December 1998. As of September 30, 1997, Hewster Chile has installed nine SDH nodes which will become fully operational by December 1997.

     Upon completion of the SDH Upgrade, the Company's network in Chile will be fully redundant and will be configured in self-healing rings so that the network will be able to automatically re-route transmissions through alternate circuits in the event of a fiber cut or equipment failure. The Company's digital SDH nodes also will allow for remote monitoring and flexible management of the network's last mile connections that link individual customer networks to the Company's network. Currently, CTC, Chilesat and Entel are the only three network operators which use SDH technology in Chile.

     The Company believes that it has a competitive advantage through the flexibility, cost saving efficiencies and enhanced ability to interconnect customers achieved through its "drop and insert" technology. This technology enables the Company to provide network capacity to users without dedicating a single fiber strand to a single customer location. While networks without "drop and insert" technology may have to dedicate entire fiber strands to individual customers, the Company is able to optimize the capacity in its network through its ability to share strands among all of the customers on the network. In addition, customers often want their private networks to provide different amounts of capacity to different branch offices. "Drop and insert" technology allows the Company to meet such customer requirements. The Company's network has the transmission capacity to carry both compressed and decompressed digital signalization.

     The portion of the Company's network that passes through the downtown business and financial district has been installed in Santiago's Metro subway tunnels. The Metro subway tunnels protect the network from hazards such as severe weather and vandalism. Metro access points, such as ventilation shafts and platform entrances, are available every approximately 250 meters along the subway route. These facilities serve as the "insert" points for last mile connections between the Company's network and customer buildings. In addition to its agreement with the Metro, the Company has a utility pole right-of-way contract with one of Chile's electric companies which allows the Company to use utility poles to route cable to outlying areas of Santiago.

     The Company plans to invest in the "last mile" network links that connect commercial buildings and customer offices with the Company's fiber optic network. Where customers are operating in newly developed areas of Santiago, the Company intends to install its own last mile network infrastructure to connect those customers with its fiber optic network. In areas of Santiago where the telecommunications infrastructure is more developed, the Company believes that it may grow most efficiently by leasing such last mile connections from other network operators.

     The Company recently installed its first 38 GHz wireless connection between its fiber optic network and an ISP. The Company intends to utilize this wireless technology to connect customers more rapidly and efficiently to its fiber optic network. This wireless connection is deployed by installing wireless transceivers on rooftops, towers or windows where line-of-sight can be established between the connected points. This technology will enable the Company to develop POPs that serve buildings not currently reached by its fiber optic network without paying interconnection fees to the local telephone company. 38 GHz technology provides network connections similar to fiber optic circuits in terms of both bandwidth and service quality.

     Upon consummation of the Iusatel Acquisition, the Company intends to invest in Iusatel to improve the quality of its service through the continuing upgrade of Iusatel's switching infrastructure and customer service platforms. In addition, the Company plans to acquire or install an additional satellite antenna which will enable Iusatel to interconnect with additional international long distance carriers, subject to regulatory approval. Such additional satellite capability is expected to enable Iusatel to obtain lower prices for international transmission services.

     Iusatel obtains local access services through interconnection agreements with the following operators or their subsidiaries: CTC, Complejo Manufacturero de Equipos Telefonicos S.A.C.I. ("CMET"), Entel, BellSouth Chile S.A., Telefonica Manquehue S.A., Lucsic and Compania Nacional de Telefonos S.A. ("CNT"). In 1997, Iusatel installed a new Excel NS 2000 international long distance gateway switch to handle all international long distance calls as well as credit card and callback services. Iusatel operates a 9.1 meter satellite earth station located in Santiago through which it links with Satelitron, a Mexican carrier, which then links with a number of other carriers through the Mexican Solidaridad I satellite. Iusatel's satellite earth station is linked with its gateway switch via a 18-19 GHz microwave link. Iusatel currently operates a 24-hour network control and operator service center in Santiago to monitor its network and handle customer service calls. There can be no assurance that the Iusatel Acquisition will be consummated on the terms described herein or at all. See "Risk Factors -- Risks Related to the Iusatel Acquisition."

     Customers. Hewster Chile currently services approximately 44 customers in Santiago, including Xerox de Chile S.A., Iusatel Chile S.A., Iberia Airlines, Autorentas del Pacifico (Hertz) Ltda., Nike de Chile S.A. and The Aetna Life Insurance Company. Hewster Chile charges a monthly fee for its services based on the length of the contract and the type and quantity of services provided. Iusatel provides domestic and international long distance services to approximately eight large corporations, 800 medium and small-size corporations and 400 residential customers through annual service contract arrangements. In addition, during the past three months, Iusatel provided casual dialing services to approximately 20,000 non-subscriber users. Iusatel also provides routing services to a number of other long distance carriers including Entel.

     Competition. Chile's local and long distance markets were both opened to competition in 1994, with the only constraint being a four-year long distance market share cap imposed on Chile's former local services monopoly, CTC. There are currently five telecommunications groups that provide both local and long distance services, three of which also provide data services. There are also three other licensed providers of local telephony services and four other licensed providers of domestic and international long distance services. In the long distance market, Entel, the former PTT, has a market share of approximately 40.4% for domestic long distance and 37.5% for international long distance. In the local telephony market, CTC, the former PTT, has a market share of approximately 96%. Both CTC and Entel operate fiber optic loops in Santiago, while Teleductos S.A. operates a passive point-to-point network built using a star topology.

     The Company believes it can successfully compete in the Santiago telecommunications market by providing customers a competitively priced, bundled service offering consisting of data, long distance and other value-added services. In addition, the Company intends to begin offering long distance services upon consummation of the Iusatel Acquisition and local services during 1998 after it receives a license, as to which there can be no assurance. Such services will be delivered over the Company's digital fiber optic network which will help the Company control operating costs and minimize the need to rely on other carriers' networks. The Company believes that it is well-positioned to develop and increase its customer base in Santiago because (i) it will be able to gain a "first mover" advantage in offering services to its targeted customer base of medium and small-sized businesses which the Company believes have significant unmet demand for advanced telecommunications services and (ii) its services are provided via a digital fiber optic network that utilizes the SDH protocol and "drop and insert" technology, which enables the Company to offer an extensive range of advanced telecommunications services. The Company believes that its size and the entrepreneurial culture of its management team will allow it to react quickly to changes in the marketplace and that, coupled with its strong commitment to customer service, will differentiate Hewster Chile from its larger, less flexible competitors.

REGULATION

  Peru

     Peruvian Telecommunications Laws and Regulations. The principal features of Peruvian regulation of telecommunications services include the General Telecommunications Law (the "Peruvian Telecommunications Law"), State Contracts, the General Regulation to the Telecommunications Law (the "General Regulation"), and the Regulation (the "OSIPTEL Regulation") for the Organization for Supervision of Private Investments in Telecommunications ("OSIPTEL"). These laws and their related governmental authorities constitute the legal and regulatory framework within which the Company provides services in Peru.

     The Peruvian Telecommunications Law sets out the basic framework for the provision and regulation of telecommunications services, and has the stated objective of providing a competitive market in telecommunications. The law grants the Peruvian government the ability to oversee telecommunications services through the Ministry of Transportation, Communications, Housing and Construction (the "Ministry of Transportation" or the "Ministry"). The Ministry has the authority to grant concessions and impose sanctions for the violation of telecommunications laws. Pursuant to Supreme Decree No. 007-97-MTC, the Specialized Telecommunications Concession Unit ("STCU") became the government agency within the Ministry charged with the following functions previously performed by OSIPTEL: (i) grant, renew and cancel concessions, authorizations, permits and licenses; (ii) manage the electric spectrum and approve the assignment of frequencies; and (iii) discontinue the rendering of value added services offered by concessionaires when such services cause any damage or harm to the public telecommunications network.

     Concessions. A private entity may only provide telecommunications services in Peru pursuant to a concession granted by STCU and in accordance with a state contract (the "State Contract") to be entered between the STCU and the concessionaire. Such concessions, including the concession held by the Company through Resetel, have a maximum period of twenty years and can be renewed for an equal term without limitation subject to the submission of an application for renewal two years prior to the expiration of the concession and compliance with the requirements under the concession. The State Contract outlines, among other obligations: (i) a minimum expansion plan for the operator; (ii) required fees and tariffs; (iii) technology standards for all equipment; and (iv) quality standards of service.

     State Contracts are treated under Peruvian law the same as contracts between private parties. For this reason, such contracts cannot be modified or terminated by any subsequent regulation or legislation. The Ministry may, however, if it is deemed in the public interest, modify the terms of State Contracts unilaterally if such terms relate to the international telecommunications policy of the Ministry, or if it is necessary to modify the contract to comply with international laws, treaties or conventions. These changes can only take place through an administrative process that provides for public comment on any proposed changes.

     Local and Long Distance Services. Dial tone and public switched local and long distance services in Peru will be provided exclusively by Telefonica until July 1999, at which time the exclusivity provisions in Telefonica's concession will expire and the local and long distance markets are scheduled to be opened to competition by new entrants. The Company operates under a concession which permits it to provide private line, special access and value-added services within the local telecommunications markets of Lima and Callao. Beginning in 1999, the Company may seek to obtain authorization to begin providing dial tone as well as public local and long distance switched services.

     Technical Requirements. The Company is required to comply with regulations and detailed technical plans promulgated by the OSIPTEL that apply to such matters as the transmission, routing, signaling and assignment of numbers in the Peruvian telephone network as well as use of the radio frequency spectrum. Before concessionaires initiate service, their facilities must have been authorized by the Ministry of Communications and must be in full compliance with the applicable regulations and technical plans. Failure to comply with the technical plans can be grounds for terminating a concession if the holder does not comply within a period of time prescribed by the OSIPTEL.

     Both Telefonica and operators of private networks must make their networks available for interconnection with other carriers' networks in order to promote competition within Peru's telecommunications marketplace.

     Fees, Tariffs and Other Charges. In conformity with the Telecommunications Law, the General Regulation, and the OSIPTEL Regulation, telephone operators, including the Company, must pay certain fees, tariffs, and other charges which are primarily comprised of: (i) a concession fee; (ii) annual tariffs; (iii) payment to OSIPTEL for supervisory services; and (iv) contribution to the Fund for Private Investment in Telecommunications (FITEL). The Company may set its own tariff levels for its private line service, subject to certain maximum tariff levels set by the OSIPTEL.

     Foreign Investment and Exchange Controls. The basic legal framework to attract foreign investment to Peru is provided by the Foreign Investment Promotion Law. The Law provides for specific rules that guarantee nondiscriminatory treatment of foreign investors investing in Peru, and provides mechanisms to stimulate and secure foreign capital. Specifically, under the Law, foreign investors may freely remit all profit and repatriate all capital invested in Peru, and may freely convert such local currency proceeds into U.S. dollars. No registration with any government authority of such profit remittance or capital repatriation is required under Peruvian law irrespective of whether the original investment was made in the form of a capital contribution or intercompany loans. Notwithstanding the low level of restrictions on foreign investment, Peruvian law provides that if the foreign investor's home country imposes foreign investment restrictions on investments made by Peruvian companies in that country, the Peruvian government is authorized to impose similar restrictions with respect to investments made by companies from that country. For this reason, foreign investors are encouraged to enter into a legal stabilization agreement (the "Legal Stabilization Agreement") with the Peruvian government to guarantee certain rights with respect to their foreign investment in Peruvian companies.

     Legal Stabilization Agreements are entered into for a term of ten years. Foreign investors who execute such agreements are guaranteed the following rights, as of the date of the execution of the agreement: (i) maintenance of the existing tax treatment of the foreign investment; (ii) legal stability as to the availability of foreign currency for the remittance of profits and repatriation of capital and (iii) non-discriminatory treatment of the foreign investor.

     Foreign investors may enter into the Legal Stabilization Agreement by submitting an application to the National Commission on Foreign Investments, provided that the capital contribution is made in the following manner: (i) a capital contribution in cash of at least $2.0 million within two years of the date of execution of the agreement; or (ii) a capital contribution in cash of at least $500,000 and creation of at least 20 employment positions within two years from the date of the execution of the agreement.

  Chile

     Telecommunications Laws and Regulations.  The Ley General de
Telecomunicaciones (General Law of Telecommunications), Law No. 18.168 (1982) (the "Chilean Telecommunications Law") and various decrees issued by the Ministry of Transportation and Telecommunications and other Chilean governmental authorities, constitute the legal and regulatory framework within which the Company provides services in Chile.

     In 1994, the Chilean Telecommunications Law was amended to promote greater competition in the telecommunications sector and to establish a framework for a multicarrier dialing system. The most significant amendments were: (i) in the case of local telephone carriers, only their affiliates or other related companies, rather than the local telephone carriers themselves, can now provide public long distance services and (ii) the establishment of all carriers' maximum market shares in the domestic long distance market for a four-year period and in the international long distance market for three years, each period measured from the inception of the multicarrier dialing system, as set forth in the following table. Companies that carry traffic above these units will be subject to substantial financial penalties and the Undersecretary of Telecommunications may suspend their service.

                           MAXIMUM MARKET SHARE CAPS

                                                             YEAR 1   YEAR 2   YEAR 3   YEAR 4
                                                             ------   ------   ------   ------
                                                                       (IN MINUTES)
Carriers Affiliated with Local Operators:
  Domestic Long Distance...................................    35%      45%      55%      60%
  International Long Distance..............................    20       30       40       --
Other Carriers:
  Domestic Long Distance...................................    80       70       60       60
  International Long Distance..............................    70       65       60       --

     The Chilean Telecommunications Law also requires providers of public telephone services to conform to a multicarrier system in which end-users, rather than local telephone carriers, will determine on a call-by-call or contractual basis the long distance carrier they want to use. In addition, long distance carriers are authorized to establish direct connections to end users through their own networks.

     The Chilean Telecommunications Law provides for substantial fines, the suspension of service and other penalties for violations of the multicarrier dialing system. The routing of calls by a local telephone company to a long distance carrier other than the carrier selected by the end user or the obstruction or delay of an interconnection between the local telephone carrier and any long distance carrier would constitute violations, and the local telephone carrier may be required to indemnify the provider of long distance services for any such violations.

     Concessions. The Chilean Telecommunications Law specifies which telecommunications services require that a provider obtain a concession or permit from the Ministry of Transportation and Telecommunications. Such concessions or permits are granted by the Undersecretary of Telecommunications. Concessions, which may be granted only to entities constituted and domiciled in Chile, are necessary to provide the following services, among others: (i) public telecommunications services which are provided to satisfy the telecommunications needs of the general public and (ii) intermediate telecommunications services which are transmission and switching services offered by third parties to other concession holders who provide public telecommunications services or other services to end-users. Permits, which are granted following a simplified procedure and may have a shorter duration than concessions, are required to provide limited services, which are services necessary to satisfy specialized needs of businesses or other institutions, but do not entail carrying traffic across public international and certain telecommunications networks.

     Concessions and permits are granted by the Chilean government for a fixed term which is presently 30 years. These concessions and permits can be renewed for the same period if so requested by the concessionaire. However, because the Company's concession was granted before the establishment of fixed terms, such concession is deemed to be indefinite in accordance with its terms and with Transitory Article 3 of such Law. Concessions and permits cannot be assigned, transferred or leased without the prior authorization of the Undersecretary of Telecommunications, which authorization cannot be denied without reasonable cause.

     Holders of concessions to provide public telecommunications services must establish and accept interconnection with others, in accordance with technical requirements established by the Undersecretary of Telecommunications, to ensure that users have access to all public services. Concession holders may establish their own systems or use facilities of other entities.

     Any telephone service outage must be corrected within 12 hours or users are entitled to indemnification and the concession holder is subject to fines.

     The Undersecretary of Telecommunications may suspend a concession holder's service for up to thirty days for failure to comply with technical requirements, which action may be challenged in the courts within a term of five days as of the notification to the holder of the concession.

     The Chilean Telecommunications Law provides that holders of concessions and permits shall have access, on equal economic and technical basis, to satellite systems and international cables.

     Existing concessions may be terminated if the concession holder does not fulfill certain of its obligations, including: (i) fulfillment of the technical framework applicable to the service; (ii) reiterative sanctions because of the suspension of transmissions; (iii) nonpayment of a fine imposed on the concession holder for more than 30 days; and (iv) the unauthorized change of any of the essential elements of the concession. The holder of the concession can appeal such termination to the Chilean Supreme Court within ten days if it believes that the termination was illegal.

     Tariff System. Currently, providers of domestic and international long distance services are subject to maximum tariffs fixed by the Chilean government.

     The Company's services are presently subject to maximum tariffs under the Chilean Telecommunications Law. The Chilean government establishes the maximum tariffs of regulated services by using a methodology that provides for the recovery of investments and the costs of operations of such services, as well as a profit based on the cost of capital. Under the Chilean Telecommunications Law, the structure, level and mechanism for indexing the affected services are fixed every five years by a joint decree issued by the Ministry of Transportation and Telecommunications and the Ministerio de Economia, Fomento y Reconstruccion (the "Ministry of the Economy") on the basis of the incremental costs of providing the tariffed service in each geographical service area where the service is provided, including capital costs taking into account the expansion plans of the regulated companies over the five year period. In the absence of expansion plans, the structure and level of rates are set on the basis of marginal long-term costs. Maximum tariffs are established on the basis of an economic model that relies on the costs of an ideally efficient enterprise that offers only the service subject to tariff. The tariff for each service that is subject to tariff regulation reflects the theoretical cost components associated with such service.

     Tariffs for domestic long distance telephone services must include the prices of long distance transmission and switching as well as the price of local telephone service. Tariffs for international long distance services must include such price components as the price of domestic and international services, the cost of access to the local network, as well as the settlement costs with foreign correspondents.

     Providers of telecommunications services are prohibited from discriminating among similarly situated users in the price charged for tariffed services. Each tariff is subject to its own index, which is calculated using the prices of its principal components. A concessionaire must give two months notice to the Subsecretaria de Telecomunicaciones (the Undersecretary of Telecommunications) of changes to the maximum tariff resulting from changes in the applicable index (including inflation adjustments) and that tariff, upon readjustment, is the maximum price that users may be charged for the service.

     Because the tariff-setting process takes place every five years, providers of long distance services subject to tariff regulation have to prepare a special study for each regulated service included in their geographic concession areas. The purpose of the study is to calculate the total and marginal long-term costs with respect to each such service and to determine on the basis of such calculation the structure and level of future tariffs. New tariff proposals must be presented to the Ministries of Transportation and Telecommunications and of Economy 180 days prior to the end of each five-year period. The Company and other intermediate service providers are subject to the maximum tariffs established by the corresponding authorities for the principal intermediate service provider.

     Encaje or deposit requirement. Thirty percent of amounts borrowed from abroad must be placed on deposit with the Central Bank for a period equal to the average term of the loan, with a minimum period of 90 days and a maximum period of 1 year. These funds do not earn interest. In lieu of making this deposit, the recipient may comply with the encaje through the purchase of special Central Bank promissory notes equal to 30% of the principal, which the Central Bank repurchases on the same date, prior to deduction of an interest rate equal to LIBOR + 4% for one year. In addition to the 30% deposit requirement, payments made by a Chilean company on interest in connection with a loan by a foreign shareholder of such company are treated as dividends for purposes of the imposition of a 35% withholding tax on the value of the payment of interest.

     Foreign Investment and Exchange Controls. Complete foreign ownership of investments in Chilean entities is possible and there is no minimum period within which the foreign investments must remain in Chile. Foreign investment capital may be remitted overseas one year after entering Chile.

     The Central Bank requires most transactions relating to foreign investment to be effected in a "formal" currency market. Appropriate approvals and registrations must be obtained when foreign investment capital enters the country to ensure the right to acquire foreign currency to pay for imports, repatriate capital and profits and pay interest and capital due on foreign currency loans.

     Foreign investment capital may be remitted overseas one year after entering Chile, but only from the proceeds of sale or liquidation of all or part of the assets, business, shares or rights representing the investment. Capital comprising reinvested profits are not subject to the one year restriction.

     Annual profits may be remitted overseas at any time. Interim profits and dividends can be remitted quarterly if supported by audited financial statements and permitted by the foreign investment contract with the government.

     Normally, foreign currency required to repatriate capital and profits must be obtained in the local formal currency market. Certificates authorizing the purchase of the foreign currency are issued by the Foreign Investment Committee, normally within 48 hours in the case of profits. Investors may be able to operate offshore foreign currency accounts which may be used to repatriate capital profits directly.

     The Foreign Investment Statute guarantees that restrictions applicable to the remittance of capital and profits will not be less favorable than those applying generally to the acquisition of foreign currency to pay for imports.

TAXATION

  Peru

     The tax structure of Peru is composed of several broad based taxes, a consumption tax on certain products (e.g. gasoline), a general income tax, an alternative minimum tax based on a business' assets, a property tax, and a simplified import tariff. In addition, withholding taxes are imposed on interest and salary income, and Peru has a recently expanded value added tax (VAT) that covers certain products and services.

     Income Tax. Peruvian corporations or foreign corporations domiciled in Peru are subject to a federal income tax at a rate of 30% on the net income realized by the company during the fiscal year. There is no state or municipal income tax.

     Payment of Dividends. Under applicable Peruvian law, amounts paid as dividends or distributed as profits are not deemed to be taxable income and, consequently, are not subject to any taxation.

     Asset Tax. Peruvian corporations are subject to an annual asset tax calculated at a rate of 0.5% over the value of the net assets of the company. The amount of the net asset tax which is due may be credited against the corporation's income tax.

     Value Added Tax. Peruvian corporations are subject to a value added tax calculated at a rate of 18% over the value of services rendered to customers, goods imported into Peru, sale of personal or real property and assignment of fixed assets to an affiliate. Companies are entitled to an off-setting credit against the value added taxes imposed on the sales of goods and services.

  Chile

     Taxation. Generally, foreign investors and local businesses are treated equally, although foreign investors are given the benefit of certain fixed rate tax options which allow them to limit the impact of future adverse tax changes.

     To promote savings and investment, the income of business entities is taxed in two stages, initially when income is earned and finally when profits are distributed to the ultimate business owners. The effective rate payable on foreign investment profits remitted abroad is normally 35%, 15% being payable at the time profits are earned with the balance due on payment overseas. Considerable emphasis is placed on indirect taxation through a 18% Value-Added Tax which contributes about 60% of fiscal revenue.

     First Category Income Tax, often referred to as the corporate tax, is paid by all entities on accrued income from business operations at a rate of 15%. Chile has a fully integrated tax system allowing this corporate tax to be credited against personal income taxes payable by resident investors when business profits are withdrawn by them or, in the case of foreign investors, against withholding tax payable when profits are remitted overseas. Profit distributions received by a resident business entity as an investor in another business entity are not liable to tax until distributed to a non-business or overseas entity.

     Withholding Tax. Additional Withholding Income Tax of 35% is payable by non-resident individuals and entities on Chilean-source business income withdrawn or remitted overseas. This tax is withheld by the paying business entity.

     The 15% corporate tax is allowed as a credit against the Additional Withholding Income Tax payable. As a result, the effective rate payable on foreign investment profits remitted abroad is normally 35%, 15% being payable at the time profits are earned with the 20% balance due on payment overseas.

     Withholding tax is also imposed on most other payments made abroad. For example:

          1. 35% for royalty payments and patents, license and similar fees;

          2. 4% for interest payments to a foreign or international banking institution or to a foreign or international financial institution registered with the Central Bank of Chile. A 35% rate applies to interest payments to all other entities;

          3. 35% for rental payments, this rate can be reduced to 1.75% for equipment rental payments; and

          4. 20% withholding tax applied to remuneration of foreign individuals not resident in Chile for "technical assistance" or "engineering services" rendered in Chile or abroad.

     These rates can be increased to 80% for royalties or fees for technical services considered unproductive or unnecessary for the economic development of the country. All these payments are tax deductible if necessary to produce income.

     Thin Capitalization Rules. Although the tax regime does not impose restrictions on debt/equity ratios, the Foreign Investment Committee currently limits borrowing levels when approving investments. The current debt to equity ratio is 70:30.

     Capital Gains. Gain recognized on the sale of shares will be subject to both the First Category Income Tax and the Additional Withholding Income Tax, if either (i) the foreign holder has held the shares for less than one year or (ii) the foreign holder acquired and sold the shares in the ordinary course of business or as an habitual trader of shares. In all other cases, gain on the sale of shares will be subject to a sole 15% First Category Tax.

     For purposes of determining the capital gains on the disposition of the shares of the Chilean companies, the tax basis will be the acquisition value adjusted by the variation of the Chilean Consumer Price Index between the last day of the month prior to the purchase of the shares and the last day of the month prior to the disposition of the shares. If the investment in the shares has been made through DL 600, upon total or partial liquidation of the investment, no taxes will be applied on gains up to the U.S. dollar equivalent of the foreign investment.

     Income Tax Payment. Chile has a calendar tax year and returns must be lodged by April 30 of the following year. Business entities are required to make monthly provisional payments of corporate tax equal to a percentage of the previous month's gross revenue. The percentage is determined by the ratio of gross revenue to First Category Income Tax for the business entity for the preceding year. Any further tax due must be paid on filing of the relevant tax return. Excess tax paid is recoverable after filing.

EMPLOYEES

     As of November 15, 1997, the Company had 75 full-time employees, of whom approximately 34 are in Resetel, 37 are in Hewster Chile and 4 are in ICCA. The Company's employees are not represented by any labor union. The Company believes that relations with its employees are good.

PROPERTIES

     ICCA's corporate offices are located at 1221 Brickell Avenue, Miami, Florida. These offices are occupied under a lease that expires on December 31, 1997 (the "ICCA Lease") at a rent of approximately $3,863 per month. The ICCA Lease does not specify the conditions for its renewal, but the Company believes that the current lease may be renewed for an additional one year term without unreasonable effort or additional expense. The Company's offices in Santiago, Chile are occupied under a lease which expires in April 1998, at a rent of approximately $6,400 per month. The Company's offices in Lima, Peru are occupied under a two year lease terminating on October 14, 1998 at a rent of approximately $3,500 per month. The Company believes that its current facilities, together with other contiguous rental space, are adequate to provide for its current needs and that its current facilities and planned lease of replacement facilities in Chile will be adequate for its current and anticipated needs and anticipated growth.

LEGAL PROCEEDINGS

     On July 3, 1997, NU Investments, LLC and KA Investments LDC (collectively, the "Plaintiffs"), filed suit in the U.S. District Court for the Northern District of Illinois, Eastern Division against the Company, Mr. Patricio E. Northland, President, CEO and Chairman of the Board of the Company, and each of Phillip S. Magiera and Paul A. Moore, both former directors of the Company, alleging breach of contract, violation of Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, and fraudulent misrepresentation for the Company's failure to file a registration statement to register the resale of shares of Common Stock issuable upon the conversion of the Plaintiffs' 7% Convertible Debentures and the exercise of warrants to purchase 100,000 shares of Common Stock. See "Description of Capital Stock -- February 1997 Warrants." The Plaintiffs demand compensatory damages in the amount of $1.5 million plus prejudgment interest and costs. The Company believes that it has meritorious defenses to the Plaintiffs' claims, and intends to defend this action fully and vigorously. Moreover, even if the Company is found to be liable in this action, it does not believe that any such liability will have a material adverse effect on the Company's business, financial condition and results of operation.

     On November 21, 1997, Arcadia Importers and Exporters, Inc. ("Arcadia"), the purchaser of the Company's 8% Convertible Debentures in the aggregate principal amount of $2,000,000 (the "8% Convertible Debentures"), filed suit in the Supreme Court of the State of New York against the Company relating to the failure to file in a timely manner the Registration Statement of which this Prospectus forms a part with respect to the shares of Common Stock issuable upon conversion of the 8% Convertible Debentures. Arcadia is seeking damages of not less than $484,000 plus interest, costs and reasonable attorneys' fees.

     The Company believes that it has meritorious defenses to the foregoing claims, and intends to defend such actions fully and vigorously. Moreover, even if the Company is found to be liable in either or both of these actions, it does not believe that any such liability will have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning each of the executive officers and directors of ICCA:

                  NAME                     AGE             POSITION WITH THE COMPANY
                  ----                     ---             -------------------------
Patricio E. Northland....................  42    President, Chairman of the Board of Directors
                                                   and Chief Executive Officer
Douglas G. Geib II.......................  41    Chief Financial Officer and Director
David C. Kleinman........................  62    Director
George A. Cargill........................  56    Director
Patricio Silva Echenique.................  62    Director

     Patricio E. Northland has over sixteen years of experience as an international telecommunications executive and entrepreneur. Mr. Northland has been President, Chairman of the Board of Directors and Chief Executive Officer of ICCA since November 1996. Born in Chile, Mr. Northland is a U.S. citizen who brings to the Company many relationships with telecommunications carriers and potential customers throughout Latin America. In 1991, Mr. Northland founded AmericaTel Corporation ("AmericaTel"), a Miami-based international telecommunications carrier focused on traffic originating and terminating in Latin America, and in 1993, Mr. Northland successfully completed a joint venture agreement between AmericaTel and Entel, Chile's major long distance carrier. Under Mr. Northland's leadership, AmericaTel grew to provide satellite-based voice, data and fax telecommunications services to corporate customers in several Latin American nations. Prior to his involvement with AmericaTel, Mr. Northland held key management positions with PanamSat and IntelSat. In 1996, Mr. Northland sold his interest in AmericaTel to Entel. Mr. Northland holds engineering degrees from the University of Chile, a master's degree in communications from George Washington University, and an M.B.A. from The University of Chicago.

     Douglas G. Geib II has been the Chief Financial Officer and a Director of ICCA since May 1997. For almost 20 years prior thereto, Mr. Geib worked with Ernst & Young LLP and had been a Partner since 1989. While at Ernst & Young, Mr. Geib provided corporate finance and audit services, as well as coordinated and managed various consulting services to clients involved in telecommunications, healthcare, manufacturing, real estate and consumer products. Mr. Geib holds an undergraduate business degree from The Ohio State University and an M.B.A. from The University of Chicago. Mr. Geib is a Certified Public Accountant.

     David C. Kleinman has been a Director of ICCA since May 1997. Mr. Kleinman is currently Senior Lecturer in Business Policy at the Graduate School of Business of The University of Chicago where he has taught since 1971. Mr. Kleinman serves as a member of the Board of Directors of Irex Corporation which trades its stock in the over-the-counter market. Mr. Kleinman is also a member of the Board of Directors of the Acorn Fund, the Acorn International Fund and the Acorn USA Fund which are registered under the Investment Company Act of 1940.

     George A. Cargill has been a Director of ICCA since July 1994. Mr. Cargill has been the President and owner of Telectronic S.A., a major Chilean systems integrator and the Northern Telecom equipment distributor in Chile since 1976. Prior thereto, Mr. Cargill spent seven years with CTC as a network engineer and manager of quality control.

     Patricio Silva Echenique has been a Director of ICCA since August 1995. From 1990 through 1994, Mr. Silva served as Ambassador from Chile to the United States. During his career, Mr. Silva served as a member of the board of directors of the State Bank of Chile, the Chilean Copper Corporation, and Entel, Chile's major long distance carrier. He has also served as an executive of the United Nations Development

Office for Latin America and as an independent consultant. Mr. Silva holds an undergraduate degree from the University of Chile and a Ph.D. (ABD) in economics from the Massachusetts Institute of Technology.

KEY EMPLOYEES OR CONSULTANTS

     Luis Thais Diaz, age 54, has been Chairman of the Board of Directors of Resetel since November 1996. Since July 1996, he has also been Chairman of the Board of Directors of Drake Beam Morin-Chile, a human resources consulting company based in the United States. From 1972 through 1996, Mr. Thais served as representative of the United Nations Secretary General in Central America, Argentina, Panama, Colombia, Venezuela and Chile. Mr. Thais has supervised various telecommunications projects in those countries on behalf of the International Telecommunications Organization.

     Moises Blumen Cohen, age 28, has been the Chief Executive Officer of Resetel since October 1996 and its Administrative Manager since August 1996. From July 1993 until July 1996, Mr. Blumen was President of Compania Central 911, a Peruvian security alarm installation company founded by Mr. Blumen in July 1993.

     Ivan Van de Wyngard, age 53, has been a consultant to the Company since October 1997. From 1986 to 1994, Mr. Van de Wyngard was Chief Executive Officer of Entel. From 1995 to August 1997, Mr. Van de Wyngard was President of Consultora Internacional de Telecommunicaciones VamCon Ltda., a Chilean telecommunications consulting company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit and Compensation Committee. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

     Audit Committee. The Audit Committee reviews the scope and results of the audit of the financial statements of the Company and reviews the internal accounting, financial and operating control procedures of the Company. The Audit Committee also recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee is currently composed of Messrs. Silva, Kleinman and Cargill, all of whom, in accordance with the rules of the Nasdaq SmallCap Market, is independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee did not meet in fiscal year 1996.

     Compensation Committee. The Compensation Committee determines the cash and other incentive compensation to be paid to the Company's executive officers, including the award of stock options under the Company's stock option plans as well as the award of non-qualified stock options and warrants issued pursuant to individual stock option and warrant agreements. The Compensation Committee is composed of Messrs. Silva and Kleinman, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee did not meet in fiscal year 1996.

     The functions that would normally be performed by the Audit and Compensation Committees were performed by ICCA's Board of Directors in 1996.

DIRECTORS COMPENSATION

     Each non-employee director of ICCA, or of any of its subsidiaries, is entitled to be paid such compensation for his or her services and reimbursed for such expenses as fixed by ICCA's Board of Directors. Currently, non-employee directors of ICCA are entitled to receive annual compensation consisting of stock options to acquire 50,000 shares of Common Stock at a price calculated on the average closing price of the Common Stock for the five trading days immediately preceding the date of such grant.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the annual compensation earned by the current Chief Executive Officer of ICCA, the person who formerly served as Chief Executive Officer of ICCA during part of 1996 and the other most highly compensated executive officer of ICCA during 1996 (such persons are hereinafter referred to as the "Named Executive Officers") for services rendered during 1996, 1995 and 1994.

                                                                                LONG-TERM COMPENSATION
                                                                          -----------------------------------
                                            ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                    -----------------------------------   ----------------------   ----------
                                                              OTHER                                LONG-TERM
                                                              ANNUAL      RESTRICTED   NUMBER OF   INCENTIVE     ALL OTHER
NAME AND PRINCIPAL                                           COMPEN-        STOCK       OPTIONS       PLAN        COMPEN-
POSITION(S)                  YEAR   SALARY($)   BONUS($)   SATION($)(1)   AWARDS($)       (#)      PAYOUTS($)   SATION($)(1)
------------------           ----   ---------   --------   ------------   ----------   ---------   ----------   ------------
Patricio E. Northland......  1996     50,000       --             --            --      333,334(2)       --            --
  Chairman of the Board,     1995         --       --             --            --           --          --            --
  President and CEO(3)       1994         --       --             --            --           --          --            --
Hernan Streeter............  1996    110,000       --             --            --      125,000(4)       --            --
  Former President and       1995    120,000       --             --            --      100,000(5)       --            --
  Chief Executive Officer    1994     55,000       --             --            --      285,000(6)       --            --
Douglas G. Geib II(7)......  1996         --       --             --            --           --          --            --
  Chief Financial Officer    1995         --       --             --            --           --          --            --
                             1994         --       --             --            --           --          --            --

---------------

(1) Perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any officer.
(2) Includes options to purchase 1,000,000 shares of Common Stock at an exercise price of $2.81 per share in the following manner: (i) 333,334 which vested in November 1996 and (ii) 666,666 which vested on September 22, 1997. See "-- Employment and Consultants Agreements."
(3) Effective as of November 23, 1996.
(4) Includes options to purchase 125,000 shares of Common Stock at an exercise price of $2.25 per share.
(5) Includes options to purchase 100,000 shares of Common Stock at an exercise price of $1.96 per share.
(6) Includes options to purchase 100,000 shares of Common Stock at an exercise price of $0.35 per share and 135,000 shares at an exercise price of $2.50 per share. Also includes options to purchase 50,000 shares of Common Stock at an exercise price of $2.50 per share.
(7) Mr. Geib commenced employment with the Company on May 1, 1997. See
    "-- Employment and Consultants Agreements."

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options granted in 1996 to ICCA's Named Executive Officers. The Company has no outstanding stock appreciation rights. None of the Named Executive Officers exercised options during 1996.

                                                                                           POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                     ---------------------------------------------------     ANNUAL RATES OF
                                                   PERCENT OF                                  STOCK PRICE
                                                 TOTAL OPTIONS                               APPRECIATION FOR
                                     NUMBER OF     GRANTED TO     EXERCISE                     OPTION TERM
                                      OPTIONS     EMPLOYEES IN     PRICES     EXPIRATION   --------------------
NAME                                  GRANTED     FISCAL 1996     PER SHARE      DATE        5%         10%
----                                 ---------   --------------   ---------   ----------   -------   ----------
Patricio E. Northland..............  1,000,000          89%         $2.81     Jan. 2007    $61,000   $3,000,000
Hernan Streeter....................    125,000          11           2.25     Mar. 2006     78,000      448,000
Douglas G. Geib II.................          0          --             --            --         --

                      OPTION EXERCISES IN FISCAL 1996 AND
                    OPTION VALUES AT THE END OF FISCAL 1996

     The following table sets forth information with respect to ICCA's Named Executive Officers concerning the exercise of options during 1996 and unexercised options held as of the end of 1996.

                                                                                              VALUE OF
                                                                        NUMBER OF           UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                                                       OPTIONS AT            OPTIONS AT
                                         NUMBER OF                  DECEMBER 31, 1996   DECEMBER 31, 1996($)
                                          SHARES                    -----------------   --------------------
                                        ACQUIRED ON      VALUE        EXERCISABLE/          EXERCISABLE/
                 NAME                    EXERCISE     REALIZED($)     UNEXERCISABLE        UNEXERCISABLE
                 ----                   -----------   -----------   -----------------   --------------------
Patricio E. Northland.................       0            --             --/--                --/--
Hernan Streeter.......................       0            --             --/--                --/--
Douglas G. Geib, II...................       0            --             --/--                --/--

EMPLOYMENT AND CONSULTANTS AGREEMENTS

     In September 1997, the Company entered into an employment and severance agreement (the "Northland Agreement") with Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which replaced his former employment agreement with the Company. The Northland Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an initial annual base salary of $350,000, subject to an increase of $50,000 in each of the second and third year of the agreement. In addition, Mr. Northland was granted non-qualified stock options to purchase 300,000 shares of ICCA's Common Stock in the following manner: 100,000 shares which vest on the date of employment at an exercise price of $4.00 per share; 100,000 shares which vest one year thereafter at an exercise price of $6.00 per share; and 100,000 shares which vest two years after the date of employment at an exercise price of $8.00 per share. In consideration of Mr. Northland's agreement to terminate his former employment agreement with the Company, which would have provided for a substantial bonus to Mr. Northland upon consummation of the Offering, the Company agreed to pay Mr. Northland a performance bonus of $250,000 and vest all of his existing options to acquire 1,000,000 shares of Common Stock granted under his prior employment agreement.

     During May 1997, the Company entered into an employment and severance agreement (the "Geib Agreement") with Douglas G. Geib II, Chief Financial Officer of ICCA. The Geib Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an annual salary of $250,000. In addition to the base salary, the Geib Agreement provides for a primary performance award based upon business criteria which is designed to enhance shareholder value during each year up to a maximum of 100 percent of the base salary payable thereunder. Mr. Geib was also granted non-qualified stock options to purchase 500,000 shares of ICCA's Common Stock at an exercise price of $2.42 per share. One-third of such options became exercisable on date of employment, and the remainder vest in equal annual installments over the first two years of Mr. Geib's three-year employment period.

     During October 1997, the Company entered into an agreement with Mr. Ivan Van de Wyngard (the "Van de Wyngard Agreement) for the performance of certain management, consulting and advisory services to the Company. Under the Van de Wyngard Agreement, Mr. Van de Wyngard will receive a monthly fee of $7,500 as compensation for his services. The Van de Wyngard Agreement has a term of one year and may be extended upon mutual agreement between the parties.

STOCK OPTIONS AND LONG-TERM INCENTIVE PLAN

     As of September 30, 1997 ICCA has outstanding options to purchase 5,475,000 shares of Common Stock. No options have been granted under ICCA's 1994 Long-Term Incentive Plan (the "Plan").

     During 1996, 2,060,000 stock options were granted by ICCA to its executive officers and directors. On May 29, 1997, the Board of Directors of ICCA granted stock options in an aggregate amount of 200,000 shares of Common Stock to Mr. Kleinman of which 50,000 shares vested on May 29, 1997 and the remainder vest in equal annual installments over a three year period. During September 1997, ICCA agreed to grant the following stock options to the following officers of ICCA at an exercise price of $2.13 per share, the then market value of the Common Stock:
(i) Patricio E. Northland, President, Chief Executive Officer and Chairman, was granted options to acquire 600,000 shares; and (ii) Douglas G. Geib II, Chief Financial Officer and a director of ICCA, was granted options to acquire 250,000 shares. In addition, in October 1997, ICCA agreed upon consummation of the Initial Offering to grant options to acquire an additional 714,000 and 286,000 shares to Mr. Northland and Mr. Geib, respectively, at an exercise price of $4.40 per share. See "Certain Relationships and Related Party Transactions."

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     ICCA's Articles of Incorporation and By-laws contain certain provisions that eliminate the liability of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act, except that they do not eliminate liability for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (iv) any transaction from which the director derived an improper personal benefit. The Texas Business Corporation Act provides that Texas corporations may indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person, if such person (i) conducted himself in good faith and
(ii) reasonably believed that his conduct was in the corporation's best interests or, in the case of any criminal proceeding, that his conduct was not unlawful and opposed to the corporation's best interests. The indemnification provision does not permit indemnification of officers, directors and employees
(i) when such persons are found liable to the corporation or (ii) for any transaction from which such persons derive improper personal benefits. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of the Company and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

     The Company has entered into an indemnification agreement with each director (an "Indemnitee"). Pursuant to the indemnification agreement, the Company will indemnify an Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, ICCA's Articles of Incorporation and By-laws, or statute. In addition, the Company will indemnify each Indemnitee against any and all expenses incurred in connection with claims relating to the fact that such Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company, and the Company will advance all such expenses. The Company maintains directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ICCA pursuant to the foregoing provisions, ICCA has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In 1994, 1995 and 1996 the Company spent approximately $946,000, $205,000 and $172,000, respectively, for the purchase of telecommunications equipment and services from Telectronic, S.A. for its fiber optic network in Chile. Mr. Cargill, a director of the Company, is a founder and General Manager of Telectronic, S.A.

     In addition, in 1994 and 1995 and prior to it being acquired by the Company, HSA provided approximately $144,000 and $206,000, respectively, in telecommunications services to the Company. Hernan Streeter, a principal shareholder and the former Chairman and President of the Company was the founder and Chief Executive Officer of HSA. HSA was subsequently acquired by the Company and merged with HSI. The Company believes that each of the foregoing transactions was an arms'-length transaction entered into under normal market conditions and in the ordinary course of business.

     In June 1994, the Company entered into a consulting agreement with Maroon Bells, an entity in which Paul Moore and Phillip Magiera, both former members of ICCA's Board of Directors, are principals. Pursuant to such consulting agreement, the Company issued 1,150,000 shares of Common Stock to Maroon Bells, its assigns and its investors, as consideration for contributed advisory services in connection with the recapitalization of HSI, which shares were valued at $0.25 per share by the Board of Directors of ICCA. The Company also paid Maroon Bells $25,000 and issued to Maroon Bells warrants to purchase 75,000 shares of Common Stock at an exercise price of $0.25 per share in consideration of consulting services provided under the consulting agreement.

     In July 1994, the Company entered into a one-year agreement with Maroon Bells, which was subsequently amended in October 1994, pursuant to which Maroon Bells agreed to perform certain financial advisory services for the Company for a monthly fee of $10,000. The Company paid $60,000 and $100,000 to Maroon Bells pursuant to this agreement in 1994 and 1995, respectively.

     In July 1997, the Company issued to Maroon Bells 80,000 shares of ICCA's Common Stock in lieu of fees owed to Maroon Bells for consulting services performed in 1996.

     Pursuant to an employment agreement between the Company and Hernan Streeter, a shareholder and former Chairman of the Board of Directors and Chief Executive Officer of ICCA, the Company paid salaries to Mr. Streeter in the amounts of $120,000 and $110,000 in 1995 and 1996, respectively.

     During 1995 and 1996, Laura Investments, Ltd., a company wholly-owned by Hernan Streeter, a shareholder and former Chairman of the Board of Directors and Chief Executive Officer of ICCA, loaned to the Company approximately $1.6 million. On March 31, 1996 the loans, plus accrued interest, were converted into 839,235 shares of Common Stock.

     The Iusatel Agreement provides that Mr. Hernan Streeter, the principal shareholder of Iusatel and the former Chairman of the Board of Directors and Chief Executive Officer and a current shareholder of ICCA, will remain as General Manager of Iusatel until December 31, 1997, and he shall thereafter be retained as a consultant for a period of one year for a monthly fee of $10,000.

     In connection with the Iusatel Acquisition, the Company is expected to pay to Mr. Silva, a director of the Company, a fee in the aggregate amount of 100,000 shares of Common Stock for his services in facilitating the transaction.

     During September 1997, ICCA's Board of Directors ratified the issuance of the following shares of Common Stock to the following officers of ICCA: (i) 600,000 shares of Common Stock to Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board and (ii) 250,000 shares of Common Stock to Douglas G. Geib II, Chief Financial Officer of ICCA. In addition, on the same date, the Company granted the following stock options to the following officers of ICCA at an exercise price of $2.13 per share: (i) Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board, was granted options to acquire 600,000 shares of Common Stock, one-third of which vested immediately and the remainder in equal annual installments over the next two years; and (ii) Douglas G. Geib II, Chief Financial Officer and a director of ICCA, was granted options to acquire 250,000 shares of Common Stock, one third of which vested immediately and the remainder vest in equal annual installments over the next two years. In addition, in October 1997, ICCA agreed upon consummation of the Offering to grant options to acquire an additional 714,000 and 286,000 shares to Mr. Northland and Mr. Geib, respectively, at an exercise price of $4.40 per share -- One third of such options vested immediately and the remainder vest in equal annual installments over the next two years.

     During October 1997, the Company entered into an agreement with Maroon Bells, Theodore Swindells, Paul Moore and Phillip Magiera to compensate them for services rendered to ICCA. Pursuant to such agreement, ICCA agreed to make a cash payment to Maroon Bells of $500,000 upon consummation of the Offering, and to issue to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. Messrs. Moore and Magiera resigned from ICCA's Board of Directors.

     Pursuant to a settlement agreement, during October 1997, ICCA agreed to issue 300,000 shares of Common Stock to Eleazar Donoso as compensation for certain financial assistance Mr. Donoso provided to ICCA during its development stage. Mr. Donoso is a co-founder with Mr. Cargill, a director of ICCA, of Telectronic S.A. and its President. Mr. Donoso is also a shareholder of ICCA.

                            DESCRIPTION OF NEW NOTES

     The Existing Notes were, and the New Notes will be, issued under the Indenture, dated as of October 27, 1996, between the Company, as issuer, and State Street Bank and Trust Company, N.A., as Trustee. A copy of the Indenture has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Existing Notes were, and the New Notes will be, issued pursuant to an Indenture (the "Indenture") between the Company and State Street Bank and Trust Company, N.A. as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture, Proceeds Pledge and Escrow Agreement and Registration Rights Agreement will be made available to prospective investors as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under " -- Certain Definitions." For purposes of this "Description of New Notes," the term "Company" refers only to InterAmericas Communications Corporation and not to any of its Subsidiaries.

RANKING

     The New Notes will rank senior in right of payment to all subordinated Indebtedness of the Company incurred in the future, if any. The New Notes will rank pari passu in right of payment to all senior Indebtedness of the Company incurred in the future, if any. The New Notes will be secured by a first priority pledge pursuant to the Proceeds Pledge and Escrow Agreement of (1) securities purchased with a portion of the proceeds from the sale of the Senior Notes (the "Pledged Securities"), which initially consist of Government Securities, and the account established with the Trustee for the deposit of the Pledged Securities (the "Pledge Account"), which will be released to the Company upon payment in full of the first six scheduled interest payments due on the New Notes and (2) $62.0 million of the net proceeds of the Offering, which have been invested in Cash Equivalents (the "Collateral Funds") and placed in an escrow account (the "Collateral Account") to be held by the Trustee, as Collateral Agent, pending application of such funds by the Company for the payment of (a) Permitted Expenditures (as defined below), (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith. See
" -- Proceeds Pledge and Escrow Agreement."

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the New Notes. The ability of the Company's Subsidiaries to make payments will be subject to, among other things, the terms of such Subsidiaries' Indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such Subsidiaries are organized.

     The Obligations under the New Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries.

Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. As of September 30, 1997, the Company's Subsidiaries would
have had approximately $     million of Indebtedness and $     million of trade
payables and other liabilities outstanding after giving pro forma effect to the Initial Offering, the use of proceeds therefrom and the Iusatel Acquisition. In addition, under the Indenture, the Company's Subsidiaries will be permitted to incur certain additional Indebtedness the terms of which may restrict the ability of the Company's Subsidiaries to pay dividends to the Company. See "Risk Factors -- Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure" and " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

PRINCIPAL MATURITY AND INTEREST

     The New Notes will be limited to $150.0 million in aggregate principal amount and will mature on October 27, 2007. Interest on the New Notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually on April 27 and October 27 (each, an "Interest Payment Date"), commencing on April 27, 1998 to holders of record on the immediately preceding April 12 and October
12. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Notes will be payable as to principal, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of same day funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, its office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

PROCEEDS PLEDGE AND ESCROW AGREEMENT

     Pursuant to the Proceeds Pledge and Escrow Agreement, upon the closing of the Initial Offering (the "Closing"), the Company purchased and pledged to the Trustee for the benefit of the Holders of the Senior Notes the Pledged Securities in such amount as is sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Senior Notes. The Company used approximately $63.0 million of the net proceeds of the Initial Offering to acquire the Pledged Securities. The Pledged Securities were pledged by the Company to the Trustee for the benefit of the Holders of Senior Notes pursuant to the Proceeds Pledge and Escrow Agreement and are being held by the Trustee in the Pledge Account. Pursuant to the Proceeds Pledge and Escrow Agreement, immediately prior to an interest payment date on the Senior Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Senior Notes within five days of an Interest Payment Date through October 27, 2000 will constitute an immediate Event of Default under the Indenture.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Senior Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company at the Company's request any such excess amount. The Senior Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure all Obligations of the Company under the Senior Notes and the Indenture to the extent of such security.

     Under the Proceeds Pledge and Escrow Agreement, if the Company makes the first six scheduled interest payments on the Senior Notes in a timely manner, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Senior Notes will be secured only by the Collateral Funds and the Collateral Account described below to the extent that Collateral Funds remain in the Collateral Account pursuant to the terms of the Proceeds Pledge and Escrow Agreement.

     In addition to the pledge by the Company of the Pledged Securities, the Proceeds Pledge and Escrow Agreement required the Company to (i) deposit $62.0 million of the net proceeds of the Initial Offering in an account under the Trustee's exclusive dominion and control pending application of such funds by the Company for the payment of (a) Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith and (ii) grant to the Trustee, as Collateral Agent, for the benefit of Holders of the Senior Notes and itself as Trustee, a first priority security interest in the Collateral Funds and the Collateral Account securing all Obligations of the Company under the Senior Notes and the Indenture. The Collateral Funds are required to be invested in Cash Equivalents, as directed from time to time by the Company. The Company will be permitted to obtain release of the Collateral Funds as follows: (a) any amount of Collateral Funds for Permitted Expenditures, (b) in the event of a Change of Control, the Change of Control Payment and (c) in the event of a Special Offer to Purchase or a Special Mandatory Redemption, the purchase or redemption price in connection therewith; provided that at least 60% of the aggregate amount of Collateral Funds released from the Collateral Account for Permitted Expenditures must be released in connection with Acquisition Costs or Systems Costs directly related to Telecommunications Businesses in Peru.

     "Permitted Expenditures" means (1)(A) the purchase price and related expenses of any acquisition of (i) long-term assets used or useful in a Permitted Business or (ii) a controlling interest in a Permitted Business (collectively, "Acquisition Costs") or (B) expenditures by the Company or any Restricted Subsidiary of the Company directly related to the engineering, design, construction, installation or development of assets and systems used or useful in a Permitted Business ("Systems Costs"), in each of clauses (A) and
(B), in connection with Telecommunications Businesses in Chile or Peru; (2) the repayment of Indebtedness of any Restricted Subsidiary; provided that the commitments with respect thereto in the case of revolving borrowings are correspondingly reduced and (3) other general corporate purposes in an amount not to exceed $20.0 million.

     The Proceeds Pledge and Escrow Agreement allows the Company to withdraw from the Collateral Account such amounts as are estimated by the Company in good faith and set forth in a written request (as such request may be amended from time to time), accompanied by a supporting budget or other supporting documentation, submitted to the Collateral Agent to be necessary for Permitted Expenditures for the succeeding three months.

     In the event that on or after October 27, 2000 Collateral Funds remain in the Collateral Account, the Company shall make an offer to each Holder of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes (the "Special Offer to Purchase") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase and Liquidated Damages, if any; provided that, if after the Special Offer to Purchase is consummated at least $20.0 million in aggregate principal amount of Senior Notes does not remain outstanding, the Company will be required by the terms of the Indenture to redeem all of the Senior Notes (the "Special Mandatory Redemption") at a redemption price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. If required by the terms of the Indenture to make a Special Offer to Purchase, the Company will mail a notice to each Holder offering to repurchase Senior Notes in the Special Offer to Purchase pursuant to the procedures required by the Indenture and described in such notice. If required by the terms of the Indenture, within ten days following the consummation of the Special Offer to Purchase, the Company will mail a notice to each Holder setting forth the terms of the Special Mandatory Redemption pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the Special Offer to Purchase.

     In the event that the Indenture does not require the Company to make a Special Mandatory Redemption, after the consummation of the Special Offer to Purchase, the Company shall apply all funds held in the Collateral Account not previously released pursuant to the terms of the Indenture and the Proceeds Pledge and Escrow Agreement, at its option, to the acquisition of a controlling interest in a Permitted Business, the making of a capital expenditure or the acquisition of other assets, in each case, in a Permitted Business or to the reduction of senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company.

     In the event of the Company's bankruptcy, the Company, as a debtor in possession under Chapter 11 of the Bankruptcy Code, would be entitled to petition the United States Bankruptcy Court having jurisdiction over its case for permission, under Section 363 of the Bankruptcy Code, to use the Pledged Securities pledged by it pursuant to the Proceeds Pledge and Escrow Agreement and the Collateral Funds pledged by it pursuant to the Proceeds Pledge and Escrow Agreement to fund its operations during the pendency of the reorganization proceedings. Permission for such use is likely to be granted so long as the interests of the Trustee, as Collateral Agent, for the benefit of the Holders of Senior Notes and itself as Trustee, are "adequately protected." A secured creditor's interest in cash collateral to be used by a debtor in possession may be adequately protected by, among other means, the granting of liens on substitute collateral which may be substantially less liquid than Cash Equivalents and Government Securities. See "Risk Factors -- Effect of Bankruptcy on Ability to Realize Upon Security."

OPTIONAL REDEMPTION

     The New Notes will not be redeemable at the Company's option prior to October 27, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 27 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................   107.000%
2003........................................................   104.666%
2004........................................................   102.333%
2005 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time on or before October 27, 2000, the Company may on any one or more occasions redeem up to a maximum of 33 1/3% of the aggregate principal amount of Senior Notes at a redemption price equal to 114% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the public in a registered public offering or to one or more Strategic Equity Investors to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for such purpose as provided in the definition thereof; provided that at least 66 2/3% of the original aggregate principal amount of the Senior Notes remain outstanding immediately after the occurrence of each such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of any such public offering or sale to such Strategic Equity Investors.

SELECTION AND NOTICE

     If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth above under " -- Proceeds Pledge and Escrow Agreement" and as set forth below under " -- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of (a) "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole and (b) "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than (a) all of the assets of the Company and its Restricted Subsidiaries taken as a whole or (b) all of the assets of the Company and its Restricted Subsidiaries taken as a whole that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru to another Person or group may be uncertain.

     The terms of any Indebtedness incurred by the Company's Subsidiaries and the applicable laws of the jurisdictions under which the Company's Subsidiaries are organized may restrict the Company's current and future Subsidiaries from paying any dividends or making any other distribution to the Company. Thus, in the event a Change of Control occurs, the Company could seek the consent of its Subsidiaries' lenders to the purchase of the New Notes or could attempt to repay or refinance the borrowings that contain such restrictions. If the Company did not obtain such a consent or repay or refinance such borrowings or if the applicable laws of the jurisdictions under which the Company's Subsidiaries are organized restrict such Subsidiaries' ability to pay dividends or make other distributions to the Company, the Company would likely not have the financial resources to purchase the New Notes and the Subsidiaries would be restricted in paying dividends to the Company for the purpose of such purchase. In addition, any future Indebtedness may prohibit the Company from purchasing New Notes prior to their maturity, and may also provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing New Notes, the Company could seek the consent of its lenders to the purchase of New Notes or could attempt to repay or refinance the borrowings that contain such prohibition. If the Company did not obtain such consent or repay or refinance such borrowings, the Company would remain prohibited from purchasing New Notes. In such event, the Company would be required to seek to refinance the New Notes or such other borrowings, and there can be no assurance that the Company would be able to consummate any such refinancing. See "Risk
Factors -- Substantial Leverage; Ability to Service Indebtedness" and
" -- Holding Company Structure; Inability to Access Cash Flow."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 270 days after the Company's or any Restricted Subsidiary's receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to repay Indebtedness under a Credit Facility (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or (b) to the acquisition of a Permitted Business or a controlling interest in a Permitted Business or the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption
     " -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of Indenture (other than Restricted Payments permitted by clauses (ii), (iii) or (iv) of the following paragraph) shall not exceed, at the date of determination, the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) an amount equal to the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be added to the cumulative amount calculated pursuant to this clause (c) as provided in the definition thereof, plus (iii) an amount equal to the net cash proceeds received by the Company from the sale of Disqualified Stock or debt securities of the Company that have been converted into Equity Interests (other than Equity Interests or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iv) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment.

     The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds (other than any such net cash proceeds that constitute Designated Equity Proceeds) of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the payment of cash (in lieu of the issuance of fractional shares of Common Stock) to holders of Warrants at the time of exercise of such Warrants as required by the terms of the Warrant Agreement entered into in connection with the Initial Offering; (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (vii) any payments specifically described in this Prospectus under the caption "Use of Proceeds."

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     The Board of Directors may designate any Restricted Subsidiary (other than any Subsidiary of the Company that owns all or a material portion of the assets
(i) owned by the Company or any Subsidiary of the Company on the date of the Indenture or (ii) owned by any Person described in this Prospectus under the caption "The Iusatel Acquisition" on the date of the acquisition by the Company of such Person) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) and the Company may issue shares of Disqualified Stock if the Company's Debt to Cash Flow Ratio would have been no greater than 5.5 to 1, in the case of any such incurrence or issuance on or before December 31, 2000, or no greater than 5.0 to 1, in the case of any such incurrence or issuance at any time thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds thereof), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the applicable four full fiscal quarter period.

     The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated to the Senior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated to any other Indebtedness of the Company solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $40.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the Indenture to repay Indebtedness under Credit Facilities (or any such Permitted Refinancing Indebtedness) pursuant to the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales;" provided, further, that the aggregate principal amount of Indebtedness at any one time outstanding under Credit Facilities that is incurred by, or secured by the Capital Stock or assets of, any Restricted Subsidiary that is located, or that derives substantially all of its revenue from the conduct of business, in Peru shall not exceed $15.0 million;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Senior Notes;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or such Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such acquisition by the Company or such Restricted Subsidiary; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), does not exceed $5.0 million at any time outstanding;

          (v) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of (A) the Current Market Value as of the date of issue of any Qualified Capital Stock of the Company issued to the seller(s) of a Permitted Business as consideration for the acquisition of such business and (B) the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be used for the purpose of incurring additional Indebtedness pursuant to this clause (v) as provided in the definition thereof; provided that, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness that was incurred as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of this clause (v);

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness or Indebtedness pursuant to a Credit Facility) that was permitted by the Indenture to be incurred;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries;

     provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (viii) the guarantee by the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (ix) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (x) Indebtedness of the Company or any Restricted Subsidiary of the Company (A) in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business or (B) under Hedging Obligations; provided that such agreements (1) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

          (xi) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $5.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption
" -- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption " -- Repurchase at the Option of Holders -- Asset Sales."

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

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the terms of any Permitted Debt permitted to be incurred by any Restricted Subsidiary of the Company, (b) Existing Indebtedness as in effect on the date of the Indenture or by reason of any agreement or instrument in effect on the date of the Indenture,
(c) the Indenture and the Senior Notes, (d) applicable law or regulation, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (i) any mortgage or other Lien on real property acquired or improved by the Company or any Restricted Subsidiary after the date of the Indenture that prohibit transfers of the type described in (iii) above with respect to such real property, (j) any such customary encumbrance or restriction contained in a security document creating a Permitted Lien to the extent related to the property or assets subject to such Permitted Lien, and (k) with respect to a Restricted Subsidiary, an agreement that has been entered into for the sale or disposition of all or substantially all of the Company's Equity Interests in, or substantially all of the assets of, such Restricted Subsidiary.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) such transaction will not result in the loss or suspension or material impairment of any licenses or other authorizations that are material to the future prospects of the Company and its Subsidiaries, taken as a whole; and (v) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company or into a parent corporation the principal purpose of which transaction is to change the state of incorporation of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption
" -- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250,000, (1) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (2) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) the Iusatel Acquisition, (x) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business having terms consistent with industry practice for reasonably similar companies, (y) transactions between or among the Company and/or its Restricted Subsidiaries and
(z) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption " -- Certain Covenants -- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

  Limitation on Issuances and Sales of Capital Stock of the Company

     The Indenture provides that the Company will not transfer, convey, sell, lease or otherwise dispose of any Equity Interest of the Company to any Person unless the consideration received therefor is at least equal to the Fair Market Value of such Equity Interests and all of such consideration is in the form of cash.

     The provisions of the first paragraph of this covenant does not apply to:

          (i) the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interests of the Company; provided that the transfer, conveyance, sale, lease or other disposition of all or substantially all of the Equity Interest of the Company will be governed by the provisions of the Indenture described above under the caption
     " -- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption " -- Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant;

          (ii) the transfer, conveyance, sale, lease or other disposition of Equity Interests of the Company in exchange for long-term assets used or useful in a Permitted Business or a controlling interest in a Permitted Business; provided that the Company delivers to the Trustee (a) with respect to any such transfer, conveyance, sale, lease or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value less than $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transfer, conveyance, sale, lease or other disposition is fair to the Company's shareholders and (b) with respect to any such transfer, conveyance, sale, lease or other disposition or series of related transfers, conveyances, sales, leases or other dispositions involving Equity Interests with a fair market value equal to or in excess of $5.0 million, an opinion as to the fairness to the Company's shareholders of such transfer, conveyance, sale, lease or other disposition from a financial point of view issued by UBS Securities or any other investment banking firm of national standing chosen by the Company; and

          (iii) (A) the grant or issuance of options, warrants or other rights to acquire Capital Stock of the Company ("Options") pursuant to a stock option plan which (a) shall have been approved by the Company's stockholders, (b) shall prohibit the granting of Options prior to June 30, 1998 (other than to directors or employees of the Company or any Subsidiary of the Company appointed or hired subsequent to the date of the Indenture),
     (c) shall limit the aggregate number of shares of common stock of the Company issuable in any fiscal year upon the exercise of Options to 1.0 million (subject to adjustments for stock splits and other customary events) and (d) shall provide that any Option must have an exercise price equal to or in excess of the market price for the underlying common stock of the Company on the date such Option is granted by the Company and (B) the issuance of Capital Stock of the Company upon the exercise of any such Option.

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interest of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests of such Wholly Owned Restricted Subsidiary owned by the Company or any of its Subsidiaries and (b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption
" -- Repurchase at the Option of Holders -- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if required by applicable law, shares of Capital Stock (y) constituting directors' qualifying shares and (z) of non-U.S. Restricted Subsidiaries sold to non-U.S. nationals as required by the laws of the jurisdiction of incorporation of such non-U.S. Restricted Subsidiary) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

  Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries

     The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the payment of the Senior Notes by such Subsidiary, which guarantee shall be senior to or pari passu with such Subsidiary's guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such guarantee by a Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. A form of such guarantee is attached as an exhibit to the Indenture.

  Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

  Payments for Consent

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q or, if the Company is eligible to file such Form, Form 10-QSB and Form 10-K or, if the Company is eligible to file such Form, Form 10-KSB if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods set forth in the Commission's rules and regulations. In addition, commencing after the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods set forth in the Commission's rules and regulations and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest and Liquidated Damages, if any, on the Senior Notes, provided, however, that prior to October 27, 2000, the failure by the Company to pay interest on the Senior Notes within five days of an Interest Payment Date will constitute an immediate Event of Default; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company to comply with the provisions described under the captions " -- Proceeds Pledge and Escrow Agreement," " -- Repurchase at the Option of Holders -- Change of Control,"
" -- Repurchase at the Option of Holders -- Asset Sales," " -- Certain
Covenants -- Restricted Payments," " -- Certain Covenants -- Incurrence of Indebtedness and

Issuance of Preferred Stock" or " -- Certain Covenants -- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes;
(v) breach by the Company of any material representation, warranty or agreement set forth in the Proceeds Pledge and Escrow Agreement, or repudiation by the Company of its obligations under the Proceeds Pledge and Escrow Agreement or the unenforceability of the Proceeds Pledge and Escrow Agreement against the Company for any reason; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Senior Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, the foregoing amount shall ipso facto become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to October 27, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to October 27, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of

Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal or premium, if any, interest or Liquidated Damages, if any on the Senior Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

  No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Notes, the Subsidiary Guarantees, the Indenture or the Proceeds Pledge and Escrow Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

  Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the

Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

  Transfer and Exchange

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

     The registered Holder of a New Note will be treated as the owner of it for all purposes.

  Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture, the Senior Notes or the Proceeds Pledge and Escrow Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture, the Senior Notes or the Proceeds Pledge and Escrow Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption " -- Repurchase at the Option of Holders" and certain provisions set forth under the caption "-- Proceeds Pledge and Escrow Agreement"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the New Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages, if any, on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption " -- Repurchase at the Option of Holders" and certain provisions set forth under the caption "-- Proceeds Pledge and Escrow Agreement") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the covenants described under the caption " -- Proceeds Pledge and Escrow Agreement," including the related definitions will require the consent of the Holders of at least 75% in aggregate principal amount of the Senior Notes then outstanding if such amendment would adversely affect the rights of Holders of Senior Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture, Proceeds Pledge and Escrow Agreement and Registration Rights Agreement without charge by writing to InterAmericas Communication Corporation, 1221 Brickell Avenue, Suite 900, Miami, Florida 33131, Attention: Chief Financial Officer.

  Registration Rights; Liquidated Damages

     The Company and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Senior Notes. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Senior Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Senior Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Existing Note until (i) the date on which such Existing Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an existing Note for a New Senior Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Existing Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Existing Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Senior Notes in exchange for all Senior Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Existing Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Existing Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Existing Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Existing Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Existing Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Existing Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary,
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," and (iv) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bankwatch, Inc. rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the sale, lease, transfer, conveyance or other disposition (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that are related or ancillary to the business conducted by the Company and its Restricted Subsidiaries in Peru to any "person" (as defined above), (iii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any

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

deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof,
(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facility" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Current Market Value" means, with respect to any shares of Qualified Capital Stock, (i) the last reported bid price of such Qualified Capital Stock on the principal national securities exchange on which such Qualified Capital Stock is then being traded on the fifth Business Day following the consummation of the acquisition of the applicable Permitted Business or (ii) if such Qualified Capital Stock is not then listed or traded on a national securities exchange, the value as determined in good faith by the board of directors of the issuer of such Qualified Capital Stock (whose determination shall be supported by a concurring valuation opinion from a nationally recognized investment banking firm if such Current Market Value exceeds $5.0 million).

     "Debt to Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of calculating Consolidated Cash Flow for the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the "Calculation Date") shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Equity Proceeds" means any net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock (other than Qualified Capital Stock sold to a Subsidiary of the Company) providing the basis for (i) a redemption of Senior Notes in a transaction consummated in compliance with the second paragraph of the section captioned "-- Optional Redemption," (ii) an addition to the cumulative account calculated pursuant to clause (c) of the first paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments,"
(iii) the

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

incurrence of additional Indebtedness pursuant to clause (v) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or (iv) an Investment pursuant to clause (f) of the definition of "Permitted Investments," in each case, as designated by a written resolution of the Board of Directors of the Company filed with the Trustee on or prior to the date on which such net cash proceeds are received by the Company. In no event shall the same net cash proceeds be treated as Designated Equity Proceeds for more than one purpose under the Indenture. Once designated for a particular purpose, such net cash proceeds may not be redesignated for an alternative purpose. In addition, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness, Restricted Payment or Investment that was incurred or made as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of the issuance of such Qualified Capital Stock.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $1.0 million in aggregate principal amount of (a) Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture and (b) Acquired Debt incurred by the Company and its Restricted Subsidiaries in connection with the Iusatel Acquisition, until such amounts are repaid.

     "Fair Market Value" means, with respect to assets, Equity Interests or any other securities having a fair market value (a) of less than $5.0 million, the fair market value of such assets, Equity Interests or any other securities determined in good faith by the Board of Directors of the Company (including a majority of the Independent Directors thereof) and evidenced by a board resolution and (b) equal to or in excess of $5.0 million, the fair market value of such assets, Equity Interests or any other securities as determined by an investment banking firm of national standing; provided that the fair market value of the assets purchased in an arm's-length transaction by an Affiliate of the Company (other than a Subsidiary) from a third party that is not also an Affiliate of the Company or such purchaser and contributed to the Company within five Business Days of the consummation of the acquisition of such assets by such Affiliate shall be deemed to be the aggregate consideration paid by such Affiliate (which may include the fair market value of any non-cash consideration to the extent that the valuation requirements of this definition are complied with as to any such non-cash consideration); provided, further, that the fair market value of Equity Interests issued and sold to the public in a registered public offering or to one or more Strategic Equity Investors shall be deemed to be the aggregate cash consideration paid to the Company in such public offering or by such Strategic Equity Investors.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

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

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligation" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements and arrangements designed to protect such Person against fluctuations in interest rates and (ii) foreign exchange swap agreements, foreign exchange option agreements, foreign exchange futures agreements and other agreements and arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

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

(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness in connection with such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any Telecommunications Business that operates primarily in Latin American or Caribbean markets or any Telecommunications Business reasonably related or ancillary thereto.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company and that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f) Investments (measured as of the time made and without giving effect to subsequent changes in value) in a Person engaged in a Permitted Business, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed the sum of (A) $5.0 million plus (B) 100% of the aggregate net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent that such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be applied to make Investments pursuant to this clause (f) as provided in the definition thereof; provided that, to be extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Investment that was made as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease to be permitted by virtue of this clause (f) as of the date on which such Qualified Capital Stock ceases to be outstanding; (g) any Investment in prepaid expenses, negotiable instruments held for collection, and lease, utility, workers' compensation, performance and other similar deposits; (h) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $1.0 million at any one time outstanding; and (i) Investments made in connection with Hedging Obligations.

     "Permitted Liens" means, without duplication, each of the following:

          (i) Liens in favor of the Company or any of its Wholly Owned Restricted Subsidiaries;

          (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary;

          (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (iv) Liens existing on the date of the Indenture;

          (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (vii) Liens securing Indebtedness of any Restricted Subsidiary of the Company that does not exceed $5.0 million at any one time outstanding represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of such Restricted Subsidiary;

          (viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

          (ix) Liens created pursuant to the Proceeds Pledge and Escrow
     Agreement;

          (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

          (xi) Liens securing the Senior Notes;

          (xii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not material in amount, and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (xiii) Liens arising by reason of any judgment, decree or order or any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (xiv) any interest or title of a lessor under any Capital Lease Obligation; and

          (xv) any extension, renewal or replacement, in whole or in part, of any Permitted Lien, provided that any such extension, renewal or replacement shall be no more restrictive in any material respects that the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Patricio E. Northland, the current President of the Company, and Douglas G. Geib II, the current Chief Financial Officer of the Company.

     "Proceeds Pledge and Escrow Agreement" means the Proceeds Pledge and Escrow Agreement, dated as of the date of the Indenture, by and between the Company and the Trustee, as Collateral Agent, governing the disbursement of funds from the Pledge Account and the Collateral Account.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay,

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

redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Strategic Equity Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the voting power of the Capital Stock of which is owned by a Person that has an equity market capitalization, at the time of its initial Investment in the Company, in excess of $2.0 billion.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (x) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (y) which such Person either alone or together with one or more Restricted Subsidiaries of such Person has the absolute right, pursuant to law, contract or otherwise, to direct the payment of dividends or the making of other distributions, loans or advances by such corporation, association or other business entity and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means any guarantee of payment of the Senior Notes by a Subsidiary issued by such Subsidiary pursuant to the covenant described above under the caption "-- Certain Covenants -- Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries."

     "Telecommunications Business" means any business that derives substantially all of its revenue from the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment for use in a telecommunications business or (iii) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

     "Unrestricted Subsidiary" means any Subsidiary (other than any Subsidiary of the Company that owns all or a material portion of the assets (i) owned by the Company or any Subsidiary of the Company on the date of the Indenture or
(ii) owned by any Person described in this Prospectus under the caption "The Iusatel Acquisition" on the date of the acquisition by the Company of such Person) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Pay-

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

ments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than (i) directors' qualifying shares or (ii) shares of non-U.S. Restricted Subsidiaries held by non-U.S. nationals as required by the laws of the jurisdiction of incorporation of such non-U.S. Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person; provided, that no Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which are not owned by such Person, shall in any case be a "Wholly Owned Restricted Subsidiary" under the Indenture unless such Person either alone or together with one or more Wholly Owned Restricted Subsidiaries of such Person has the absolute right, pursuant to law, contract or otherwise, to direct the payment of dividends or the making of other distributions, loans or advances by such Restricted Subsidiary.

              PROVISIONS GENERALLY APPLICABLE TO THE SENIOR NOTES

BOOK-ENTRY, DELIVERY AND FORM

     All of the Existing Notes were initially issued in the form of one Global Note (the "Existing Global Note") The Existing Global Note was deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee (such nominee being referred to herein as the "Global Note Holder"), in each case for credit to an account of a direct or indirect participant in DTC as described below. The New Notes which will be issued in exchange for the Existing Notes will be issued in the form of one Global Note (the "New Global Note") and deposited upon issuance with, or on behalf of, the DTC and registered in the name of the Global Note Holder.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Securities for Certificated Securities."

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

  DEPOSITORY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     The Company expects that, pursuant to procedures established by the DTC,
(i) upon deposit of the New Global Note, the DTC will credit the accounts of Participants designated by the Exchange Agent with portions of the principal amount of the New Global Note and (ii) ownership of the New Notes evidenced by the New Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the DTC (with respect to the interests of the Participants), the Participants and the Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the New Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Senior Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Existing Global Note and the New Global Note. Beneficial owners of Senior Notes evidenced by the Existing Global Note and the New Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records of the DTC or for maintaining, supervising or reviewing any records of the DTC relating to the Senior Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Notes, including the Global Senior Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. The Company believes, however, that it is currently the policy of the DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the DTC. Payments by the DTC's Participants and the DTC's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the DTC's Participants or the DTC's Indirect Participants.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, premium if any, interest and Liquidated Damages, if any, on any Senior Notes, registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its

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

capacity as the registered Holder under the Indenture. Under the terms of the Indenture the Company and the Trustee will treat the persons in whose names the New Notes, including the New Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the New Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the New Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the New Global Note are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See
"-- Same-Day Settlement and Payment."

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the New Global Note are credited and only in respect of such porion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the New Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

     The information in this section concerning DTC, and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the New Global Note among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES

     A New Global Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the New Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the New Notes. In addition, beneficial interests in a New Global Note may be exchanged for certificated New Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated New Notes delivered in exchange for any New Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

  EXCHANGE OF CERTIFICATED SECURITIES FOR BOOK-ENTRY SECURITIES

     New Notes issued in certificated form may not be exchanged for beneficial interests in any New Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such New Notes as described under "Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the New Notes represented by the New Global Note be made by wire transfer of immediately available funds to the accounts specified by the New Global Note Holder. With respect to New Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     It is the opinion of Baker & McKenzie, counsel to the Company, that the material federal income tax considerations to holders whose Existing Notes are exchanged for New Notes are as described herein, subject to the limitations and conditions set forth below. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this description applies only to initial investors who hold the Existing Notes and New Notes as capital assets and who, for United States federal income tax purposes, are (i) individual citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide), (iii) estates, the income of which are subject to United States federal income taxation regardless of the source of such income or (iv) trusts subject to the primary supervision of a United States court and the control of one or more United States persons ("U.S. Holders"). Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special federal income and estate tax considerations that are discussed below. There can be no assurance that the Internal Revenue Service will agree with the following discussion. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their personal circumstances (including the effect of any foreign, state or local tax laws) or to certain types of purchasers (including dealers in securities, insurance companies, foreign persons, financial institutions, tax-exempt entities and persons holding the Senior Notes as part of a straddle, hedge or conversion transaction) subject to special treatment under the federal income tax laws. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     The discussion of the federal income tax consequences set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations including, but not limited to, Treasury regulations relating to original issue discount ("OID Regulations"), all of which are subject to change, possibly with retroactive effect. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF NEW NOTES IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

TAX CONSEQUENCES FOR U.S. HOLDERS

  Exchange of Existing Notes for New Notes

     Because the New Notes should not be considered to differ materially either in kind or in extent from the Existing Notes, the exchange of New Notes for Existing Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes pursuant to Section 1001 of the Code and Treasury Regulation Section 1.1001-3. As a result, no material federal income tax consequences should result to holders exchanging Existing Notes for New Notes. If, however, the exchange of Existing Notes for New Notes were treated as a taxable event, such transaction should constitute a recapitalization for federal income tax purposes and holders would not recognize a gain or loss upon such exchange.

  Interest and Original Issue Discount

     Stated interest on the Senior Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with such holder's method of accounting for tax purposes.

     In addition, the Senior Notes will be treated, for federal income tax purposes, as having been issued with original issue discount ("OID") unless the amount of the OID is considered de minimus. A U.S. Holder of a Senior Note will be required to include such OID (other than de minimus OID) in income (as interest) as it accrues, regardless of the holder's method of accounting for federal income tax purposes. Accordingly, a U.S. Holder will be required to include amounts in gross income in advance of the receipt of the cash to which such income is attributable.

     The amount of OID with respect to a Senior Note will be an amount equal to the excess of the stated redemption price at maturity of such Senior Note over the issue price of such Senior Note. The stated redemption price at maturity of each Senior Note will include all cash payments, including principal and interest, required to be made thereunder until maturity other than qualified stated interest. Stated interest on the Senior Note will qualify as qualified stated interest. The issue price of a Senior Note will be equal to that portion of the issue price of the Unit allocable to the Senior Note based on the relative fair market values of the Senior Notes and Warrants forming part of a Unit at the time of issuance. The OID will be considered de minimus, and thus no current accrual would be required, if the OID is less than .25% of the stated redemption price at maturity, multiplied by the number of complete years to maturity.

     The amount of OID accruing with respect to any Senior Note will be the sum of the "daily portions" of OID with respect to such Senior Note for each day during the taxable year in which a holder owns a Senior Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of a Senior Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to a Senior Note will be equal to the following amount: (i) the "adjusted issue price" of such Senior Note at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such Senior Note. OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of a Senior Note at the beginning of its first accrual period will be equal to its issue price. The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) any payments other than qualified stated interest made during the preceding accrual period and on the first day of such subsequent accrual period.

     In the event of a Change of Control, the holders of the Senior Notes will have the right to require the Company to purchase their Senior Notes. The OID Regulations provide that the right of holders of the Senior Notes to require redemption of the Senior Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Senior Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company has no present intention of treating the redemption provisions of the Senior Notes as affecting the computation of the yield to maturity of any Senior Note.

     The Company may redeem the Senior Notes at any time on or after October 27, 2002, and, in certain circumstances, may redeem or repurchase all or a portion of the Senior Notes prior to October 27, 2000 with the proceeds of a sale of its Qualified Capital Stock to the public in a registered public offering or to one or more Strategic Equity Investors. Under the OID Regulations, the Company is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. The Company believes that it will not be treated as having exercised an option to redeem under these rules.

     If the Company meets the Foreign Active Business Requirement described below, interest (and original issue discount, if any) paid on the Senior Notes may be treated as foreign source interest. Due to the factual nature of the issue, however, it is not certain that the Company will meet such requirement.

  Sale, Redemption or other Taxable Disposition

     Generally, any sale, redemption or other taxable disposition of Senior Notes by a U.S. Holder will result in taxable gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received upon such sale, redemption or disposition (except to the extent that cash received is attributable to accrued interest or OID) and
(2) the holder's adjusted tax basis in such Senior Notes. The adjusted tax basis of a holder in such Senior Notes will equal the issue price of such Senior Notes, increased by any OID on the Senior Notes previously included in such holder's income, and reduced by any payments (other than payments of qualified stated interest) previously made on the Senior Notes. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Senior Notes had been held by the holder for more than one year at the time of the sale, redemption or disposition. Long-term capital gain realized by an individual U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

     U.S. Holders should be aware that the resale of a Senior Note may be affected by the "market discount" rules of the Code under which a subsequent purchaser of a Senior Note acquiring the Senior Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such Senior Note to the extent of the market discount that has accrued while the debt instrument was held by such holder.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

  Interest

     Interest (including OID) paid by the Company to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder and either (a) at least 80% of the gross income of the Company and its direct or indirect subsidiaries during a certain testing period as described in the Code is non-U.S. source income attributable to the active conduct of a trade or business outside the U.S. ("Foreign Active Business Requirement") or (b) the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) certifies, under penalties of perjury, that such owner is not a U.S. person and provides such owner's name and address. It is possible that the Company will meet the Foreign Active Business Requirement described above; because of the factual nature of this determination, however, it cannot be stated with certainty that such requirement will be met, and therefore it is recommended that persons who are able to qualify under the alternative test for exemption from withholding tax described in (b) above provide the certification described in (b)(ii) in order to obtain the exemption.

     The certification described under the exemption from withholding tax described in (b)(iii) above is generally required to be made on Form W-8 (or permitted substitute form) prior to payment. Regulations dealing with withholding tax on amounts paid to foreign persons and related matters (the "New Withholding Regulations") were recently issued by the Treasury Department. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms, clarify reliance standards and provide certain special procedures for payments made to qualified intermediaries. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Accordingly, payments made on or before December 31, 1998 will continue to be subject to the regulations that existed before the New Withholding Regulations were issued.

     Interest paid to a Non-U.S. Holder that is effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and will not be subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the interest payment. In addition to the graduate tax described above, effectively connected interest received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% ( or such lower rate as may be specified by an applicable income tax treaty).

 Gain on Disposition of Senior Notes

     A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or other disposition of a Senior Note unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Senior Note as a capital assets, such holder is present in the U.S. for 183 or more days in the taxable year and certain other requirements are met.

  Federal Estate Taxes

     If interest on the Senior Notes is exempt from withholding of U.S. federal income tax under the rules described above, the Senior Notes will not be included in the estate of a deceased Non-U.S. Holder for U.S. federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each year in which the Senior Notes are outstanding, the Company will generally be required to provide the Internal Revenue Service with certain information, including the holder's name, address and taxpayer identification number (either such holder's social security number or its employer identification number, as the case may be), and the aggregate amount of interest (including OID) and principal paid to such holder during the year. These reporting requirements, however, do not apply with respect to certain holders, including United States corporations, securities dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts.

     In the event that a holder fails to establish its exemption from such information reporting requirements or is otherwise subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, the paying agent making payments in respect of a Senior Note may be required to withhold an amount equal to 31% from any payment of interest or principal pursuant to the terms of the Senior Notes, or any payment of proceeds of a redemption of Senior Notes, as the case may be, to a holder. The New Withholding Regulations provide that to the extent a Non-U.S. Holder certifies on Form W-8 (or a permitted substitute form) as to such holder's status as a foreign person, the backup withholding provisions and the information reporting provisions will generally not apply. If a Non-U.S. Holder fails to provide such certification, such holder may be subject to certain information reporting and the 31% backup withholding tax. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service. The Company will report to the holders of Senior Notes the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the securities.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the date on which the Registration Statement is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Legal matters with respect to the New Notes offered hereby will be passed upon for the Company by Baker & McKenzie, Miami, Florida.

                                    EXPERTS

     The consolidated financial statements of InterAmericas Communications Corporation and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been so included in reliance on the report (which contains explanatory paragraphs relating to the terms of transactions and relationships with related parties described in Note 10 and the removal of the going concern paragraph included in their original report, after the Company completed a private debt offering described in Note 15) of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Iusatel Chile S.A. as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, included in this Prospectus, have been audited by Langton Clarke y Cia. Ltda.\Coopers & Lybrand, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                           GLOSSARY OF DEFINED TERMS

     ATM (Asynchronous Transfer Mode): An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard 53 byte-long packet or cell. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.

     Backbone: Refers to the major fiber cable carrying the accumulated transmissions of many businesses connected to a network system. Similar to a water main, the backbone is the high volume conduit for transmissions input by multiple smaller connections (last-mile connections) from business offices.

     Bandwidth: The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves.

     CAP (Competitive Access Provider): A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access telecommunications services and switched access services. CAPs are also referred to in the industry as alternative access vendors, alternative local telecommunications service providers (ALTS) and metropolitan area network providers (MANs).

     Carrier's carrier: Refers to a telecommunications network that provides wholesale telecommunications transmission to other major telecommunications networks such as long distance, local and cellular telephone companies.

     Centrex: Refers to the switching capability provided by a telephone company's central office to a customer over telephone lines on a subscription basis. Centrex allows a customer to receive such services as intra-office call routing and voice mail from a telephone company's switch, thereby avoiding the purchase of a private switch known as PBX.

     CLEC (competitive local exchange carrier): A company that provides local exchange services in competition with the incumbent local exchange carrier.

     CTC: Compania de Telefonos de Chile, S.A., the PTT of Chile which was privatized in 1987.

     Dedicated lines: Telecommunications lines reserved for use by particular customers along predetermined routes (in contrast to telecommunications lines within the local telephone PTT's public switched network).

     Digital: Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information, as opposed to the continuously variable analog signal. The precise digital numbers preclude any distortion (such as graininess or snow, in the case of video transmission, or static or other background distortion, in the case of audio transmission).

     Drop and insert: Refers to a network's capability to share capacity among users without dedicating any fiber strand to a single end user.

     Earth station: A parabolic antenna and associated electronics for receiving or transmitting satellite signals.

     Enhanced services: Refers to private line services, and LAN and WAN connectivity services.

     Entel: Empresa Nacional de Telefonos, S.A. Privatized in 1989, Entel has historically been Chile's national long distance company. Under the Multicarrier Agreement, Entel is now licensed to provide all types of telecommunications services within Chile.

     ESN (Enhanced Services Network): The name used to describe the communication services providing digital connectivity, primarily for data applications via frame relay, ATV, or digital interexchange private line facilities.

     Fiber optics: Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. Fiber optic cable currently is the medium of choice for the telecommunications and cable industries. Fiber is resistant to electrical interference and many environmental factors that affect copper wiring and satellite transmission.

     Frame relay: A form of data communications packet switching that uses smaller packets and requires less error checking than traditional technologies such as X.25 or SNA. Frame Relay is used in wide area networks to interconnect LANs and computer systems. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

     Gateway Switch: A switch which is used to establish connection with other carriers.

     GHz or Gigahertz: A unit of frequency equal to one billion cycles or hertz per second.

     ILEC (incumbent local exchange carrier): The name used to describe a company which is the principal local exchange carrier.

     Interconnection: Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

     ISP (Internet Service Provider): The name used for those companies which provide its subscribers with access to the Internet.

     Internet: The name used to describe the global open network of computers that permits a person with access to exchange information with any other computer connected to the network.

     LAN (Local Area Network): Refers to the interconnection of computers for the purpose of sharing files, programs and printers. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

     Last mile: A shorthand reference to the last section of a telecommunications path to the ultimate end-user which may be less than or greater than one mile.

     LEC (local exchange carrier): A company providing local telephone services.

     Long distance carriers (interexchange carriers): Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     Long exchange services: Services provided within a geographic area determined by the appropriate state regulatory authority which calls are transmitted without toll charges to the calling or called party.

     Ministry of Transportation and Telecommunications: Chile's government body which, through the Undersecretariat of Telecommunications, is responsible for regulating and registering all telecommunications equipment and services. Its role is equivalent to that of the Federal Communications Commission in the United States.

     Ministry of Transportation, Communications, Housing and Construction: The Peruvian government entity with the authority to regulate telecommunications and with the authority to grant concessions and licenses for telecommunications service providers such as the Company.

     Multicarrier Agreement: The legislation passed by Chile's Ministry of Telecommunications in 1994 which opens Chile's long distance market to competition while temporarily limiting the market share in that market which may be held by the CTC.

     Node: Devices on a network that demand or supply services or where transmission paths are connected.

     PBX (private branch exchange): A customer owned and operated switch on customer premises, typically used by large businesses with multiple telephone lines.

     PDH (Plesiochronous Digital Hierarchy): Refers to a digital transmission system that operates as a Time Division Multiplexing (TDM) system by combining multiple signals of 2 Mbit/s through the use of a multiplexor that operates by adding "dummy" bits (otherwise known as justification bits). The justification bits are recognized as such when multiplexing occurs, and discarded as original signals. This process is known as plesiosynchronous operation. The use of plesiochronous operation has led to the adoption of the term plesiochronous digital hierarchy, or PDH.

     POPs (points of presence): Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PTT (Public Telephone and Telegraph): A government or privately-owned monopoly carrier of telecommunications services or having a dominant market share such as CTC.

     Private Line: Refers to a private, dedicated telecommunications connection between different locations (excluding long distance carriers' POPs).

     Public switched network: Refers to traditional public (not dedicated) LEC networks that switch calls between different customers.

     Redundant electronics: Describes a telecommunications facility using two separate electronic devices to transmit the telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     Right-of-way: Rights negotiated with the appropriate entity, such as a utility company or transportation agency, to secure access to poles, ducts, conduits or subway tunnels, as the case may be, to install the fiber optic lines.

     SONET (Synchronous Optical Network Technology): Refers to a set of standards for optical communications transmission systems that define the optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SONET facilitates the interoperability of dissimilar vendors equipment. SONET benefits business customers by minimizing the equipment necessary for various telecommunications applications and supports networking diagnostic and maintenance features. Allows selective adding and dropping of signals.

     Switch: A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

     Switched services: Refers to transportation of switched traffic along dedicated lines between the local telephone company's central offices and the long distance carrier's POPs.

     SDH (Synchronous digital hierarchy): An open standard for signals used in optical fiber networks. It provides a basic data transport format that can be used for all types of digital information (voice, video, data, facsimile and graphics) and is used internationally. The specified base rate is 51.48 MBPS (called synchronous transport signal level 1, or STS-1), and specifications exist for data speeds up to 2.4 Gbps.

     Teleport: Refers to a facility capable of transmitting and receiving satellite signals for other users.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INTERAMERICAS COMMUNICATIONS CORPORATION
     Report of Independent Certified Public Accountants.....   F-2
     Consolidated Balance Sheets as of December 31, 1995 and
      1996 (audited) and September 30, 1997 (unaudited).....   F-3
     Consolidated Statements of Operations for the years
      ended December 31, 1994, 1995 and 1996 (audited) and
      the nine months ended September 30, 1996 and 1997
      (unaudited)...........................................   F-4
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1994, 1995 and 1996 (audited)
      and the nine months ended September 30, 1997
      (unaudited)...........................................   F-5
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1994, 1995 and 1996 (audited) and
      the nine months ended September 30, 1996 and 1997
      (unaudited)...........................................   F-6
     Notes to Consolidated Financial Statements.............   F-7

IUSATEL CHILE S.A.
     Report of Independent Accountants......................  F-28
     Balance Sheets at December 31, 1995 and 1996 and
      September 30, 1997....................................  F-29
     Statements of Income for each of the two years ended
      December 31, 1995 and 1996 and the nine month periods
      ended September 30, 1996 and 1997.....................  F-30
     Statements of Changes in Financial Position for each of
      the two years ended December 31, 1996 and the nine
      month period ended September 30, 1996.................  F-31
     Statements of Cash Flows for each of the two years
      ended December 31, 1995 and 1996 and the nine month
      period ended September 30, 1996 and 1997..............  F-32
     Notes to Financial Statements..........................  F-33
Ch$        =    Chilean pesos
ThCh$      =    Thousands of Chilean pesos
US$        =    United States dollars
ThUS$      =    Thousands of United States dollars
U.F.       =    The Unidad de Fomento, or U.F., is an inflation-indexed,
                peso denominated monetary unit used in Chile. The U.F. rate is set daily in advance based on the change in the Chilean
                Price Index of the previous month.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of InterAmericas Communications Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of InterAmericas Communications Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 15, the Company completed a private debt offering subsequent to April 11, 1997. The Company believes that the capital raised pursuant to the private debt offering will improve the Company's financial condition to a level at which the Company is expected to meet its foreseeable cash needs. Accordingly, the going concern paragraph included in our original report has been removed.

     As described in Note 10, the Company has transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions may not be the same as those that would result from transactions among wholly unrelated parties.

/s/  Price Waterhouse LLP
Price Waterhouse LLP

Miami, Florida
April 11, 1997
(Except for Note 15,
for which the date
is October 27, 1997)

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                            -------------------    SEPTEMBER 30,
                                                             1995        1996          1997
                                                            -------    --------    -------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $    57    $    723      $      299
  Restricted bank deposits................................       --          --             164
  Accounts receivable.....................................        8         113              76
  Other receivables.......................................        7          97              80
  Prepaid expenses........................................      119         330             467
  Due from related parties................................       93          26              27
  Other current assets....................................        4          38              29
                                                            -------    --------      ----------
          Total current assets............................      288       1,327           1,142
Property and equipment at cost, net.......................    2,885       3,956           5,956
Intangible assets, net....................................    1,166       5,029           4,826
Deferred financing costs and other........................        8          42           1,797
                                                            -------    --------      ----------
          Total assets....................................  $ 4,347    $ 10,354      $   13,721
                                                            =======    ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank lines of credit and Bridge Notes...................  $    --    $     --      $    1,407
  8% Convertible debentures, net of original issue
     discount.............................................       --          --             532
  7% Convertible debentures, net of original issue
     discount.............................................       --          --             861
  Accounts payable........................................      342         299           2,700
  Accrued expenses........................................      536         674             282
  Due to related parties..................................      779         416              47
  Notes payable, including $634 to related parties in
     1995.................................................    1,647          --              --
  Lease obligations, current..............................       11         114              45
  Other current liabilities...............................       --         171              85
                                                            -------    --------      ----------
          Total current liabilities.......................    3,315       1,674           5,959
Lease obligations, less current portion...................      210         248             463
Deferred income taxes.....................................      152         152             152
                                                            -------    --------      ----------
          Total liabilities...............................    3,677       2,074           6,574
                                                            -------    --------      ----------
Commitments and contingencies.............................       --          --              --
                                                            -------    --------      ----------
Stockholders' equity
  Preferred stock, $.001 par value, authorized 10,000,000
     shares, none issued
  Common stock, $.001 par value, authorized 50,000,000
     shares, issued and outstanding as of December 31,
     1995 and 1996 and September 30, 1997, 16,152,518 and
     18,984,300 shares, respectively......................       12          16              19
  Additional paid in capital..............................    6,153      18,493          27,026
  Warrants................................................       --          --             298
  Accumulated deficit.....................................   (5,525)    (10,151)        (20,044)
  Cumulative translation adjustments......................       30         (78)           (152)
                                                            -------    --------      ----------
          Total stockholders' equity......................      670       8,280           7,147
                                                            -------    --------      ----------
          Total liabilities and stockholders' equity......  $ 4,347    $ 10,354      $   13,721
                                                            =======    ========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                                                 NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                       ------------------------------------   -----------------------
                                          1994         1995         1996         1996         1997
                                       ----------   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
Sales................................  $       34   $      224   $      652   $      477   $      853
                                       ----------   ----------   ----------   ----------   ----------
Operating expenses:
  Cost of sales......................         163          408          958          618          942
  Selling, general and administrative
     expenses........................       1,968        1,918        3,345        2,154        7,651
  Depreciation and amortization......          76          396          706          518          658
                                       ----------   ----------   ----------   ----------   ----------
                                            2,207        2,722        5,009        3,290        9,251
                                       ----------   ----------   ----------   ----------   ----------
Loss from operations.................      (2,173)      (2,498)      (4,357)      (2,813)      (8,398)
Interest expense.....................        (313)        (319)        (246)         (96)      (1,543)
Interest income......................           1           10           80           36           48
Other income.........................         (46)         (66)        (103)         (11)          --
                                       ----------   ----------   ----------   ----------   ----------
Net loss.............................  $   (2,531)  $   (2,873)  $   (4,626)  $   (2,884)  $   (9,893)
                                       ==========   ==========   ==========   ==========   ==========
Net loss per share...................  $    (1.30)  $     (.31)  $     (.31)  $     (.20)  $     (.61)
                                       ==========   ==========   ==========   ==========   ==========
Weighted average common shares
  outstanding........................   1,952,000    9,407,000   14,795,660   14,345,509   16,170,296
                                       ==========   ==========   ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                              COMMON STOCK       ADDITIONAL                 CUMULATIVE       ACCRUED
                                          --------------------    PAID-IN     ACCUMULATED   TRANSLATION   DISTRIBUTIONS
                                            SHARES     AMOUNTS    CAPITAL       DEFICIT     ADJUSTMENTS   AND WARRANTS     TOTAL
                                          ----------   -------   ----------   -----------   -----------   -------------   -------
Balances at December 31, 1993...........      19,302     $ --     $   676      $   (121)       $ (80)        $    --      $   475
Recapitalization of HSI shares and
  other.................................     331,008       --         488            --           --              --          488
Common stock issued in private
  placements............................     315,714       --       1,002            --           --              --        1,002
Conversion of debt......................   4,500,000        5         197            --           --              --          202
Issuance of notes payable for purchase
  of common stock of HSI................          --       --          --            --           --          (6,088)      (6,088)
Stock issued for consulting services....   1,150,000        1         274            --           --              --          275
Currency translation adjustment.........          --       --          --            --           66              --           66
Net loss................................          --       --          --        (2,531)          --              --       (2,531)
                                          ----------     ----     -------      --------        -----         -------      -------
Balances at December 31, 1994...........   6,316,024        6       2,637        (2,652)         (14)         (6,088)      (6,111)
Common stock issued in private
  placements............................     635,761        1       1,962            --           --              --        1,963
Conversion of debt......................   4,888,900        5       1,126            --           --           6,088        7,219
Stock issued for acquisitions...........     111,000       --         400            --           --              --          400
Imputed interest on related party
  notes.................................          --       --          16            --           --              --           16
Stock option grants.....................          --       --          12            --           --              --           12
Currency translation adjustment.........          --       --          --            --           44              --           44
Net loss................................          --       --          --        (2,873)          --              --       (2,873)
                                          ----------     ----     -------      --------        -----         -------      -------
Balances at December 31, 1995...........  11,951,685       12       6,153        (5,525)          30              --          670
Common stock issued in private
  placements............................   1,939,042        2       7,430            --           --              --        7,432
Conversion of debt......................   1,011,791        1       1,985            --           --              --        1,986
Stock issued for acquisitions...........   1,250,000        1       2,812            --           --              --        2,813
Imputed interest on related party
  notes.................................          --       --          40            --           --              --           40
Stock option grants.....................          --       --          73            --           --              --           73
Currency translation adjustment.........          --       --          --            --         (108)             --         (108)
Net loss................................          --       --          --        (4,626)          --              --       (4,626)
                                          ----------     ----     -------      --------        -----         -------      -------
Balances at December 31, 1996...........  16,152,518       16      18,493       (10,151)         (78)             --        8,280
Warrants to purchase common stock
  (Unaudited)...........................          --       --          --            --           --             298          298
Beneficial conversion features related
  to convertible debentures
  (Unaudited)...........................          --       --         810            --           --              --          810
Currency translation adjustment
  (Unaudited)...........................          --       --          --            --          (74)             --          (74)
Conversion of debt (Unaudited)..........   1,101,782        1       1,993            --           --              --        1,994
Stock issued to certain officers and
  former directors (Unaudited)..........   1,350,000        1       4,639            --           --              --        4,640
Stock issued for financial assistance
  and extinguishment of liability to
  related parties (Unaudited)...........     380,000        1       1,091            --           --              --        1,092
Net loss (Unaudited)....................          --       --          --        (9,893)          --              --       (9,893)
                                          ----------     ----     -------      --------        -----         -------      -------
Balances at September 30, 1997
  (Unaudited)...........................  18,984,300     $ 19     $27,026      $(20,044)       $(152)        $   298      $ 7,147
                                          ==========     ====     =======      ========        =====         =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

                                                                                      NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                     -----------------------------    ------------------
                                                      1994       1995       1996       1996       1997
                                                     -------    -------    -------    -------    -------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................  $(2,531)   $(2,873)   $(4,626)   $(2,884)   $(9,893)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization expense..........       76        396        706        518        658
    Amortization of deferred financing costs and
      original issue discounts.....................       --         --         --        216         91
    Beneficial conversion features on convertible
      debentures...................................       --         --         --         --        810
    Capitalized interest related to network
      construction.................................       --         --         --         --       (600)
    Services exchanged for common stock............      275         12         73         --        852
    Non-cash compensation and consulting expense...                                                4,640
    Interest converted to equity...................       --        183         49         --         --
    Changes in assets and liabilities:
      Accounts receivable..........................       (9)       (70)      (105)      (272)        37
      Due from related parties.....................       --         --        (73)        --         (1)
      Other receivables............................       --         --         --         --         17
      Prepaid expenses.............................     (221)       167       (217)        --       (137)
      Other current assets.........................      304         35         93       (127)         9
      Other assets.................................      (69)        76        (53)        --         --
      Accounts payable and accrued expenses........    1,563         (4)       299       (950)       297
      Due to related parties.......................      112        (66)      (251)        --       (129)
      Other current liabilities....................       11         --        171         28        (86)
      Deferred taxes...............................       --         (6)        --         --         --
                                                     -------    -------    -------    -------    -------
         Cash used in operating activities.........     (489)    (2,150)    (3,934)    (3,471)    (3,435)
                                                     -------    -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...............   (1,849)      (720)    (1,453)      (334)    (1,855)
  Acquisition of Visat.............................     (200)      (450)        --         --         --
  Acquisition of Hewster...........................       --         --     (1,515)    (1,500)        --
                                                     -------    -------    -------    -------    -------
         Cash used in investing activities.........   (2,049)    (1,170)    (2,968)    (1,834)    (1,855)
                                                     -------    -------    -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock.........................    1,490      1,963      7,430      7,443         --
  Proceeds from issuance of convertible
    debentures.....................................       --         --         --         --      3,500
  Net proceeds from issuance of (repayments to)
    notes payable and Bridge Notes.................    1,067        893     (1,061)       203        950
  Deferred financing costs and other...............       --         --         --         51         --
  Proceeds from bank line of credit, net of
    restricted bank deposits.......................       --         --         --         --        343
  Additions to notes payable to related party......       92        407      1,232         --         --
  (Payments under) proceeds from leasing
    obligations....................................       --         --        (31)        --        147
                                                     -------    -------    -------    -------    -------
         Cash provided by financing activities.....    2,649      3,263      7,570      7,697      4,940
                                                     -------    -------    -------    -------    -------
Net increase (decrease) in cash and cash
  equivalents......................................      111        (57)       668      2,392       (350)
Effect of exchange rate changes on cash............       --         --         (2)        57        (74)
Cash and cash equivalents at beginning of year.....        3        114         57         57        723
                                                     -------    -------    -------    -------    -------
Cash and cash equivalents at end of year...........  $   114    $    57    $   723    $ 2,506    $   299
                                                     =======    =======    =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

1. ORGANIZATION AND BUSINESS

     InterAmericas Communications Corporation ("the Company") and is a new provider of telecommunications services over a fiber optic network in Santiago, Chile, and holds international long distance services and satellite communication concessions and licenses. The Company is currently integrating the Santiago fiber-loop and satellite station. During 1996 the Company acquired a telecommunications concession in Peru and commenced operations in Lima. The Company operates in Chile as Hewster Chile, S.A. ("Hewster") and VISAT S.A. ("Visat") and in Peru as Red de Servicios de Telecomunicaciones, S.A. ("Resetel"). During the three years ended December 31, 1996, the Company has only generated revenues from Hewster.

     The Company is the successor to Theodore Games, Inc. ("TGI"), a "public shell," which acquired Hewster Servicios Intermedios, S.A. ("HSI") on July 15, 1994 (Note 4). The acquisition of HSI was treated for accounting purposes as a reverse acquisition as if HSI acquired TGI; accordingly, the historical financial statements are those of HSI. TGI was originally incorporated in the State of Nevada in 1989 for the purpose of marketing a copyrighted board game. On June 28, 1994, the stockholders of TGI approved a 7.025 to 1 reverse stock split, which resulted in the reduction of outstanding shares of common stock from 1,405,000 shares, par value $.001 to 200,000 shares, par value $.001. On July 15, 1994, Maroon Bells Capital Partners, Inc. ("MBCP") acquired from TGI's stockholders, 150,000 shares of common stock of TGI representing 75% of the issued and outstanding stock of TGI for $90. Effective July 31, 1994, the Company sold its board game business. In September 1994, HSI acquired Visat S.A. (Note 4). Effective October 5, 1994, TGI changed its state of incorporation from Nevada to Texas and its name to InterAmericas Communications Corporation.

     During the three years ended December 31, 1996 the Company concentrated its efforts on the installation of fiber optic cable, raising capital and acquiring rights to erect and operate satellite earth stations. The Company has developed a long-term financial plan to address future cash flow needs which contemplates significant debt and equity financings (Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies applied in the accompanying consolidated financial statements follows:

  ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The future recoverability of its investments is contingent upon the Company's ability to complete its construction of fiber optic networks and to establish an effective marketing plan that will enable it to generate revenues in its competitive environment. Given the uncertainties surrounding these matters, as well as the Company's limited operations to date, it is not presently known whether the Company's investments in Hewster, Visat and Resetel will ultimately be recoverable. No adjustment has been recorded in the accompanying financial statements regarding the recoverability of invested amounts. The Company continu-

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

ously evaluates the recoverability of its long lived assets, and provides for impairment at the time which, in management's judgment, the asset is impaired.

  CASH AND CASH EQUIVALENTS

     The Company considers all certificates of deposit and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  REVENUE RECOGNITION

     Revenue is recognized as service is provided in accordance with contracts with customers.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Maintenance and repair expenditures are expensed as incurred and expenditures for improvements which increase the expected useful lives of the assets are capitalized.

     Depreciation expense is computed using the straight line method over the estimated useful lives of the related assets.

  INTANGIBLE ASSETS

     Long-lived assets are reviewed by management for impairment whenever events or changes in circumstances indicate that the projected cash flows of related activities may not provide for cost recovery.

     Goodwill relating to the acquisition of Hewster is being amortized using the straight line method over the estimated useful life of ten years.

     Satellite transmission rights acquired in the acquisition of Visat consist of permits and concessions granted by the Chilean governmental authorities. The amortization will be calculated using the straight-line method over their estimated remaining useful lives, approximately ten years.

     The concession acquired by Resetel, which was granted by the Peruvian governmental authorities to operate a fiber optic network in Peru, is being amortized using the straight line method over the life of the concession, which is twenty years.

  NET LOSS PER SHARE

     All share and per share data presented in the financial statements reflect the retroactive effects of the 7.025 to 1 reverse stock split which occurred on June 28, 1994. The computation of net loss per share of common stock is computed by dividing net loss for the year by the weighted average number of shares outstanding during the year. Antidilutive common stock equivalents are excluded from the calculation.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

  COMMON STOCK EXCHANGED FOR OTHER THAN CASH

     Common stock exchanged for services and as inducements to make loans have been recorded as consulting expense or interest expense and additional paid in capital at the estimated fair value of the common stock as determined by the Board of Directors of the Company.

  INCOME TAXES

     The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  STOCK BASED COMPENSATION

     On January 1, 1996 the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes a fair value based method of accounting for stock based compensation, the effect of which can either be recorded or disclosed. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and is providing proforma disclosure of net income and earnings per share as if the fair value based method prescribed by SFAS 123 had been applied in measuring compensation expense for options granted in 1996 and 1995. In accordance with APB 25 compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities are translated at end-of-period rates of exchange. Income, expense and cash flows are translated at weighted average rates of exchange for the period. The resulting currency translation adjustments are accumulated and reported as a component of stockholders' equity. The effect of foreign exchange rates on the consolidated statements of operations and of cash flows is not significant.

  RECLASSIFICATIONS

     Certain amounts in the 1995 financial statements were reclassified to conform with the 1996 presentation.

3. FINANCIAL CONDITION

     The Company has developed a long-term financial plan to address future cash flow needs. The plan contemplates significant debt and equity financings to continue the development of the Chilean and Peruvian telecommunications system and for working capital. In February 1995, the Company completed a private placement equity offering which generated net proceeds of approximately $3.0 million. In March and August of 1996, the Company completed private placement equity offerings of $1.1 million and $6.4 million, respectively. These proceeds have been used to continue construction and development of the Chilean telecommunication system, acquire Visat and Hewster, S.A. and provide working capital. Also in 1996, the Company converted $2 million of debt to equity. The Company expects that additional financing will be

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

obtained in the near future; however, no assurance can be given that the financing will be obtained and the nature of the terms of such financing.

     The Company has sustained recurring losses and negative cash flow from operations and has a net working capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4. ACQUISITIONS

  ACQUISITION OF HSI

     On July 15, 1994, Theodore Games, Inc. ("TGI"), a public shell, now InterAmericas Communications Corporation, acquired 99.9% of the outstanding common stock of Hewster Servicios Intermedios, S.A., a Chilean Corporation controlled by the Company's former President and Chairman of the Board. The acquisition was effected through the issuance by TGI of two notes to the major stockholders of HSI in exchange for 99.9% of the issued and outstanding common stock of HSI. One of the notes, in the amount of $3,112, was convertible into
2.3 million shares of common stock of the Company and the second note, in the amount of $6,088, was convertible into 4.5 million shares. This $6,088 convertible note was recorded at December 31, 1994 as a liability and as a reduction of stockholders' equity as "accrued distribution". Effective September 30, 1994, the first note was converted and effective June 30, 1995 the second note was converted. The former holders of the notes are currently directors of the Company.

     The acquisition of HSI was accounted for as a reverse acquisition, resulting in HSI acquiring the Company, for accounting purposes, and the recapitalization of HSI. The Company's negative net worth at the date of acquisition was $8, represented by assets of $317 and liabilities of $325. The historical stockholders' equity of HSI was restated for the equivalent number of shares of TGI's stock outstanding.

  ACQUISITION OF VISAT

     Effective September 23, 1994, the Company acquired 11 of the 20 issued and outstanding common shares of Visat for $200. Visat holds a government concession to provide intermediate telecommunication services, including the installation and operation of a network of up to 12 satellite earth stations, throughout Chile. The Company and an officer of the Company and the remaining shareholder of Visat also entered into an agreement, effective September 1994, whereby the Company and the officer of the Company agreed to acquire the 9 remaining outstanding shares of common stock of Visat for $900 ($850 for the Company and $50 for the officer), payable during 1995. During 1995, the Company paid $450 in cash and the remaining $400 was satisfied on June 30, 1995 by the issuance of 111,000 shares of common stock. Visat had no operations and no assets other than a government concession to provide intermediate telecommunication services. The acquisition is being accounted for under the purchase method of accounting. The total cost of the acquisition of Visat totaled $1,050 and is included as part of intangible assets in the accompanying consolidated balance sheet.

  ACQUISITION OF RESETEL

     Pursuant to a stock purchase agreement dated May 7, 1996, the Company acquired 100% of the issued and outstanding stock of Resetel, a Peruvian corporation, in exchange for 1,250,000 shares of Common Stock of the Company. In addition, the Company paid debts owed to the shareholders and others in the amount of

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

approximately $300. The purchase price of approximately $2,819, (including $6 of capitalized acquisition costs), net of cash acquired of approximately $300, has been substantially allocated to a concession and is included as part of intangibles in the accompanying consolidated balance sheet. The acquisition has been accounted for under the purchase method of accounting. A fair value of $2.25 was assigned to each share issued to the shareholders of Resetel based on the net proceeds per share in the March 1996 private placement.

     Resetel obtained a local carrier concession to operate a fiber-optic telecommunications network serving corporate customers in metropolitan Lima, Peru and the port city of Callao. The Company has commenced the construction and operation of the fiber-optic network in Peru.

     Effective May 1, 1996 the Company has consolidated the financial position, results of operation and cash flows of Resetel. Resetel results of operations for the year ended December 31, 1995 and for the four months ended April 30, 1996 were not significant.

  ACQUISITION OF HEWSTER, S.A.

     On July 31, 1996 the Company's wholly owned subsidiary, Hewster Servicios Intermedios, S.A. acquired 99% of Hewster, S.A. ("HSA") for $1,500. Hewster, S.A. was a Chilean corporation controlled by the Company's former President and Chairman of the Board.

     On September 2, 1996, the Company paid $15 to the former Chairman of the Board of Directors for the acquisition of the remaining 1% of the outstanding stock of Hewster. The combined entity is operating under the name of Hewster Chile, S.A.

     The acquisition has been accounted for under the purchase method of accounting. The estimated fair value of net assets acquired amounted to approximately $183. The excess of cost over the fair value of net assets acquired in the amount of $1,332 was recorded as goodwill and is included as part of intangibles in the accompanying consolidated balance sheet. Effective July 31, 1996, the Company has consolidated the financial position, results of operation and cash flows of HSA. HSA's result of operations for the year ended December 31, 1995 and for the seven months ended July 31, 1996 were not significant.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Fiber optic network.........................................  $2,781    $2,868
Office space -- capital lease...............................     218       209
Office equipment, including $0 in 1995 ($311 in 1996) under
  capital leases............................................     117       566
Furniture and fixtures......................................      34        62
Motor vehicles, including $0 in 1995 ($13 in 1996) under
  capital leases............................................      --       114
Equipment pending installation and construction in
  progress..................................................      --     1,021
Other.......................................................     117        56
                                                              ------    ------
                                                               3,267     4,896
Less: accumulated depreciation, including $9 in 1995 ($132
  in 1996) under capital leases.............................    (382)     (940)
                                                              ------    ------
                                                              $2,885    $3,956
                                                              ======    ======

6. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Satellite transmission rights...............................  $1,166    $1,166
Concession..................................................      --     2,819
Goodwill....................................................      --     1,289
                                                              ------    ------
                                                               1,166     5,274
Less: accumulated Amortization..............................      --      (245)
                                                              ------    ------
                                                              $1,166    $5,029
                                                              ======    ======

7. ACCRUED EXPENSES

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Accrued expenses consist of:
Purchases of telecommunication equipment....................  $   14    $  376
Professional fees...........................................      85        63
Interest....................................................      80        83
Salaries....................................................      67        14
Travel......................................................      --        17
Other.......................................................     290       121
                                                              ------    ------
                                                              $  536    $  674
                                                              ======    ======

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

8. NOTES PAYABLE

     Notes payable consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Promissory note payable to unrelated party, dated May 2,
  1995, bearing interest at 8% per annum, due May 1, 1996.
  This note is secured by the shares of common stock of HSI
  owned by the Company, the shares of VISAT owned by HSI,
  and all of the assets of HSI. As part of this note, the
  Company issued the note holder warrants to purchase
  200,000 shares of common stock of the Company at $3.50 per share. This note, plus accrued interest, was paid on March
  15, 1996..................................................  $1,000    $   --
Promissory note payable to Laura Investments, Ltd (a company wholly-owned by the former President and Chairman of the
  Board), dated September 30, 1995, bearing interest at 6%
  per annum. This note, plus accrued interest, was converted into shares of common stock of the Company as described
  below.....................................................     115        --
Promissory note payable to Laura Investments, Ltd, dated
  December 31, 1995, bearing interest at 6% per annum. This
  note, plus accrued interest, was converted into shares of
  common stock of the Company as described below............  $  284    $   --
Unsecured promissory note payable on demand, dated November
  8, 1994, bearing interest at 6% per annum through June 30,
  1995, and the lesser of 12% or the highest rate allowed by applicable law, thereafter. This note, plus accrued
  interest, was converted into shares of common stock of the
  Company as described below................................      35        --
Notes payable to MBCP: On June 1, 1994 MPCB loaned the
  Company $300 pursuant to a convertible secured promissory
  note. MBCP assigned the note as described in Note 10. The
  note bears interest at 8% per annum and is due June 30,
  1996. A portion of the note ($100) was converted into 1.7
  million shares of common stock of the Company on September
  23, 1994 upon the completion of the HSI acquisition. The
  remaining $200, plus accrued interest, was converted into
  shares of common stock as described below.................     200        --
Other notes payable.........................................      13        --
                                                              ------    ------
                                                              $1,647    $   --
                                                              ======    ======

     On July 8, 1994 the Company borrowed $1,000 through bridge loan financings from Cabelex Electronique, Ltd. and Teleport Chile, Inc. The bridge loans bear interest at 7% per annum and are due June 1, 1996. As an inducement to make the loans, the Company also issued an aggregate of 500,000 shares of restricted common stock valued at $.20 per share.

     Cabelex Electronique, Ltd. transferred its interest in the $1,000 bridge loan described above to Teleport and the outstanding principal plus accrued interest at July 1, 1995, of $781 was converted into 388,900 shares of common stock and the Company issued to Teleport warrants to purchase 388,900 shares of common stock at $3.00 per share or the price at which any common stock of the Company is offered for sale pursuant to a private placement, public offering, or other financing during the outstanding term of this warrant. The Teleport warrants expire on June 30, 1998. The Company attributed no value to the warrants given the financial condition of the Company at the time.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

     In 1996, several loans from related parties were converted to shares of the Company's common stock in accordance with the respective loan agreements, as follows:

                                                                                   INTEREST   CONVERSION   CONVERSION    SHARES
                                                PRINCIPAL   INTEREST   LOAN DATE     RATE        DATE        PRICE       ISSUED
                                                ---------   --------   ---------   --------   ----------   ----------   ---------
LAURA INVESTMENTS:
Promissory note payable.......................   $  115                 9/30/95        6%       3/31/96      $1.87         61,499
Promissory note payable.......................      284                12/31/95        6%       3/31/96       1.96        144,770
Promissory note payable.......................    1,233                 3/31/96        6%       3/31/96       1.96        628,980
Interest on promissory note -- 9/30/95........                $ 3                                             1.87          1,865
Interest on promissory note -- 9/30/95........                  4                                             1.96          2,171
MBCP:
Convertible note payable......................   $  200                 7/01/94        8%       3/01/96      $2.25         88,888
Ted Swindells note payable....................       35                11/08/94        6%       1/01/96       1.75         20,000
Accounts payable..............................       81                 Various        0%       3/01/96       1.75         46,515
Interest on notes payable.....................                $30                                             1.75         17,103
                                                                                                                        ---------
                                                                                                                        1,011,791
                                                                                                                        =========

9. STOCKHOLDERS' EQUITY

  STOCK OPTIONS

     In anticipation of the HSI acquisition, the Board of Directors granted, in 1994, stock options to three key executives to each purchase 100,000 shares of common stock at a purchase price of $.35 per share, which was no less than the estimated fair value of the common shares as determined by the Board of Directors. The options are fully vested and expire in 2004. Subsequently, of the three, two key executives terminated their relationship with the Company and 200,000 options were cancelled.

     Under the terms of employment agreements dated August 1, 1994, three key executives were granted options to purchase 350,000, 250,000 and 135,000 shares of common stock, respectively, all at $2.50 per share, which was no less than the estimated fair value of the common shares as determined by the Board of Directors. Subsequently, two key executives terminated their relationship with the Company and 600,000 of the options were cancelled.

     On August 1, 1994, the Board of Directors granted one employee options to purchase 65,000 shares of common stock and another employee options to purchase 15,000 shares of common stock at a purchase price of $2.50 per share, which was no less than the fair value of the common shares as determined by the Board of Directors. Options to purchase 50,000 shares of common stock vest monthly over a three year period and expire on July 31, 2004. The remaining options to purchase 30,000 shares of common stock vest immediately on the date of grant.

     On August 1, 1994, for serving on the Board of Directors, options were granted to each of the four directors to purchase 50,000 shares of common stock at a purchase price of $2.50 per share, which was no less than the fair value of the common shares as determined by the Board of Directors. In addition, each director who served on a committee also received options to purchase an additional 15,000 shares at $2.50 per share. Six directors serving on a committee received options to purchase 90,000 shares of common stock. The options vested immediately on the date of grant.

     Effective in September 1994, the Board of Directors and a majority of the stockholders of the Company approved a Long-term Incentive Plan (the "Plan") for key employees. The Plan authorizes grants of incentive stock options, non-qualified stock options and stock equivalents. On December 19, 1995, the Board of

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

Directors approved a stock option plan for directors for the years 1995 and 1996. Under this plan the Board, in 1995, granted to each director options to purchase 10,000 shares and to certain directors additional options were given to purchase from 90,000 to 150,000 shares of common stock of the Company at a price based upon the preceding ten day moving average of the closing price of the stock at December 19, 1995, which was $1.96 per share. The total number of options granted under the Plan in 1995 was 840,000 options.

     On December 19, 1995, the Board of Directors approved the issuance to outside consultants options to acquire 120,000 shares of common stock of the Company at a price based upon the preceding ten day moving average of the closing price of the stock at December 19, 1995, which was $1.96 per share. The related estimated fair market value of these options ($12) was expensed in 1995.

     On March 14, 1996, the Board of Directors granted to five directors and an underwriter options to purchase 925,000 and 100,000 shares of common stock, respectively, at a purchase price of $2.25 per share, which was not less than the fair value of the common shares as determined by the Board of Directors. The Board also granted options to acquire 35,000 shares of common stock to an outside consultant. The option price of $2.35 per share was based upon the stock's trading price from the private placement in February 1996. The related fair value of these options of $73 is included as part of general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1996.

     On November 13, 1996, the Board of Directors granted an option to the Chief Executive Officer to acquire 1,000,000 shares of common stock at a purchase price based on the average closing bid price (as reported by the Nasdaq SmallCap Market) of the first fifteen calendar days after the date of issuance of the option. The option vests over a two year period and expires in ten years.

  PRIVATE PLACEMENTS

     In October 1994, the Company commenced a private offering of its common stock. The Company issued 315,714 shares of common stock and raised $1.1 million prior to December 31, 1994. In early 1995, the Company closed the private placement, having issued a total of 951,476 shares of common stock and raised a total of $3.0 million, net of expenses of $260.

     In February 1996, the Company commenced a private offering of its common stock. The Company issued 500,000 shares of common stock and raised $1.12 million through March 31, 1996, net of expenses of $80.

     In June 1996, the Company commenced a private offering of its common stock. The Company issued 1,439,000 shares of common stock and raised $6.4 million through August, 1996, net of expenses of $520.

10. RELATED PARTY TRANSACTIONS

     Pursuant to a consulting agreement with MBCP and other consultants, as amended on June 5, 1994, the Company issued 1,150,000 shares of common stock as consideration for contributed advisory services in connection with the recapitalization of HSI described in Note 4. These shares were valued at $.25 per share by the Board of Directors. The Company has also paid MBCP $25 and issued warrants to purchase 75,000 shares of common stock at $.25 per share in connection with services rendered in connection with the bridge loans totalling $1,000 described in Note 8. Included in general and administrative expenses at December 31, 1994 are approximately $300 relating to this compensation.

     On July 12, 1994, the Company entered into an agreement with MBCP, amended October 13, 1994, which provides that MBCP will perform certain financial advisory services for the Company for a fee of $10

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

per month up to a maximum of $50 per month. The term of the agreement was for twelve months. The amounts expensed relating to this agreement were $60 and $100 in 1994 and 1995, respectively.

     Pursuant to the terms of the MBCP Note (Note 8), MBCP was to receive 1,700,000 shares of common stock of the Company in connection with the partial conversion of the Note in the amount of $100.

     Pursuant to the terms of an agreement dated March 28, 1997, the Company accrued $240 for consulting services provided by MBCP for the year ended December 31, 1996.

     In 1996, the Company purchased $493 in equipment whereby MBCP acted as a broker.

     The Company purchased approximately $946, $205 and $172 of certain telecommunication equipment in 1994, 1995 and 1996, respectively, from Telectronic, S.A. A Director of the Company is a founder and general manager of Telectronic, S.A. Prior to its acquisition, Hewster, S.A. provided to the Company approximately $206 in telecommunications services and $31 in communication services during 1995. The Company's former President and Chairman of the Board controlled Hewster, S.A.

     The Company has issued notes payable to related parties which are at rates below those that would have prevailed had the notes been between unrelated parties. The Company imputed additional interest to these loans in the aggregate amount of approximately $0, $16 and $40 in 1994, 1995 and 1996, respectively, based on the prevailing market interest rates. The imputed interest on the loans was credited as additional paid in capital.

     All debt converted to common stock of the Company during the three years ended December 31, 1996 was transacted with related parties (Note 8).

     Pursuant to employment agreements, the Company paid $120 and $110 to a shareholder in 1995 and 1996, respectively, to serve as President and Chairman of the Board (Note 13).

     Other non-interest bearing balances with related parties are as follows:

     Due from related parties:

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Inversiones Druma, S.A......................................  $45     $10
Former President and Chairman of the Board and current
  shareholder...............................................   48      16
                                                              ---     ---
                                                              $93     $26
                                                              ===     ===

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

     Due to related parties:

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Hewster, S.A................................................  $ 50    $ --
Inversiones Druma, S.A......................................   118      --
Telectronic, S.A............................................   442      98
Directors...................................................    38      --
Shareholders................................................    50      16
MBCP........................................................    81     240
General Manager.............................................    --      62
                                                              ----    ----
                                                              $779    $416
                                                              ====    ====

     In addition, the Company has entered into the following related party transactions:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1994    1995    1996
                                                              ----    ----    ----
Expense reimbursements to directors.........................  $ --    $ --    $ 57
Expense reimbursements to other shareholders................    --      --     166
Consulting fees to directors................................    --      56      50
Fixed asset installation and maintenance services provided
  by a company controlled by a shareholder..................    --     150      --
Interest paid to a company controlled by a shareholder......    --      --      86
Communication services paid to a company controlled by a
  shareholder...............................................    --      31      --
                                                              ----    ----    ----
                                                              $ --    $237    $359
                                                              ====    ====    ====

11. INCOME TAXES

     The Company is subject to federal, state and foreign income taxes but has not incurred a liability for such taxes due to losses incurred. At December 31, 1996 the Company has net tax operating loss carryforwards of approximately $3,782 for U.S. income tax purposes and approximately $4,466 for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2007 through 2011 and do not expire for foreign income tax purposes. As a result of a substantial change in the Company's ownership at July 15, 1994, approximately $475 of the U.S. net operating loss carryforward is subject to an annual limitation on the amount that can be utilized.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

     The Company's deferred tax balances consist of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Deferred asset:
  Net operating loss carryforward...........................  $1,036    $2,081
Deferred liability:
  Purchase accounting adjustments (VISAT)...................    (152)     (152)
                                                              ------    ------
                                                                 884     1,929
Valuation allowance.........................................    (884)   (1,929)
                                                              ------    ------
                                                              $   --    $   --
                                                              ======    ======

     The valuation allowance results from the uncertainty surrounding the future realization of the net operating loss carryforwards.

     The Company has not yet filed its federal and state income tax returns for the year ended December 31, 1995, for which the extended due date was September 16, 1996. Because of its net operating loss position, management believes that the tax consequences of not yet filing the 1995 tax return will not have a material impact on the financial statements and related income tax disclosures.

12. EMPLOYEE STOCK OPTION PLAN

     As discussed in Note 9, the Company established in 1994 a Long-term Incentive Plan (the "Plan") for key employees. The Company applies APB 25 and related interpretations in accounting for the Plan. The policy of the Company has been to grant options under the Plan at an exercise price equal to the estimated market value of the Company's common stock at the date of the grant, except for certain grants made in 1995 for which $12 was charged to expense in that year. Had compensation costs for the Company's Plan been determined based on the fair value at the grant dates of options granted consistent with the method of SFAS 123, the Company's loss and loss per share would have been increased to the proforma amounts indicated below:

                                                                    1995           1996
                                                                   -------        -------
Net loss.................................  As Reported             $(2,873)       $(4,626)
                                           Proforma                 (4,375)        (7,510)

Net loss per share.......................  As Reported                (.31)          (.31)
                                           Proforma                   (.47)          (.51)

     The Company's Plan provides for the granting of non qualified stock options to officers and key employees. Under the terms of the Plan, options have a maximum term of ten years from the date of the

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

grant. The options vesting period varies from full vesting upon issuance of options to one thirty sixth per month to the end of the option term. A summary of the Plan's activity is as follows:

                                                     1994                   1995                   1996
                                             --------------------   --------------------   --------------------
                                                         WEIGHTED               WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE               EXERCISE
                                              SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                             ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year...........         --    $  --       605,000    $2.13     1,565,000    $2.03
Granted....................................  1,405,000     2.04       960,000     1.96     2,060,000     2.52
Exercised..................................         --       --            --       --            --       --
Cancelled..................................   (800,000)    1.96            --       --            --       --
                                             ---------    -----     ---------    -----     ---------    -----
Outstanding at end of year.................    605,000    $2.13     1,565,000    $2.03     3,625,000    $2.31
                                             =========    =====     =========    =====     =========    =====
Options exercisable at year-end............    534,170    $2.10     1,250,350    $2.57     2,754,734    $2.54
                                             =========    =====     =========    =====     =========    =====

     The following table summarizes information about stock options outstanding at December 31, 1996:

              OPTIONS OUTSTANDING
           -------------------------
                          WEIGHTED
                           AVERAGE      OPTIONS EXERCISABLE
                          REMAINING    ----------------------
EXERCISE     NUMBER      CONTRACTUAL     NUMBER      EXERCISE
 PRICE     OUTSTANDING      LIFE       EXERCISABLE    PRICE
--------   -----------   -----------   -----------   --------
 $ .35        100,000         8           100,000     $ .35
  1.96        960,000         9           860,000      1.96
  2.25      1,025,000        10         1,025,000      2.25
  2.35         35,000         8            35,000      2.35
  2.50        505,000         8           401,400      2.50
  2.81      1,000,000        10           333,334      2.81
            ---------                   ---------
            3,625,000                   2,754,734
            =========                   =========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: volatility of 113 percent (computed based on historical daily stock prices and considered management's best estimate), risk-free interest rates of 6.72 percent, zero dividend yield and expected lives ranging from 4 to 8 years. The fair value of options granted during 1995 and 1996 includes 960,000 shares at a weighted average exercise price of $1.77 in 1995 and 2,060,000 shares at a weighted average exercise price of $2.38 in 1996.

13. COMMITMENTS AND CONTINGENCIES

  LEASE AGREEMENTS

     The Company entered into an operating agreement in 1993 with Metro S.A. to install and operate the Company's optical fiber telecommunication network in the tunnels, conduits and stations of lines 1 and 2 of the Santiago subway system. The Company has given Metro S.A. a $50 performance bond relating to these leases. The monthly lease rental is equivalent to 15% of the net monthly invoicing of the company for services rendered in the metropolitan region of Chile, subject to minimum amounts. The lease expires in the year 2003. Under the agreement, the Company is obligated to provide certain telecommunications services to Metro, S.A.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

     Effective April 8, 1996 the Company entered into a one year lease agreement by assignment from a consultant to the Company. The Company maintained its corporate office at this location until December 31, 1996. The original leaseholder has occupied this office subsequent to December 31, 1996.

     Effective December 12, 1996 the Company entered into a one year lease agreement for its corporate offices in Miami, Florida.

     The following summarizes future minimum payments under non-cancelable operating lease agreements at December 31, 1996:

1997........................................................  $  769
1998........................................................     776
1999........................................................     838
2000........................................................     923
2001........................................................   1,077
2002-2003...................................................   1,941
                                                              ------
                                                              $6,324
                                                              ======

     Rental expense for the leases was $88, $255 and $508 for the years ended December 31, 1994, 1995 and 1996, respectively.

     On March 10, 1995 the Company entered into a 144 month capital lease agreement with Aetfin-Mixto, S.A. for the offices its occupies in Santiago, Chile. During 1996 the Company entered into several 12-24 month capital lease agreements for office equipment and vehicles. Its obligations under these leases, including deferred interest, are summarized as follows:

1997........................................................  $ 144
1998........................................................     82
1999........................................................     34
2000........................................................     34
2001........................................................     34
Thereafter..................................................    176
                                                              -----
                                                                504
Less-Amount Representing Deferred Interest..................   (142)
                                                              -----
Present Value of Obligations Under Capital Lease............    362
Less-Current Portion........................................   (114)
                                                              -----
                                                              $ 248
                                                              =====

  EMPLOYMENT AGREEMENT

     On November 13, 1996 the Board of Directors appointed a new Chairman and Chief Executive Officer. The new Chairman and Chief Executive Officer entered into an agreement with the Company through December 31, 1999. Terms of the employment and severance agreement include base salary, performance awards up to 100% of base salary, non-qualified stock option to purchase 1,000,000 shares of the Company's common stock (Note 9), a severance payment equal to 100% of base salary and 100% vesting of the options.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

14. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest was as follows:

                                    1994      1995      1996
                                    ----      ----      ----
Interest..........................   35        2        153

     Supplemental schedule of noncash investing and financing activities:

     Capital lease obligations of $-0-, $221 and $172 were incurred in 1994, 1995 and 1996, respectively, as a result of the Company entering into equipment leases.

     Notes payable were converted to shares of the Company's common stock in the amounts of $202, $7,219 and $1,986 in 1994, 1995 and 1996, respectively.

     In 1996, common stock was issued in connection with the acquisition of Resetel in the amount of $2,813.

     In 1995, common stock was issued for the purchase of Visat in the amount of $400.

     In 1994, notes payable were issued in connection with the acquisition of Hewster in the amount of $6,088.

15. ISSUANCE OF $150 MILLION SENIOR NOTES

     On October 27, 1997, the Company completed a private offering (the "Initial Offering") pursuant to Rule 144A and Regulation S promulgated under the U.S. Securities Act of 1933 (the "Act") of 150,000 Units, consisting of an aggregate of $150 million aggregate principal amount of 14% Senior Notes due October 27, 2007 and 5,250,000 warrants to purchase 5,250,000 shares of Common Stock of the Registrant at an exercise price of $4.40 per share. The warrants when exercised would entitle the holders thereof to acquire an aggregate of 5,250,000 shares of Common Stock, representing approximately 15.2% of the Common Stock of the Company on a fully diluted basis as of the date of the consummation of the Initial Offering (assuming full vesting and exercise of all options and warrants outstanding as of October 22, 1997). In addition, UBS Securities LLC, the Initial Purchaser of the Units in the Initial Offering, was granted 2,250,000 warrants to acquire 2,250,000 shares of Common Stock of the Company at an exercise price of $4.40 per share.

     The net proceeds to the Company from the Initial Offering were approximately $142.5 million, after deducting the underwriting discount and estimated offering expenses. In addition, approximately $57.3 million of the proceeds were used to purchase a portfolio of securities that was deposited in escrow for payment of interest on the Senior Notes through October 27, 2000 and, under certain circumstances, as security for repayment of principal of the Senior Notes. The Company expects to use the remaining proceeds as follows (all amounts represent approximations): (i) $62.0 million to expand and operate the Company's fiber optic networks in Peru and Chile; (ii) up to $7.2 million to consummate the Iusatel Acquisition (as defined herein); (iii) $2.9 million to redeem the Convertible Debentures (as defined herein); (iv) $1.5 million to pay existing short-term liabilities of the Company, including outstanding bank debt and trade payables; (v) $975,000 to pay indebtedness under the Bridge Notes (as defined herein); and (vi) the remaining amounts for general corporate purposes. While the Company currently expects to use the proceeds of the Initial Offering as set forth above, there can be no assurance that the Company's actual expenditures will equal the currently anticipated amounts.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

     As part of its business strategy, the Company intends to continue to evaluate potential acquisitions, joint ventures and strategic alliances in companies that own existing networks or companies that provide services that complement the Company's existing businesses. Although the Company continues to consider potential acquisitions from time to time, other than the pending acquisition of Iusatel Chile S.A. ("Iusatel"), no agreement in principle to acquire or effect any acquisition has been reached. Furthermore, there can be no assurance that the acquisition of Iusatel will be consummated upon the terms presently contemplated or at all. New sources of capital such as credit facilities and other borrowings, and additional debt and equity issuances, may be used to fund such acquisitions and similar strategic investments.

16. UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The interim financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." This statement is effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 supersedes APB Opinion No. 15 and replaces primary and fully diluted EPS with basic and diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average common shares outstanding. Diluted EPS includes all dilutive potential common shares. Because the Company has had a history of operating losses, it does not expect the new standard to have a material impact on its financial position or results of operations for 1997.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement is effective for financial statements issued for periods ending after December 15, 1997. SFAS 129 supersedes specific disclosure requirements of APB Opinion No. 10 and No. 15 and FASB Statement No. 47 and consolidates them into this Statement. FAS 129 contains no change in disclosure requirements for the Company as the Company was previously subject to the requirements of the above superseded statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     Management does not expect the new standard to have significant changes in the disclosure requirements for the Company in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for financial statements for periods beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management does not expect the new standard to have a material impact on the disclosure requirements for the Company in 1998.

     The financial statements have been prepared on the going concern basis of accounting, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has incurred operating losses since inception while investing in the infrastructure necessary to generate material operating revenues in the future. In addition, the Company has funded a significant amount of capital expenditures over the same time period. The Company's continued funding of its operating expenses, working capital needs and capital expenditures is dependent on its ability to raise additional financing in the future. Historically, the Company has been successful in raising such funds. However, there can be no assurance that the Company will be successful in raising such funds in the future.

  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental schedule of non cash investing and financing activities:

          a. During the nine months ended September 30, 1997, the Company authorized the issuance of 1,101,782 shares of Common Stock to convert outstanding debt, and related accrued interest, totaling $1,994.

          b. During the nine months ended September 30, 1997, the Company issued 80,000 shares of Common Stock to extinguish a $240 liability with a related party.

          c. During the nine months ended September 30, 1997 the Company issued warrants to purchase shares of Common Stock valued at $298.

          d. During the nine months ended September 30, 1997 the Company deferred approximately $1,755 of offering costs that were not paid as of the end of this period.

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

  RESTRICTED BANK DEPOSITS AND BANK LINES OF CREDIT

     Restricted bank deposits are held by banks that require such deposits to be maintained in support of loans made to certain of the Company's subsidiaries.

  PROPERTY AND EQUIPMENT

     Of the total interest incurred by the Company for the nine months ended September 30, 1997, $600,000 of such costs were capitalized in connection with the Company's construction of its fiber optic network in Lima, Peru.

  NOTES PAYABLE

     On February 13, 1997, the Company borrowed $350 from a commercial bank in Peru. The loan bears interest at 9.5% and matures in 180 days. The loan is guaranteed by a $350 cash deposit. In addition, the Company established a letter of credit in the amount of $415 with an expiration term of July 2, 1997. At the date of expiration, the company converted the letter of credit into a loan bearing interest at 12.5% and matures in 30 days. These loans have been repaid with proceeds from the Initial Offering.

     On April 1, 1997, Hewster obtained a revolving credit line (the "Credit Line") from Citibank-Chile in the amount of $228 at an annual interest rate of 10.7%. Indebtedness under the Credit Line is secured by a certificate of deposit from ICCA in the amount of $160. The Credit Line matures in September 1997. Borrowings under the Credit Line were used for the purchase of equipment. Outstanding balances under the credit line were repaid with proceeds from the Initial Offering.

     On February 3, 1997, the Company issued $1.5 million aggregate principal amount of 7% Convertible Debentures ("7% Convertible Debentures") due February 3, 2000 and Warrants to purchase an aggregate 100,000 shares of the Company's Common Stock. On May 6, 1997 the Company issued $2.0 million aggregate principal amount of 8% Convertible Debentures ("8% Convertible Debentures") due April 30, 1998 and Warrants to purchase an aggregate 20,000 shares of the Company's Common Stock. Original issue discounts of $167 and $31 related to the 7% Convertible Debentures and the 8% Convertible Debentures, respectively, resulted from proceeds allocated to the Warrants. The 7% Convertible Debentures and the 8% Convertible Debentures are collectively referred to as the "Convertible Debentures." The net proceeds of the Convertible Debentures were used to pay for
(i) capital expenditures related to the Company's fiber optic networks, (ii) operating expenses of ICCA's wholly owned subsidiaries and (iii) corporate expenses primarily related to salaries, professional fees, travel, rent, and similar items.

     At the option of the Company, the Convertible Debentures may be redeemed at predetermined premiums, at any time or from time to time, upon not less than ten nor more than twenty days prior written notice. The prepayment price for the 7% Convertible Debentures and 8% Convertible Debentures shall equal 117% and 130%, respectively, of the principal amount to be prepaid plus accrued interest. In addition, the Convertible Debentures are convertible based on predetermined formulas, at the option of the Holders, into Common Stock at any time prior to maturity at a conversion price that will be less than the closing bid price as reported by the Nasdaq SmallCap Market at time of conversion ("beneficial conversion features"). The value attributable to the beneficial conversion features have been expensed at date of issuance because the agreements could allow the holders of the Convertible Debentures to convert at that date. As a result, for the six months ended June 30, 1997 the Company incurred interest cost of $810 related to the fair value of the beneficial

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

conversion features. The Company may be required to pay certain penalties if it fails to convert the Convertible Debentures, in a timely manner, pursuant to written Notices of Conversion received from the Holders.

     In connection with the Convertible Debentures, the Company is required to file with the Commission (as defined herein) a registration statement covering a sufficient number of shares of Common Stock into which the Convertible Debentures may be converted (the "Registered Shares"). As of November 15, 1997, the Company had not filed such registration statements with the Commission. Pursuant to the terms of the Convertible Debentures, the Company will be required to pay the Holders certain penalties until such time as the Company either files the registration statement or redeems the Convertible Debentures.

     Legal Proceedings

     On July 3, 1997, NU Investments, LLC and KA Investments LDC (collectively, the "Plaintiffs"), filed suit in the U.S. District Court for the Northern District of Illinois, Eastern Division against the Company, Mr. Patricio E. Northland, President, CEO and Chairman of the Board of the Company, and each of Phillip S. Magiera and Paul A. Moore, both former directors of the Company, alleging breach of contract, violation of Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, and fraudulent misrepresentation for the Company's failure to file a registration statement to register the resale of shares of Common Stock issuable upon the conversion of the Plaintiffs' 7% Convertible Debentures and the exercise of warrants to purchase 100,000 shares of Common Stock. The Plaintiffs demand compensatory damages in the amount of $1.5 million plus prejudgment interest and costs. The Company believes that it has meritorious defenses to the Plaintiffs' claims, and intends to defend this action fully and vigorously. Moreover, even if the Company is found to be liable in this action, it does not believe that any such liability will have a material adverse effect on the Company's business, financial condition and results of operation.

     On November 21, 1997, Arcadia Importers and Exporters, Inc. ("Arcadia"), the purchaser of the Company's 8% Convertible Debentures in the aggregate principal amount of $2,000,000 (the "8% Convertible Debentures"), filed suit in the Supreme Court of the State of New York against the Company relating to the failure to file in a timely manner the Registration Statement of which this Prospectus forms a part with respect to the shares of Common Stock issuable upon conversion of the 8% Convertible Debentures. Arcadia is seeking damages of not less than $484,000 plus interest, costs and reasonable attorneys' fees.

     The Company believes that it has meritorious defenses to the foregoing claims, and intends to defend such actions fully and vigorously. Moreover, even if the Company is found to be liable in either or both of these actions, it does not believe that any such liability will have a material adverse effect on the Company's business, financial condition and results of operations.

     The Pending Iusatel Acquisition

     During August 1997, the Company entered into an agreement to acquire Iusatel Chile, S.A. ("Iusatel"), a Chilean long distance carrier based in Santiago, Chile. Iusatel is controlled by a shareholder of the Company. Iusatel currently provides national and international long distance services in Chile through its own gateway switch and satellite earth station as well as through interconnection with other Chilean long distance carriers.

     The Iusatel Agreement provides for the purchase by the Company of 100% of the issued and outstanding capital stock of Iusatel for $5,900 in cash (the "Iusatel Purchase Price"). The Iusatel Purchase Price may be reduced to the extent that the net worth of Iusatel as of December 31, 1997 is less than $500, as determined pursuant to an audited balance sheet. The Iusatel Purchase Price may be increased by up to a

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

maximum of $850 based upon Iusatel's operating results for the 12 months ending December 31, 1998. The Iusatel Agreement also provides that Hernan Streeter, the former Chairman and Chief Executive Officer, and a current shareholder, of the Company, will continue to serve as General Manager of Iusatel until December 31, 1997, and will thereafter serve as a consultant to Iusatel until December 31, 1998 for a monthly fee of $10,000. The Iusatel Agreement is subject to a number of conditions, many of which, including governmental consent, are beyond the Company's control. In connection with the Iusatel Acquisition, the Company is expected to pay a director of the Company, a fee in the aggregate amount of 100,000 shares of Common Stock for his services in facilitating the transaction.

     Convertible Debentures

     During September 1997, the Company authorized the issuance of 851,162 shares of Common Stock in connection with the conversion of $1.45 million aggregate principal amount of its 8% Convertible Debentures, plus related accrued interest and authorized the issuance of 250,620 shares of Common Stock in connection with the conversion of $500 principal aggregate amount of its 7% Convertible Debentures, plus, related accrued interest.

     The Company intends to redeem all outstanding Convertible Debentures prior to December 31, 1997. The Company estimates that approximately $1.0 million and $550 in aggregate principal amount of the 7% Convertible Debentures and 8% Convertible Debentures, respectively, will be outstanding at such time and that the Company will be required to pay an aggregate of $2.9 million to extinguish its liabilities related to the Convertible Debentures, including outstanding principal, related accrued interest, redemption premiums, and penalties related to non-registration and non-conversion. The payment of this amount would result in an extraordinary loss on debt extinguishment of approximately $1,204. The actual payment, and therefore the magnitude of the Company's loss on debt extinguishment, could be lower or higher than the aforementioned amounts.

     Stock Options and Grants

     On May 1, 1997 the Company granted an officer non-qualified stock options to purchase 500,000 shares of the Company's common stock at $2.42 per share.

     During July 1997 the Company issued 80,000 shares of Common Stock granted on March 28, 1997 to a related party in order to extinguish a $240 obligation for consulting services that were rendered and accrued for as of December 31, 1996. The value assigned to the Shares approximated the quoted market price of the Nasdaq SmallCap Market on date of grant.

     During September 1997, the Company agreed to issue the following shares of Common Stock to the following officers of the Company: (i) 600,000 shares of Common Stock to Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board and (ii) 250,000 shares of Common Stock to Douglas G. Geib II, Chief Financial Officer of the Company. In addition, on the same date, the Company granted the following stock options to the following officers at an exercise price of $2.13 per share: (i) Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board, was granted options to acquire 600,000 shares of Common Stock, one-third of which vested immediately and the remainder in equal annual installments over the next two years; and (ii) Douglas
G. Geib II, Chief Financial Officer and a director of the Company, was granted options to acquire 250,000 shares of Common Stock, one third of which vested immediately and the remainder vest in equal annual installments over the next two years.

     Concurrent with the closing of the Initial Offering, the Company granted options to acquire an additional 714,000 and 286,000 shares to Mr. Northland and Mr. Geib, respectively at an exercise price of

                    INTERAMERICAS COMMUNICATIONS CORPORATION

                  (THOUSANDS OF US DOLLARS, EXCEPT SHARE DATA)

$4.40 per share, one third of which vest immediately and the remainder vest in equal installments over the next two years.

     Bridge Notes

     During August and September 1997, ICCA entered into Bridge Loan Agreements with certain lenders (some of which are affiliates) pursuant to which such lenders provided the Company loans of $950 aggregate principal amount of the Company's 10% Senior Notes (the "Bridge Notes"). As additional consideration for such loans, the Company issued warrants to acquire, for a period of five years from the date of the Bridge Notes, 95,000 shares of the Company's Common Stock at an exercise price equal to the closing market price of ICCA's Common Stock on the day of issuance. On October 27, 1997 the Company redeemed the Bridge Notes with the proceeds from the Initial Offering.

     Agreement with Maroon Bells and Certain Maroon Bells Affiliates

     During October 1997, the Company entered into an agreement with Maroon Bells, Theodore Swindells, Paul Moore and Phillip Magiera, to compensate them for past services rendered to ICCA. Pursuant to such agreement, the Company agreed to make a cash payment to Maroon Bells of $500 upon consummation of the Offering and to issue to each of Messrs. Moore and Magiera 250,000 shares of Common Stock and options to acquire 250,000 shares of Common Stock at an exercise price of $2.13 per share. Messrs. Moore and Magiera resigned from ICCA's Board of Directors effective as of the date of the agreement.

     Donoso Settlement Agreement

     Pursuant to a settlement agreement, during October 1997, ICCA agreed to issue 300,000 shares of Common Stock to Eleazar Donoso for certain financial assistance Mr. Donoso provided to ICCA during its development stage. Mr. Donoso is a co-founder with Mr. Cargill, a director of ICCA, of Telectronic S.A. and its President. Mr. Donoso is also a shareholder of ICCA. The Company recorded a non cash expense for the three months ended September 30, 1997 of $852 related to the aggregate fair value of such shares of Common Stock based on the date of the Settlement Agreement.

     Net Employment Agreement with Patricio E. Northland

     In September 1997, the Company entered into an employment and severance agreement (the "Northland Agreement") with Patricio E. Northland, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which replaced his former employment agreement with the Company. The Northland Agreement has a term of three years unless terminated earlier for cause, death or disability, and provides for an initial annual base salary of $350,000, subject to an increase of $50,000 in each of the second and third year of the agreement. In addition, Mr. Northland was granted non-qualified stock options to purchase 300,000 shares of ICCA's Common Stock in the following manner: 100,000 shares which vest on the date of the Northland Agreement at an exercise price of $4.00 per share; 100,000 shares which vest one year thereafter at an exercise price of $6.00 per share; and 100,000 shares which vest two years thereafter at an exercise price of $8.00 per share. In consideration of Mr. Northland's agreement to terminate his former employment agreement with the Company, which would have provided for a substantial bonus to Mr. Northland upon consummation of the Initial Offering, the Company agreed to pay Mr. Northland a performance bonus of $250,000 and vest all of his existing options to acquire 1,000,000 shares of Common Stock granted under his prior employment agreement. The performance bonus of $250,000 was expensed by the Company in its 1997 third quarter.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Iusatel Chile S.A.:

     We have audited the accompanying balance sheets of Iusatel Chile S.A. (the "Company") as of December 31, 1995 and 1996, and the related statements of income and changes in financial position for each of the two years ended December 31, 1996, and the statement of cash flows for the year ended December 31, 1996, all expressed in thousands of constant Chilean pesos. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted auditing standards in Chile, which are substantially the same as those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iusatel Chile S.A. at December 31, 1995 and 1996, and the results of their operations and changes in their financial position for each of the two years ended December 31, 1996, and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles in Chile.

     The accompanying financial statements have been prepared assuming that Iusatel Chile S.A. continues as a going concern. Iusatel Chile S.A. has shown recurring operating losses and shows negative working capital and shareholders' equity that raise substantial doubt about its ability to continue as a going concern. Management's actions regarding these situations are described in Note
27. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As described in Note 3, the financial statements of the Company for the year ended December 31, 1996, includes a statement of cash flows in accordance with generally accepted accounting principles in Chile and a statement of changes in financial position in compliance with the regulations set forth by the Superintendency of Securities and Insurance Companies.

     Accounting principles generally accepted in Chile vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the two years in the period ended December 31, 1996 and the determination of shareholders' equity as of December 31, 1995 and 1996 to the extent summarized in Note 28 to the financial statements.

       JUAN PABLO HESS                                     LANGTON CLARKE
                                                        COOPERS & LYBRAND

Santiago, February 7, 1997
(except with respect to the matters discussed in Notes 27 and 28, for which the date is August 11, 1997)

                               IUSATEL CHILE S.A.

                                 BALANCE SHEETS
RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
 CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$) (NOTES 2(C) & 2(L))

                                                                                                     FOR THE NINE MONTH
                                                                   FOR THE YEARS ENDED                     PERIOD
                                                                      DECEMBER 31,                   ENDED SEPTEMBER 30,
                                                          -------------------------------------   -------------------------
                                                             1995         1996         1996          1997          1997
                                                            THCH$        THCH$         THUS$         THCH$         THUS$
                                                          ----------   ----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash..................................................      55,907       23,758          57         87,284          211
  Time deposits.........................................      16,168           --          --            661            2
  Trade accounts receivable, net (Note 5)...............     479,047      902,217       2,177        629,051        1,518
  Notes receivable......................................       7,494       72,248         174         40,551           98
  Sundry accounts receivable (Note 6)...................      37,369      130,305         314         19,453           47
  Inventories...........................................         627        5,318          13          5,620           14
  Taxes recoverable (Note 7)............................     222,116      206,904         499        135,944          328
  Prepaid expenses (Note 8).............................     187,642      157,605         380         30,755           74
  Other.................................................          --          638           2          8,784           21
                                                          ----------   ----------     -------     ----------      -------
        Total current assets............................   1,006,370    1,498,993       3,617        958,103        2,312
                                                          ----------   ----------     -------     ----------      -------
FIXED ASSETS: (Note 9)
  Land..................................................      31,132       31,132          75         32,347           78
  Machinery & equipment.................................   1,373,753    1,543,272       3,723      1,589,468        3,835
  Other fixed assets....................................     203,351      609,110       1,470        319,416          771
  Accumulated depreciation..............................    (161,343)    (381,085)       (919)      (446,375)      (1,077)
                                                          ----------   ----------     -------     ----------      -------
        Total fixed assets..............................   1,446,893    1,802,429       4,349      1,494,856        3,607
                                                          ----------   ----------     -------     ----------      -------
OTHER ASSETS: (Note 10)
  Intangibles...........................................         746        4,010          10          4,168           10
  Other.................................................      37,748       37,530          91          3,101            7
                                                          ----------   ----------     -------     ----------      -------
        Total other assets..............................      38,494       41,540         100          7,269           18
                                                          ----------   ----------     -------     ----------      -------
            Total assets................................   2,491,757    3,342,962       8,066      2,460,228        5,936
                                                          ==========   ==========     =======     ==========      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term bank liabilities (Note 11).................   3,385,197    3,353,913       8,092         12,000           29
  Current portion of lease obligations (Note 12)........     108,308      114,386         276        105,860          255
  Accounts payable (Note 13)............................     326,863      716,825       1,729        602,560        1,454
  Notes payable (Note 14)...............................     156,182      280,143         676        284,611          687
  Sundry creditors......................................          --        2,656           6         41,091           99
  Amounts payable to related companies (Note 15)........      39,697      167,587         404        575,675        1,389
  Accrued liabilities (Note 16).........................     313,643      189,517         457        301,175          727
  Withholding taxes (Note 17)...........................      25,380       38,291          92         66,727          161
  Income taxes payable..................................          --        3,222           8             --           --
                                                          ----------   ----------     -------     ----------      -------
        Total current liabilities.......................   4,355,270    4,866,540      11,742      1,989,699        4,801
                                                          ----------   ----------     -------     ----------      -------
LONG-TERM LIABILITIES:
  Long-term portion of lease obligations (Note 12)......     165,972       91,306         220         20,689           50
  Notes payable (Note 14)...............................       1,212      245,961         593         94,301          228
  Amounts payable to related companies (Note 15)........     660,193    2,328,098       5,617             --           --
  Other (Note 18).......................................      14,531       21,986          53         17,775           43
                                                          ----------   ----------     -------     ----------      -------
        Total long-term liabilities.....................     841,908    2,687,351       6,484        132,765          320
                                                          ----------   ----------     -------     ----------      -------
SHAREHOLDERS' EQUITY: (Note 20)
  Paid-in capital.......................................     760,529      760,529       1,835      6,731,002       16,240
  Accumulated losses....................................    (885,720)  (3,465,950)     (8,362)    (5,165,344)     (12,463)
  Loss for the year.....................................  (2,580,230)  (1,505,508)     (3,632)    (1,227,894)      (2,963)
                                                          ----------   ----------     -------     ----------      -------
        Total shareholders' equity......................  (2,705,421)  (4,210,929)    (10,160)       337,764          815
                                                          ----------   ----------     -------     ----------      -------
            Total liabilities & shareholders' equity....   2,491,757    3,342,962       8,066      2,460,228        5,936
                                                          ==========   ==========     =======     ==========      =======

    The accompanying notes 1 to 28 form an integral part of these financial statements

                               IUSATEL CHILE S.A.

                              STATEMENTS OF INCOME
RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
 CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$) (NOTES 2(C) & 2(L))

                                                                                            FOR THE NINE MONTH PERIODS
                                                FOR THE YEARS ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                                              -------------------------------------   ---------------------------------------
                                                 1995         1996         1996          1996          1997          1997
                                                 THCH        THCH$         THUS$         THCH$         THCH$         THUS$
                                              ----------   ----------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
OPERATING RESULTS:
  Operating revenues........................   1,134,550    3,377,825      8,150       2,588,309     2,661,035       6,420
  Operating expenses excluding
    depreciation............................  (1,111,790)  (2,008,635)    (4,846)     (1,421,304)   (1,924,900)     (4,644)
  Operating depreciation....................     (69,502)    (189,227)      (457)       (110,009)      (93,827)       (226)
                                              ----------   ----------     ------      ----------    ----------      ------
        Operating margin....................     (46,742)   1,179,963      2,847       1,056,996       642,308       1,550
  Administrative and selling expenses
    excluding depreciation..................  (2,190,360)  (2,178,427)    (5,256)     (1,606,914)   (1,564,123)     (3,774)
  General and administrative depreciation...     (92,700)     (34,052)       (82)        (64,654)      (49,902)       (120)
                                              ----------   ----------     ------      ----------    ----------      ------
        Operating loss......................  (2,329,802)  (1,032,516)    (2,491)       (614,572)     (971,717)     (2,344)

NON-OPERATING RESULTS:
  Financial income..........................         909        3,969         10              --         2,044           5
  Financial expenses........................    (483,033)    (587,189)    (1,417)       (434,935)      (84,220)       (203)
  Other non-operating expenses..............      (8,654)    (107,749)      (260)        (40,959)     (219,662)       (530)
  Price-level restatement (Note 4)..........     240,350      217,977        526         169,902        45,661         110
                                              ----------   ----------     ------      ----------    ----------      ------
        Non-operating income................    (250,428)    (472,992)    (1,141)       (305,992)     (256,177)       (618)
                                              ----------   ----------     ------      ----------    ----------      ------
  Loss before income taxes..................  (2,580,230)  (1,505,508)    (3,632)       (920,564)   (1,227,894)     (2,963)
  Income taxes..............................          --           --         --              --            --          --
                                              ----------   ----------     ------      ----------    ----------      ------
        Net loss............................  (2,580,230)  (1,505,508)    (3,632)       (920,564)   (1,227,894)     (2,963)
                                              ==========   ==========     ======      ==========    ==========      ======

    The accompanying notes 1 to 28 form an integral part of these financial statements

                               IUSATEL CHILE S.A.

                  STATEMENTS OF CHANGES IN FINANCIAL POSITION
RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
 CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$) (NOTES 2(C) & 2(L))

                                                                                              FOR THE NINE
                                                                                              MONTH PERIOD
                                                             FOR THE YEARS ENDED                  ENDED
                                                                DECEMBER 31,                  SEPTEMBER 30,
                                                   ---------------------------------------    -------------
                                                      1995          1996          1996            1996
                                                     THCH$         THCH$          THUS$           THCH$
                                                   ----------    ----------    -----------    -------------
                                                                               (UNAUDITED)     (UNAUDITED)
FUNDS FROM OPERATIONS:
  Net Loss.......................................  (2,580,230)   (1,505,508)     (3,632)         (920,564)
  Depreciation...................................     162,203       223,279         539           169,229
  Profit on sale of fixed assets.................        (203)           --          --             6,179
  Net price-level restatement of non-current
    items........................................      (3,603)       (3,536)         (9)           20,058
                                                   ----------    ----------      ------        ----------
         Total funds from operations.............  (2,421,833)   (1,285,765)     (3,102)         (725,098)
                                                   ----------    ----------      ------        ----------
OTHER SOURCES OF FUNDS:
  Sale of fixed assets...........................         940            --          --                --
  Increase in long-term liabilities..............     180,503       244,749         591           256,172
  Increase in long-term payable to related
    companies....................................     660,193     1,667,905       4,024         1,576,770
  Others.........................................                                                   7,605
                                                   ----------    ----------      ------        ----------
         Total funds from other sources..........     841,636     1,912,654       4,615         1,840,547
                                                   ----------    ----------      ------        ----------
         Total sources of funds..................  (1,580,197)      626,889       1,513         1,115,449
                                                   ----------    ----------      ------        ----------
APPLICATION OF FUNDS:
  Additions to fixed assets......................     549,955       575,279       1,388           590,877
  Decrease in long-term liabilities..............       9,272        67,211         162            60,330
  Other..........................................      32,627         3,046           7             3,311
                                                   ----------    ----------      ------        ----------
         Total applications of funds.............     591,854       645,536       1,557           654,518
                                                   ----------    ----------      ------        ----------
           Decrease in working capital...........  (2,172,051)      (18,647)        (45)          460,931
                                                   ==========    ==========      ======        ==========
CHANGES IN WORKING CAPITAL:
  CURRENT ASSETS -- INCREASES (DECREASES):
    Cash and time deposits.......................      71,378       (48,317)       (117)          (16,830)
    Trade accounts receivable, notes receivable
      and sundry accounts receivable.............     507,591       580,860       1,401           725,392
    Inventories..................................         627         4,691          11             5,902
    Other........................................     203,096       (44,611)       (108)           24,559
                                                   ----------    ----------      ------        ----------
         Net changes in current assets...........     782,692       492,623       1,189           739,023
                                                   ----------    ----------      ------        ----------
  CURRENT LIABILITIES -- (DECREASES) INCREASES:
    Short-term bank liabilities..................  (2,236,641)       31,284          75           (27,282)
    Current portion of long-term liabilities.....    (108,308)       (6,078)        (15)          (30,158)
    Accounts and notes payable...................    (279,909)     (513,923)     (1,240)         (255,379)
    Amounts payable to related companies.........     (39,697)     (127,890)       (309)          (36,716)
    Accruals and withholding taxes...............    (298,889)      111,215         268            78,055
    Other........................................       8,701        (5,878)        (14)           (6,612)
                                                   ----------    ----------      ------        ----------
         Total changes in current liabilities....  (2,954,743)     (511,270)     (1,234)         (278,092)
                                                   ----------    ----------      ------        ----------
           Decrease in working capital...........  (2,172,051)      (18,647)        (45)          460,931
                                                   ==========    ==========      ======        ==========

    The accompanying notes 1 to 28 form an integral part of these financial statements

                               IUSATEL CHILE S.A.

                            STATEMENTS OF CASH FLOWS
RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
 CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$) (NOTES 2(C) & 2(L))

                                                            FOR THE YEARS ENDED            FOR THE NINE MONTH PERIOD
                                                               DECEMBER 31,                   ENDED SEPTEMBER 30,
                                                          -----------------------   ---------------------------------------
                                                             1996         1996         1996          1997          1997
                                                            THCH$        THUS$         THCH$         THCH$         THUS$
                                                          ----------   ----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss..............................................  (1,505,508)      (3,632)    (920,564)   (1,227,894)     (2,963)
ITEMS NOT AFFECTING CASH:
  Depreciation..........................................     223,279          539      169,229       146,287         353
  Write-offs and accrued liabilities....................     421,997        1,018       72,047       370,587         894
  Net price-level restatement...........................    (217,977)        (526)    (169,902)      (45,661)       (110)
CHANGES IN ASSETS AFFECTING CASH FLOW:
  Increase (Decrease) in accounts receivable............  (1,050,024)      (2,533)    (874,221)      421,582       1,017
  Increase in inventories...............................      (4,935)         (12)          --            --          --
CHANGE IN LIABILITIES AFFECTING CASH FLOW:
  Increase in accounts payable relating to operating
    results.............................................     435,978        1,052      510,173       212,090         512
  Net increase in income taxes payable..................       3,222            8           --            --          --
  Decrease in interest payable..........................      12,292           30           --        31,037          75
  Net increase in VAT and other similar payables........      16,568           40       40,407            --          --
                                                          ----------   ----------   ----------    ----------      ------
        Net cash flow (used) provided by operating
          activities....................................  (1,665,108)      (4,017)  (1,172,831)      (91,972)       (222)
                                                          ----------   ----------   ----------    ----------      ------
CASH FLOW FROM FINANCING ACTIVITIES:
  Borrowings from banks and others......................     186,772          451                                     --
  Other financing activities............................   1,587,062        3,829    1,786,258       197,222         476
                                                          ----------   ----------   ----------    ----------      ------
        Net cash flow provided by financing
          activities....................................   1,773,834        4,280    1,786,258       197,222         476
                                                          ----------   ----------   ----------    ----------      ------
CASH FLOW FROM INVESTING ACTIVITIES:
  Fixed assets acquired.................................    (159,169)        (384)    (628,780)      (41,777)       (101)
                                                          ----------   ----------   ----------    ----------      ------
  Net cash flow used by investing activities............    (159,169)        (384)    (628,780)      (41,777)       (101)
                                                          ----------   ----------   ----------    ----------      ------
        Total net (decrease) increase in cash and cash
          equivalents...................................     (50,443)        (122)     (15,353)       63,473         153
                                                          ----------   ----------   ----------    ----------      ------
EFFECT OF INFLATION ON CASH AND CASH EQUIVALENTS........       2,126            5        2,024            53          --
                                                          ----------   ----------   ----------    ----------      ------
NET CHANGE IN CASH AND CASH EQUIVALENTS.................     (48,317)        (117)     (13,329)       63,526         153
                                                          ----------   ----------   ----------    ----------      ------
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR..........      72,075          174       71,399        23,758          57
                                                          ----------   ----------   ----------    ----------      ------
CASH AND CASH EQUIVALENTS -- END OF YEAR................      23,758           57       58,070        87,284         211
                                                          ==========   ==========   ==========    ==========      ======

    The accompanying notes 1 to 28 form an integral part of these financial statements

                               IUSATEL CHILE S.A.

                       NOTES TO THE FINANCIAL STATEMENTS
RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

1. NATURE OF OPERATIONS AND BACKGROUND OF THE COMPANY:

(a) Name and registration in the Securities Register:

     Iusatel Chile S.A. (the "Company") was originally incorporated under the name of TDI S.A. under public deed dated March 3, 1992.

     On May 19, 1994, the minutes of the first extraordinary shareholders meeting held on May 5, 1994 were recorded under public deed. This meeting approved the change of the Company's name to Telecomunicaciones Digitales Internacionales S.A. and a capital increase, whereby Grupo Iusacell S.A. de C.V. ("Iusacell") purchased 51% of the share capital.

     On August 1, 1994, the minutes of the second extraordinary shareholders meeting held on July 28, 1994 were recorded under public deed. This meeting approved the change of the Company's name to Iusatel Chile S.A., the expansion of the Company's objectives and the related change in its bylaws. From that date, the Company began the final phase of its start-up, principally characterized by investment in its infrastructure.

     The Company is majority owned by Iusacell; however, its operations are independently and separately managed. As a result, during the periods presented Iusacell did not incur any general or corporate expenses on behalf of the Company. It is management's belief that the financial results presented herein would not have been materially different had the Company operated as a separate entity for the periods presented.

     The principle objective of the Company is to engage in business within the telecommunications industry.

     The Company is registered under No. 494 in the Securities Register and is therefore subject to the regulatory authority of the Chilean
     Superintendency of Securities and Insurance (the "Superintendency").

(b) Start-up period:

     The Company began its normal operations on January 1, 1995, concluding its development and start-up period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) Presentation:

     The financial statements have been prepared in accordance with generally accepted accounting principles in Chile ("Chilean GAAP") and the regulations established by the Superintendency. The Company is also subject to specific provisions contained in Corporations Law 18,046 and its related regulations.

(b) Comparative financial statements:

     For comparative purposes, the financial statements and the amounts disclosed in the related notes for the year ended December 31, 1995 have been restated in terms of Chilean pesos of December 31, 1996 purchasing power. In accordance with Chilean regulations and accounting practices, the restatement was calculated based on the Official Consumer Price Index of the National Institute of Statistics, which was 6.6% for the year ended November 30, 1996. The index is based on the "prior month rule", pursuant to which the inflation adjustments are based on the Consumer Price Index at the close of the month

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

(b) Comparative financial statements, continued:

     preceding the close of the respective period or transaction. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

     The interim September 30, 1996 and 1997 financial statements have also been restated for general price-level changes, but are expressed in constant Chilean pesos of September 30, 1997. The effect of not updating the December 31, 1995 and 1996 financial statements to September 30, 1997 constant pesos is not significant because the change in the inflation index applicable for the restatement of financial statements for the nine month period ended September 30, 1997 was only 3.9%. Additionally, if the updating by the 3.9% increase had been made, it would have been applied to all amounts and disclosures shown in the December 31, 1995 and 1996 financial statements and accordingly, there would be no changes in the relationships among the amounts and disclosures in those financial statements.

(c) Price-level restatement:

     The financial statements, which are expressed in Chilean pesos, have been restated to reflect the effects of variations in the purchasing power of the local currency during each year. For this purpose, and in conformity with current Chilean regulations, non-monetary assets and liabilities, equity accounts and income and expense accounts have been restated each year in terms of year-end constant pesos. The resulting net charge or credit to income arises as a result of the gain or loss in purchasing power from the holding of monetary assets and liabilities exposed to the effects of inflation.

     The above-mentioned price-level restatements do not purport to present appraised or replacement values and are only intended to restate all non-monetary financial statement components in terms of local currency of similar purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

     Certain assets and liabilities are denominated in U.F. units (Unidades de Fomento). A U.F. is a Chilean inflation-indexed peso denominated monetary unit which is set daily in advance based on changes in the Consumer Price Index. The adjustments to the closing balance of U.F.-denominated assets and liabilities are included in the Price-level restatement account in the Statement of Income. Each U.F. was equivalent to Ch$ 12,482.81 and Ch$ 13,280.43 at December 31, 1995 and 1996, respectively.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
(d) Assets and liabilities in US dollars:

     Balances in foreign currency included in the balance sheet have been translated into Chilean pesos at the "Observed Exchange Rate" determined by the Central Bank of Chile in effect at each year end using the following exchange rates:

                                                AS OF               AS OF
                                          DECEMBER 31, 1996   DECEMBER 31, 1995
                                          -----------------   -----------------
US Dollar ("observed" rate).............       424.87              406.91

(e) Fixed assets:

     Fixed assets are shown at restated acquisition or import cost, including, in the latter case, deferred customs duties. Assets received under lease contracts are shown at the present value of the contract.

     Depreciation is calculated using the straight-line method on the restated value of the assets over the related useful lives. Depreciation expense amounted to ThCh$ 162,203 and ThCh$ 223,279 for the years ended December 31, 1995 and 1996, respectively.

(f) Staff severance indemnities:

     The Company has no obligation for the payment of staff severance indemnities as employee severance benefits are neither legally required nor included under the terms and conditions of employee contracts.

(g) Staff vacations:

     The Company has recorded the cost of staff vacations on an accrued basis as the vacations are earned by the employees in accordance with Technical Bulletins Nos. 47 and 48 of the Chilean College of Accountants A.G.

(h) Income tax:

     The Company has made no provision for first category income tax as it has incurred tax losses. The Company has provided for Article 21 Tax under the Income Tax Law.

(i) Allowance for doubtful accounts and long-distance revenue recognition criteria

          (i) The allowance for doubtful accounts is calculated based upon an aging of account receivable balances using historical rates of collection by type of account balance.

             No provision has been recorded against un-billed traffic.

             Given the significant collection risk associated with the "audio-text" (data transmission) receivables, the Company has recorded a 100% provision against the related receivable balance in the amount of ThCh$ 298,642. As of December 31, 1996, these services are no longer being provided by the Company.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
          (ii) Long-distance traffic:

             The Company recognizes long-distance traffic revenues during the period in which the services are provided. Revenues are generated through contracts with customers and through local telephone companies that perform dialing services.

(j) Statement of cash flows:

     Cash flows generated from operating activities include all core business related cash flows, interest paid, investment income and all other cash flows not included in investing or financing activities.

(k) Reclassifications:

     Certain reclassifications have been made to the December 31, 1995 figures to enhance the comparability of the financial statements as of December 31, 1996.

(l) Convenience translation to US dollars (unaudited):

     The Company maintains its accounting records and prepares its financial statements in Chilean pesos. The United States dollar amounts disclosed in the accompanying financial statements as of December 31, 1996 and September 30, 1997 are presented solely for the convenience of the reader at the September 30, 1997 exchange rate of Ch$ 414.47 per US$ 1. This translation should not be construed as representing that the Chilean peso amounts actually represent or have been, or could be, converted into United States dollars.

(m) Interim financial data:

     In management's opinion the accompanying interim amounts included in these financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for such interim periods. Certain interim information and note disclosures have been omitted; however, the Company believes that the interim disclosures made are adequate and that the information presented is not misleading.

3. ACCOUNTING CHANGES:

     Effective January 1, 1996, Technical Bulletin No. 50 of the Chilean College of Accountants A.G. requires the presentation of a statement of cash flows. Superintendency Circular No. 00238 dated January 17, 1997, requires that the Company continue to present the statement of changes in financial position. Consequently, the financial statements for the year ended December 31, 1996, include both of the above mentioned statements, however for subsequent periods it will not be necessary to continue to present the statement of changes in financial position.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

4. PRICE-LEVEL RESTATEMENT:

     Price-level restatement is summarized as follows:

                                                              (CHARGE)/CREDIT TO INCOME
                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                1995             1996
                                                                THCH$            THCH$
                                                              ---------        ---------
Current assets..............................................     13,391            6,087
Fixed assets................................................     92,438           98,144
Other assets................................................        (92)             240
Non-monetary assets.........................................        672          (89,966)
Shareholders' equity........................................      9,487          167,503
                                                                -------          -------
Balance of price-level restatements account.................    115,896          182,008
Income statement accounts (net).............................    124,454           35,969
                                                                -------          -------
  Price-level restatement...................................    240,350          217,977
                                                                =======          =======

5. TRADE ACCOUNTANTS RECEIVABLE:

     Net trade accounts receivable are summarized as follows:

                                                                AT DECEMBER 31,
                                                              --------------------
                                                               1995        1996
                                                               THCH$       THCH$
                                                              -------    ---------
Billed accounts receivable..................................  279,319      896,058
Accrued accounts receivable.................................  245,150      485,495
                                                              -------    ---------
Total trade receivables.....................................  524,469    1,381,553
Allowance for doubtful accounts.............................  (45,422)    (479,336)
                                                              -------    ---------
  Total.....................................................  479,047      902,217
                                                              =======    =========

6. SUNDRY ACCOUNTS RECEIVABLE:

     Sundry accounts receivable are summarized as follows:

                                                                AT DECEMBER 31,
                                                              --------------------
                                                               1995        1996
                                                               THCH$       THCH$
                                                              -------    ---------
Current accounts............................................    5,371        5,507
Advances to suppliers.......................................   31,998        2,882
Accounts receivable under Reciprocal carrier agreements.....       --      110,955
Other.......................................................       --       10,961
                                                              -------    ---------
  Totals....................................................   37,369      130,305
                                                              =======    =========

7. TAXES RECOVERABLE:

     Taxes recoverable are summarized as follows:

                                                                AT DECEMBER 31,
                                                              --------------------
                                                               1995        1996
                                                               THCH$       THCH$
                                                              -------    ---------
VAT fiscal credit...........................................  218,191      201,614
Training expense credits....................................    3,925        5,290
                                                              -------    ---------
  Total.....................................................  222,116      206,904
                                                              =======    =========

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

8. PREPAID EXPENSES:

     Prepaid expenses are summarized as follows:

                                                                AT DECEMBER 31,
                                                              --------------------
                                                               1995        1996
                                                               THCH$       THCH$
                                                              -------    ---------
Legal.......................................................   18,669           --
Insurance...................................................    5,616        4,479
Prepaid advertising.........................................   93,900      100,189
Deferred interest on leasing................................   17,408       16,353
Prepaid interest............................................       --        6,703
Prepaid taxes...............................................    9,325        6,448
Software....................................................    9,784           --
Other.......................................................    8,194        2,833
Commissions.................................................   24,746       20,600
                                                              -------    ---------
  Total.....................................................  187,642      157,605
                                                              =======    =========

9. FIXED ASSETS:

     Fixed assets are summarized as follows:

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                1995         1996
                                                                THCH$        THCH$
                                                              ---------    ---------
Land:.......................................................     31,132       31,132
Machinery & equipment:
  Earth station.............................................    675,458      681,001
  Miscellaneous machinery & equipment.......................     11,264       12,530
  International switch......................................    290,779      406,967
  Network...................................................      9,187        9,187
  Internal communications equipment.........................     54,312        6,788
  Call-back switch..........................................         --       51,414
  Furniture & installations.................................    160,389      180,542
  Vehicles..................................................     21,046        6,064
  Office equipment..........................................    118,975      170,577
  Customer equipment........................................     32,343       18,202
                                                              ---------    ---------
          Subtotal..........................................  1,373,753    1,543,272
                                                              ---------    ---------
Other fixed assets:
  Leased assets.............................................    191,220      312,938
  Telephone trunk lines.....................................     11,413       11,413
  Imported equipment in transit.............................         --      282,026
  Other.....................................................        718        2,733
                                                              ---------    ---------
          Subtotal..........................................    203,351      609,110
                                                              ---------    ---------
          Total fixed assets (gross)........................  1,608,236    2,183,514
                                                              ---------    ---------
Less:
  Accumulated depreciation for the period...................   (161,343)    (381,085)
                                                              ---------    ---------
          Total fixed assets (net)..........................  1,446,893    1,802,429
                                                              =========    =========

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

10. OTHER ASSETS:

     Other assets are summarized as follows:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                               THCH$      THCH$
                                                              -------    -------
Telephone lines.............................................      746      4,010
Long-term deferred interest.................................   29,385      7,322
Long-term time deposits.....................................       --     21,720
Other.......................................................    8,363      8,488
                                                              -------    -------
          Total.............................................   38,494     41,540
                                                              =======    =======

11. SHORT-TERM BANK LIABILITIES:

     Short-term bank liabilities are summarized as follows:

                                                  MONTHLY
                                                  INTEREST                         ACCRUED      TOTAL
                                                    RATE     AMOUNT     AMOUNT     INTEREST     1996
BANK                                                (%)      IN U.F.   IN THCH$     THCH$       THCH$
----                                              --------   -------   ---------   --------   ---------
Sud Americano...................................   1.0655    249,361   3,311,621    12,292    3,323,913
Sud Americano...................................   1.0500         --      30,000        --       30,000
                                                             -------   ---------    ------    ---------
                                                    Total    249,361   3,341,621    12,292    3,353,913
                                                             =======   =========    ======    =========

                                                   ANNUAL
                                                  INTEREST                         ACCRUED      TOTAL
                                                    RATE     AMOUNT     AMOUNT     INTEREST     1995
BANK                                                (%)      IN U.F.   IN THCH$     THCH$       THCH$
----                                              --------   -------   ---------   --------   ---------
Sud Americano...................................     8.48    143,184   1,905,303     7,181    1,912,484
Citibank........................................     8.56    106,169   1,412,756     6,383    1,419,139
Citibank........................................     8.56         --      53,300       274       53,574
                                                             -------   ---------    ------    ---------
                                                    Total    249,353   3,371,359    13,838    3,385,197
                                                             =======   =========    ======    =========

12. LEASING OBLIGATIONS:

     At December 31, 1995 and 1996, the Company had fixed asset lease contracts outstanding with financial institutions and others, whose installments have the following maturities:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                               THCH$      THCH$
                                                              -------    -------
Short term..................................................  108,308    114,386
Long term...................................................  165,972     91,306
                                                              -------    -------
Total.......................................................  274,280    205,692
                                                              =======    =======

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

13. ACCOUNTS PAYABLE:

     Accounts payable are summarized as follows:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                               THCH$      THCH$
                                                              -------    -------
Domestic suppliers..........................................  226,945    550,073
Sundry accounts.............................................    4,974     10,548
Total domestic suppliers....................................  231,919    560,621
Foreign suppliers...........................................   94,944    156,204
                                                              -------    -------
Total accounts payable......................................  326,863    716,825
                                                              =======    =======

14. NOTES PAYABLE:

     Notes payable are summarized as follows:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                               THCH$      THCH$
                                                              -------    -------
Short-term..................................................  156,182    280,143
Long-term...................................................    1,212    245,961
                                                              -------    -------
Total.......................................................  157,394    526,104
                                                              =======    =======

15. AMOUNTS PAYABLE TO RELATED COMPANIES:

(a) Short-term:

     Short-term amounts payable to related companies at December 31, 1995 and 1996 represent amounts payable of ThCh$ 39,697 and ThCh$ 167,587, respectively, to Satelitron S.A., Mexico, a company related to Iusacell, for satellite space rentals.

(b) Long-term:

     Long-term amounts payable to related parties represent capital contributions of ThCh$ 660,193 and ThCh$ 2,328,098, at December 31, 1995 and 1996 respectively, from Iusacell S.A. These capital contributions were legally formalized in January of 1997 upon approval by the Superintendency, subsequent to the balance sheet date.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

16. ACCRUED LIABILITIES:

     Accrued liabilities are summarized as follows:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                               THCH$      THCH$
                                                              -------    -------
Vacations (Note 2(g)).......................................   40,070     40,978
Pending Invoices............................................  263,075     84,529
Other.......................................................   10,498     64,010
                                                              -------    -------
  Total.....................................................  313,643    189,517
                                                              =======    =======

17. WITHHOLDING TAXES:

     Withholding taxes relate to remunerations, taxes and social security deductions for the month of December, amounting to ThCh$ 25,380 and ThCh$ 38,291 at December 31, 1995 and 1996, respectively.

18. OTHER LONG-TERM LIABILITIES:

     As of December 31, 1995 and 1996, this account balance included deferred customs duties, in accordance with Law 18,634, as follows:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              THCH$     THCH$
                                                              ------    ------
Total deferred customs duties...............................  14,531    21,986
                                                              ======    ======

19. INCOME TAXES:

     No provision was made for first category income tax at December 31, 1995 and 1996, as there were tax losses amounting to approximately Ch$ 3,451 million, and Ch$ 4,726 million, respectively. These losses may be applied against future profits for an indefinite period of time.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

20. SHAREHOLDERS' EQUITY:

     (a) The movements in shareholders' equity for the years ended December 31, 1995 and 1996 are summarized as follows:

                                         FULLY PAID    FULLY PAID
                                             AND           AND
                                         OUTSTANDING   OUTSTANDING
                                          SERIES A      SERIES B     PAID-IN   ACCUMULATED   NET LOSS FOR
                                           COMMON        COMMON      CAPITAL     DEFICIT      THE PERIOD       TOTAL
                                           SHARES        SHARES       THCH$       THCH$         THCH$          THCH$
                                         -----------   -----------   -------   -----------   ------------    ----------
Balances as of December 31, 1994.......    22,350        23,263      659,372     (767,913)            --       (108,541)
Equity price-level restatement.........        --            --       54,070      (62,969)            --         (8,899)
Loss for the year......................        --            --           --           --     (2,420,478)    (2,420,478)
                                           ------        ------      -------   ----------     ----------     ----------
Balances as of December 31, 1995.......    22,350        23,263      713,442     (830,882)    (2,420,478)    (2,537,918)
                                           ------        ------      -------   ----------     ----------     ----------
Price-level restated balance as of
  December 31, 1995....................    22,350        23,263      760,529     (885,720)    (2,580,230)    (2,705,421)
                                           ------        ------      -------   ----------     ----------     ----------
Balances as of December 31, 1995.......    22,350        23,263      713,442     (830,882)    (2,420,478)    (2,537,918)
Transfer of previous year's results....        --            --           --   (2,420,478)     2,420,478             --
Equity price-level restatement.........        --            --       47,087     (214,590)            --       (167,503)
Loss for the year......................        --            --           --           --     (1,505,508)    (1,505,508)
                                           ------        ------      -------   ----------     ----------     ----------
Balances at December 31, 1996..........    22,350        23,263      760,529   (3,465,950)    (1,505,508)    (4,210,929)
                                           ======        ======      =======   ==========     ==========     ==========

(b) Shareholders' Equity:

     The Company's subscribed and paid-in capital at December 31, 1996, amounts to ThCh$ 760,529, (price-level restated) comprised of 22,350 Series A and 23,263 Series B shares, neither of which have par value.

(c) Share ownership:

                                                             1995                        1996
                                                   -------------------------   -------------------------
                                                       NO.                         NO.
               TYPE OF SHAREHOLDER                 SHAREHOLDERS   PERCENTAGE   SHAREHOLDERS   PERCENTAGE
               -------------------                 ------------   ----------   ------------   ----------
Holding of 10% or more...........................           3           100             3           100
Less than 10% holding but investment of U.F. 200
  or more........................................          --            --            --            --
Less than 10% holding but investment less than
  U.F. 200.......................................          --            --            --            --
                                                    ---------     ---------     ---------     ---------
Total............................................           3           100             3           100
                                                    =========     =========     =========     =========
Control of the Company...........................           1            51             1            51
                                                    =========     =========     =========     =========

     On December 27, 1996 Iusacell contractually agreed with Inversiones Druma to increase its interest in Iusatel from 51% to 99.9% of all outstanding shares in order to sell, cede or transfer these shares to Inversiones Druma free of any liens or pledges.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

20. SHAREHOLDERS' EQUITY, CONTINUED:
     (d) The "UNAUDITED" movements in shareholders' equity for the nine months ended
     September 30, 1996 and 1997 are as follows:

                                      FULLY PAID    FULLY PAID
                                          AND           AND
                                      OUTSTANDING   OUTSTANDING                                            NET LOSS
                                       SERIES A      SERIES B         NEW        PAID-IN    ACCUMULATED    FOR THE
                                        COMMON        COMMON         SHARE       CAPITAL      DEFICIT       PERIOD       TOTAL
                                        SHARES        SHARES       ISSUANCE       THCH$        THCH$        THCH$        THCH$
                                      -----------   -----------   -----------   ---------   -----------   ----------   ----------
Balance at December 31, 1995........     22,350        23,263              --     659,373   (3,188,391)           --   (2,529,018)
Equity price-level restatement......         --            --              --      88,633     (216,004)           --     (127,371)
Loss for the nine month period......         --            --              --          --           --      (871,746)    (871,746)
                                        -------       -------     -----------   ---------   ----------    ----------   ----------
Balance as of September 30, 1996....     22,350        22,350              --     748,006   (3,404,395)     (871,746)  (3,528,135)
                                        =======       =======     ===========   =========   ==========    ==========   ==========
Price-level restated balance as of
  September 30, 1997................         --            --              --     789,894   (3,595,041)     (920,564)  (3,725,711)
                                        =======       =======     ===========   =========   ==========    ==========   ==========
Balance as of December 31, 1996.....     22,350        23,263              --     760,529   (4,971,458)           --   (4,210,929)
Capital increase January 24, 1997...    (22,350)      (23,263)    574,060,412   5,739,915           --            --    5,739,915
Equity price-level restatement......         --            --              --     230,558     (193,887)           --       36,671
Loss for the nine month period......         --            --              --          --           --    (1,227,894)  (1,227,894)
                                        -------       -------     -----------   ---------   ----------    ----------   ----------
Balance as of September 30, 1997....         --            --     574,060,412   6,731,002   (5,165,345)   (1,227,894)     337,763
                                        =======       =======     ===========   =========   ==========    ==========   ==========

21. INTERMEDIATE SERVICE CONCESSION:

     The Company carries out its business on the basis of Decree Law No. 188 of the Undersecretary of Telecommunications dated September 17, 1993, whereby TDI S.A. was granted a concession for intermediate telecommunications services.

     Under public deed dated September 24, 1994, the name TDI S.A. was changed to Telecomunicaciones Digitales Internacionales S.A. with a capital increase to permit Iusacell to purchase a controlling interest in the Company. On August 3, 1994, the bylaws of the Company were amended and its name was changed to Iusatel Chile S.A.

22. DIRECTORS' REMUNERATION:

     No payments were made to directors for attending meetings during the years ended December 31, 1995 and 1996.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

23. GUARANTEES:

(a) Domestic:

                                                               AT DECEMBER 31,
                                                              -----------------
                                                               1995       1996
                                                               THCH$     THCH$
                                                              -------    ------
Guarantee in favor of VTR Telecomunicaciones................       --    21,244
Performance bond D No. 176588 in favor of Santiago Fourth
  Civil Court...............................................   15,000        --
Promissory note in favor of Banco Sud Americano to cover a
  current account overdraft contract for an amount at
  December 31, 1995.........................................  160,000        --
                                                              -------    ------
Total domestic guarantees...................................  175,000    21,244
                                                              =======    ======

(b) International:

     Stand-by letter of credit in the amount of ThUS$ 8,000 at December 31, 1995 and 1996, given by its majority shareholder, Iusacell, in favor of:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              THUS$     THUS$
                                                              ------    ------
Banco Sud Americano (Bank of Nova Scotia N.Y.)..............  4,500      8,000
Citibank N.A. (N.Y.)........................................  3,500         --
                                                              -----      -----
                                                              8,000      8,000
                                                              =====      =====

24. CONTINGENCIES AND COMMITMENTS:

     The Company is unaware of any significant contingencies or commitments affecting the financial statements.

25. RELEVANT FACTS:

     1. On November 29, 1995, the minority shareholders, Inversiones y Servicios Santa Teresa Ltda. and Sergio Munoz ("Minority Shareholders"), filed a claim for compensatory damages against Iusacell, in an attempt to prevent Iusacell from increasing its ownership interest in the Company, through the capitalization of the amounts advanced to Iusatel, as described in Note 15(b). This decision was appealed and on May 20, 1996, and was subsequently rejected by the Chilean Supreme Court.

     2. An extraordinary meeting of the board of directors held on June 27, 1996, agreed to accept the resignation of then, general manager of the Company, Gaston Pereira, and appointed Luis Alberto Reyes as interim general manager and Alberto Herrerias as executive director of the Company.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

26. STATEMENT OF CASH FLOWS:

     (a) Other sources of financing for the year ended December 31, 1996 is summarized as follows:

                                                                1996
                                                                THCH$
                                                              ---------
Iusacell capital contribution (Note 15(b))..................  1,708,780
                                                              =========

     (b) The following financing activities did not result in cash outflows during the current year but commit future cash flows:

                                                               1996
                                                               THCH$
                                                              -------
Purchase of Switch (Siemens)................................  282,611
PCS call processing platform machine........................   51,414
                                                              -------
Total.......................................................  334,025
                                                              =======

27. SUBSEQUENT EVENTS:

     At the extraordinary shareholders meeting held on January 24, 1997, the following resolutions, among others were adopted:

     (a) The 45,613 Series A and B shares were eliminated and were replaced by a single series of shares.

     (b) The paid-in capital, amounting to Ch$ 713,441,959 at December 31, 1996, and being subscribed and paid, was agreed to be increased to a total amount of Ch$ 11,968,177,959, representing 1,125,519,213 shares with no par value, through the issuance of 1,125,473,600 new shares.

     (c) Iusacell subscribed and paid for 573,991,536 shares, representing 51% of the agreed capital increase, in the following manner:

            * Ch$ 3,411,817,157 representing the Company's bank liability to
              Banco Sud Americano which Iusacell paid on behalf of the Company on January 4, 1997.

            * Ch$ 2,328,098,143 representing the capitalization of long-term amounts payable to related companies restated at December 31, 1996, comprising contributions made previously by Iusacell for future capital increases.

        The remaining 49% of the above mentioned agreed capital increase was left available for subscription for a period of three years. These capital increases are subject to the approval of the Superintendency.

     In addition to the above share issuance that has substantially improved liquidity, the Company has been involved in continuous efforts to formulate a restructuring plan to improve future operations. Such efforts have resulted in the development of a new business plan and strategy to address the Company's current financial situation and disappointing recent financial performance.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

28. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING
    PRINCIPLES:

     Chilean GAAP varies in certain important respects from the accounting principles generally accepted in the United States ("U.S. GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by U.S. GAAP.

(a) Differences in Measurement Methods

     The principal methods applied in the preparation of the accompanying financial statements which have resulted in amounts that differ from those that would have otherwise been determined under U.S. GAAP are as follows:

(i) Inflation accounting:

     Chilean GAAP requires that the financial statements be restated to reflect the full effects of loss in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entities. The method, described in Note 2(c), is based on a model which enables calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of local currency. The model prescribes that the historical cost of all non-monetary accounts be restated for general price-level changes between the date of origin of each item and the year-end, but allows direct utilization of latest cost values for the restatement of inventories, as an alternative to the price-level restatement of those assets only if the resulting variation is not material.

     The inclusion of price-level adjustments in the accompanying financial statements is considered appropriate under the prolonged inflationary conditions affecting the Chilean economy. Accordingly, the effect of price-level changes is not eliminated in the reconciliation to U.S. GAAP included under paragraph (a)(v) below.

(ii) Income taxes:

     The accounting treatment of income taxes under Chilean GAAP and U.S. GAAP differs in respect to accounting for deferred income taxes. Under U.S. GAAP, prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", all temporary differences arising as a result of transactions that have different accounting and tax treatments are recognized as deferred tax assets and liabilities as of the balance sheet date. A valuation allowance is provided against deferred tax assets that are not recoverable on a more-likely-than-not basis. Under Chilean GAAP, only deferred tax assets and liabilities that are non-recurring are recognized in the financial statements. Chilean GAAP also permits not providing for deferred income taxes where a deferred tax asset or liability is not expected to be realized.

     The Company has deferred tax assets relating to tax loss carryforwards amounting to ThCh$ 481,241 and ThCh$ 709,008, at December 31, 1995 and 1996, respectively, for which the Company has recorded a full valuation allowance due to the uncertainty of the realization of such tax loss carryforwards.

     The Company's management considers that the net effect of applying SFAS No. 109 for all periods presented in paragraph (a)(v) below to be immaterial.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

28. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, CONTINUED:

(iii) Impairment of Long-Lived Assets:

     Under U.S. GAAP, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", requires that assets to be disposed of be valued at the lower of carrying amount or fair value less cost to sell. Furthermore, companies are required to review long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. Under Chilean GAAP, the impairment loss related to the Company's long-lived assets was recorded in the period that the Company's management decided to dispose of such assets.

     The effect of the application of SFAS No. 121 is presented in paragraph
     (a)(v) below.

     Under U.S. GAAP, such adjustments would be included in the operating costs of the Company.

(iv) Allowance for doubtful accounts

     Based upon information available subsequent to the release date of the Chilean financial statements, the Company reduced its estimate of recoverable amounts related to certain accounts receivable which existed as of December 31, 1996. As a result of this change in estimate, an additional allowance for doubtful accounts has been recorded for U.S. GAAP purposes. The effect of the above adjustment is presented in paragraph (a)(v) below.

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

28. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, CONTINUED:

 (v) Effects of conforming to U.S. GAAP:

     The adjustments to reported Net income required to conform with U.S. GAAP are as follows:

                                                                            FOR THE NINE
                                                                            MONTH PERIOD
                                                  FOR THE YEARS ENDED           ENDED
                                                      DECEMBER 31,          SEPTEMBER 30,
                                                ------------------------    -------------
                                                   1995          1996           1997
                                                  THCH$         THCH$           THCH$
                                                ----------    ----------    -------------
                                                                             (UNAUDITED)
Net loss as shown in the Chilean GAAP
  financial statements........................  (2,580,230)   (1,505,508)     (1,227,894)
Impairment of long-lived assets (paragraph
  a(iii)).....................................          --      (199,829)        199,829
Allowance for doubtful accounts (paragraph
  a(iv))......................................          --      (293,998)        293,998
                                                ----------    ----------     -----------
Subtotal......................................          --      (493,827)        493,827

Deferred tax effect of the above
  adjustments.................................          --        74,074         (74,074)
                                                ----------    ----------     -----------
Net loss in accordance with U.S. GAAP.........  (2,580,230)   (1,925,261)       (808,141)
                                                ==========    ==========     ===========
U.S. GAAP loss per share......................      (56.57)       (42.21)         0.0015
                                                ==========    ==========     ===========
Weighted average number of common stock
  outstanding (Note 20).......................      45,613        45,613     533,059,355
                                                ==========    ==========     ===========

(vi) Effects of conforming to U.S. GAAP:

     The adjustments required to conform to shareholders' equity amounts with U.S. GAAP are as follows:

                                                                                 FOR THE
                                                                               NINE MONTH
                                                      FOR THE YEARS ENDED     PERIOD ENDED
                                                         DECEMBER 31,         SEPTEMBER 30,
                                                    -----------------------   -------------
                                                       1995         1996          1997
                                                      THCH$        THCH$          THCH$
                                                    ----------   ----------   -------------
                                                                               (UNAUDITED)
Shareholders' equity as shown in the Chilean GAAP
  financial statements............................  (2,705,421)  (4,210,929)      337,764
Impairment of long-lived assets (paragraph
  a(iii)).........................................          --     (199,829)           --
Allowance for doubtful accounts (paragraph
  a(iv))..........................................          --     (293,998)           --
                                                    ----------   ----------      --------
Subtotal..........................................          --     (493,827)           --

Deferred tax effect of the above adjustments......          --       74,074            --
                                                    ----------   ----------      --------
Shareholders' equity in accordance with U.S.
  GAAP............................................  (2,705,421)  (4,630,682)      337,764
                                                    ==========   ==========      ========

                               IUSATEL CHILE S.A.

RESTATED FOR GENERAL PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
           CHILEAN PESOS (THCH$) AND THOUSANDS OF US DOLLARS (THUS$)

28. DIFFERENCES BETWEEN CHILEAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, CONTINUED:

(b) Additional Disclosure:

(i) Statements of Cash Flows:

     Information for inclusion in the statement of cash flows presented in U.S. GAAP format is as follows:

                                                                                           NINE MONTHS
                                                                FOR THE YEARS ENDED           ENDED
                                                                    DECEMBER 31,          SEPTEMBER 30,
                                                              ------------------------    --------------
                                                                 1995          1996            1997
                                                                THCH$         THCH$           THCH$
                                                              ----------    ----------    --------------
Cash flows from operating activities:
  Net loss..................................................  (2,580,230)   (1,505,508)     (1,227,894)
  Adjustments to reconcile net income to net cash provided
    by
    operating activities:
    Depreciation............................................     162,203       223,279         146,287
    Provision for losses on accounts receivable.............      45,422       433,914         264,504
    Gain on sale of fixed assets............................         203            --
    Write-off of fixed assets...............................          --            --         221,623
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable............    (553,014)   (1,014,774)        194,297
                                                              ----------    ----------      ----------
      Decrease in inventories...............................        (627)       (4,691)            (95)
      (Increase) decrease in taxes recoverable..............     (55,946)       15,212          79,029
      (Increase) decrease in prepaid expenses...............    (150,341)       30,037         132,997
      (Increase) decrease in other assets...................     (29,352)       (3,684)         27,770
      Increase (decrease) in accounts payable...............     146,427       107,936        (169,162)
      Increase (decrease) in accrued liabilities and
        other...............................................     300,625      (101,419)        161,125
                                                              ----------    ----------      ----------
Net cash used by operating activities.......................  (2,714,630)   (1,819,698)       (169,519)
                                                              ----------    ----------      ----------
Cash flow from investing activities:
  Acquisition of fixed assets...............................    (274,734)     (171,534)        (41,777)
                                                              ----------    ----------      ----------
Net cash (used) provided by investing activities............    (274,734)     (171,534)        (41,777)
                                                              ----------    ----------      ----------
Cash flow from financing activities:
  Net decrease in short-term bank liabilities...............   2,236,641       (31,284)         14,202
  Payments on capital lease obligations.....................          --       (68,588)        (87,165)
  Net increase (decrease) in notes payable..................     124,211       246,992          87,843
  Increase in amounts payable to related parties............     699,890     1,795,795         259,676
                                                              ----------    ----------      ----------
Net cash provided (used) by financing activities............   3,060,742     1,942,915         274,556
                                                              ----------    ----------      ----------
Net increase (decrease) in cash and cash equivalents........      71,378       (48,317)         63,260
                                                              ----------    ----------      ----------
Cash and cash equivalents at beginning of period............         697        72,075          24,685
                                                              ==========    ==========      ==========
Cash and cash equivalents at end of period..................      72,075        23,758          87,945
                                                              ==========    ==========      ==========
Supplemental Cash Flow Information:
  Interest paid.............................................      99,099       220,340
Supplemental Non-cash Investing and Financing Activities:
a.     During the two years ended December 31, 1995 and 1996,
       Iusatel financed certain capital expenditures totaling ThCh$
       274,280 and ThCh$ 205,692, respectively, by entering into
       capital leasing arrangements.
b.     During the two years ended December 31, 1995 and 1996,
       Iusatel acquired assets and assumed a corresponding
       liability with related parties totaling ThCh$ 51,204 and
       ThCh$ 385,774, respectively.

           =========================================================

  No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the making of The Exchange Offer pursuant to this Prospectus nor the acceptance of the Existing Notes for surrender for exchange pursuant thereto shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Available Information................     4
Prospectus Summary...................     5
Risk Factors.........................    19
Convertible Debentures...............    33
Use of Proceeds......................    34
Capitalization.......................    35
The Exchange Offer...................    36
Unaudited Pro Forma Condensed
  Combined Financial Information.....    45
Selected Historical Financial Data...    52
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    55
Business.............................    64
Management...........................    86
Certain Relationships and Related
  Party Transactions.................    91
Description of New Notes.............    93
Certain Federal Income Tax
  Considerations.....................   127
Plan of Distribution.................   131
Legal Matters........................   131
Experts..............................   131
Glossary of Defined Terms............   132
Index to Financial Statements........   F-1

           =========================================================
           =========================================================

                      [INTERAMERICAS COMMUNICATIONS LOGO]

                            ------------------------
                               OFFER TO EXCHANGE
                            ------------------------

                     14% SENIOR NOTES DUE OCTOBER 27, 2007,
                              FOR ALL OUTSTANDING
                     14% SENIOR NOTES DUE OCTOBER 27, 2007

                            ------------------------

                                           , 1997

           =========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ICCA's Articles of Incorporation and By-laws contain certain provisions that eliminate the liability of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act, except that they do not eliminate liability for: (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (iv) any transaction from which the director derived an improper personal benefit. The Texas Business Corporation Act provides that Texas corporations may indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of such person, if such person (i) conducted himself in good faith and
(ii) reasonably believed that his conduct was in the corporation's best interests or, in the case of any criminal proceeding, that his conduct was not unlawful and opposed to the corporation's best interests. The indemnification provision does not permit indemnification of officers, directors and employees
(i) when such persons are found liable to the corporation or (ii) for any transaction from which such persons derive improper personal benefits. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of the Company and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

     The Company has entered into an indemnification agreement with each director (an "Indemnitee"). Pursuant to the indemnification agreement, the Company will indemnify an Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the agreement, ICCA's Articles of Incorporation and By-laws, or statute. In addition, the Company will indemnify each Indemnitee against any and all expenses incurred in connection with claims relating to the fact that such Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary of the Company, and the Company will advance all such expenses. The Company maintains directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                                 EXHIBIT
-------                                -------
  3.1   --   Articles of Incorporation of InterAmericas Communications
             Corporation previously filed as an Exhibit to the
             Registrant's Form 8-A Registration Statement, filed with the
             Commission on November 29, 1994 and incorporated herein by reference.
  3.2   --   By-laws of InterAmericas Communications Corporation
             previously filed as an Exhibit to the Registrant's Form 8-A
             Registration Statement, filed with the Commission on
             November 29, 1994 and incorporated herein by reference.
  4.1   --   Purchase Agreement, dated as of October 21, 1997 by and
             among InterAmericas Communications Corporation, Hewster
             Chile S.A. Red de Servicios Empresariales de
             Telecommunicaciones S.A. and UBS Securities LLC.
  4.2   --   Form of Existing Note.
  4.3   --   Indenture, dated as of October 27, 1997 between
             InterAmericas Communications Corporation and State Street
             Bank & Trust Company, N.A.
  4.4   --   A/B Exchange Registration Rights Agreement, dated as of
             October 27, 1997, between InterAmericas Communications
             Corporation and UBS Securities LLC.

EXHIBIT
NUMBER                                 EXHIBIT
-------                                -------
  4.5   --   Warrant Agreement, dated as of October 27, 1997, between the
             Company and State Street Bank & Trust Company, N.A.
  4.6   --   Warrant Registration Rights Agreement, dated as of October
             27, 1997 between InterAmericas Communications Corporation
             and UBS Securities LLC.
  4.7   --   Specimen of InterAmericas Communications Corporation 14%
             Senior Note due October 27, 2007.
  4.8   --   Proceeds Pledge and Escrow Agreement, dated as of October
             27, 1997 between InterAmericas Communications Corporation
             and State Street Bank and Trust Company, N.A.
  5.1   --   Opinion and Consent of Baker & McKenzie regarding validity of the New Notes (to be filed by amendment).
  8.1   --   Opinion re tax matters (to be filed by amendment).
 10.1   --   Stock Purchase Agreement, dated as of September 9, 1997,
             between InterAmericas Communications Corporation and
             Inversiones Druma S.A. for the acquisition of 99.9% of the outstanding shares of capital of Iusatel Chile S.A.,
             previously filed as an exhibit to Registrant's Current
             Report on Form 8-K, filed with the Commission on September
             24, 1997 and incorporated herein by reference.
 10.2   --   Employment and Severance Agreement, dated as of October 7,
             1997, between InterAmericas Communications Corporation and
             Patricio E. Northland, previously filed as an exhibit to
             Registrant's Current Report on Form 8-K filed with the
             Commission on October 16, 1997 and incorporated herein by
             reference.
 10.3   --   Settlement Agreement, dated as of October 4, 1997, between
             InterAmericas Communications Corporation and each of Maroon
             Bells Capital Partners, Inc., Theodore Swindells, Paul A.
             Moore and Philip Magiera, previously filed as an exhibit to
             Registrant's Current Report on Form 8-K filed with the
             Commission on October 16, 1997 and incorporated herein by
             reference.
 10.4   --   Settlement Agreement, dated as of October 3, 1997, between
             InterAmericas Communications Corporation and Eleazar Donoso,
             previously filed as an exhibit to Registrant's Current
             Report on Form 8-K filed with the Commission on October 16,
             1997 and incorporated herein by reference.
 15.1   --   Letter re Interim Unaudited Financial Statements (to be
             filed by amendment).
 21.1   --   Subsidiaries of the Company.
 23.1   --   Consent of Price Waterhouse LLP.
 23.2   --   Consent of Coopers & Lybrand/Langton Clarke y Cia.
 23.3   --   Consent of Baker & Mckenzie (included in Exhibit 5.1).
 25.1   --   Statement of Eligibility of State Street Bank and Trust
             Company, N.A.
 27.1   --   Financial Data Schedule previously filed as an exhibit to
             Registrant's Quarterly Report on Form 10-QSB, filed with the
             Commission on November 13, 1997.
 99.1   --   Form of Letter of Transmittal.
 99.2   --   Form of Notice of Guaranteed Delivery.
 99.3   --   Form of Exchange Agent Agreement.
 99.4   --   Form of Information Agent Agreement.

ITEM 22. UNDERTAKINGS

     1. The undersigned Registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     2. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph l. immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNDERSIGNED REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MIAMI, FLORIDA ON DECEMBER 10, 1997.

                                          INTERAMERICAS COMMUNICATIONS
                                          CORPORATION

                                          By: /s/ DOUGLAS G. GEIB II
                                          --------------------------------------
                                          Name: Douglas G. Geib II
                                          Title:  Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes each of Patricio E. Northland and Douglas G. Geib II as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

                      SIGNATURE                                 TITLE                      DATE
                      ---------                                 -----                      ----

              /s/ PATRICIO E. NORTHLAND                Chairman of the Board of         December 10, 1997
-----------------------------------------------------  Directors, President and
                Patricio E. Northland                  Chief Executive Officer
                                                       (Principal Executive
                                                       Officer)

               /s/ DOUGLAS G. GEIB II                  Chief Financial Officer          December 10, 1997
-----------------------------------------------------  and Director (Principal
                 Douglas G. Geib II                    Financial and Accounting
                                                       Officer)

                /s/ DAVID C. KLEINMAN                  Director                         December 10, 1997
-----------------------------------------------------
                  David C. Kleinman

                /s/ GEORGE A. CARGILL                  Director                         December 10, 1997
-----------------------------------------------------
                  George A. Cargill

            /s/ PATRICIO SILVA ECHENIQUE               Director                         December 10, 1997
-----------------------------------------------------
              Patricio Silva Echenique

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
-------
  4.1   --   Purchase Agreement, dated as of October 21, 1997 by and
             among InterAmericas Communications Corporation, Hewster
             Chile S.A. Red de Servicios Empresariales de
             Telecommunicaciones S.A. and UBS Securities LLC.
  4.2   --   Form of Existing Note.
  4.3   --   Indenture, dated as of October 27, 1997 between
             InterAmericas Communications Corporation and State Street
             Bank & Trust Company, N.A.
  4.4   --   A/B Exchange Registration Rights Agreement, dated as of
             October 27, 1997, between InterAmericas Communications
             Corporation and UBS Securities LLC.
  4.5   --   Warrant Agreement, dated as of October 27, 1997, between the
             Company and State Street Bank & Trust Company, N.A.
  4.6   --   Warrant Registration Rights Agreement, dated as of October
             27, 1997 between InterAmericas Communications Corporation
             and UBS Securities LLC.
  4.7   --   Specimen of InterAmericas Communications Corporation 14%
             Senior Note due October 27, 2007.
  4.8   --   Proceeds Pledge and Escrow Agreement, dated as of October
             27, 1997 between InterAmericas Communications Corporation
             and State Street Bank and Trust Company, N.A.
 21.1   --   Subsidiaries of the Company.
 23.1   --   Consent of Price Waterhouse LLP.
 23.2   --   Consent of Coopers & Lybrand/Langton Clarke y Cia.
 25.1   --   Statement of Eligibility of State Street Bank and Trust
             Company, N.A.
 99.1   --   Form of Letter of Transmittal.
 99.2   --   Form of Notice of Guaranteed Delivery.
 99.3   --   Form of Exchange Agent Agreement.
 99.4   --   Form of Information Agent Agreement.